                                               Filed Pursuant to Rule 424(b)(4)
                                               Registration No. 333-33403

                       THE MERIDIAN RESOURCE CORPORATION
                             CAIRN ENERGY USA, INC.

                             JOINT PROXY STATEMENT
               SPECIAL MEETINGS OF SHAREHOLDERS AND STOCKHOLDERS
                          TO BE HELD NOVEMBER 5, 1997
                             ---------------------

                       THE MERIDIAN RESOURCE CORPORATION
                         (COMMON STOCK, $.01 PAR VALUE)

                                   PROSPECTUS
                             ---------------------

     This Joint Proxy Statement/Prospectus is being furnished to shareholders of The Meridian Resource Corporation, a Texas corporation ("TMRC"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Shareholders of TMRC (the "TMRC Special Meeting") scheduled to be held on November 5, 1997, at 9:00 a.m., at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, and any adjournment or postponement thereof, and to stockholders of Cairn Energy USA, Inc., a Delaware corporation ("Cairn"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of Cairn (the "Cairn Special Meeting") scheduled to be held on November 5, 1997 at 10:00 a.m., at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, 29th Floor, Dallas, Texas, in the Henry Gilchrist Conference and Training Center and any adjournment or postponement thereof.

     At the TMRC Special Meeting and the Cairn Special Meeting, the holders of TMRC's common stock, $.01 par value ("TMRC Common Stock"), and the holders of Cairn's common stock, $.01 par value ("Cairn Common Stock"), respectively, will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated July 3, 1997 (the "Merger Agreement"), among TMRC, C Acquisition Corp., a wholly-owned subsidiary of TMRC ("Sub"), and Cairn, pursuant to which Sub will merge with and into Cairn (the "Merger") and the holders of the issued and outstanding shares of Cairn Common Stock will be entitled to the right to receive 1.08 shares (the "Conversion Ratio") of TMRC Common Stock for each share of Cairn Common Stock held by them as of the effective time of the Merger. See "The Merger". A copy of the Merger Agreement is attached as Appendix A. It is anticipated that the Merger will be effected as soon as practicable following the special meetings.

     Based on the 17,586,278 shares of Cairn Common Stock outstanding as of September 19, 1997, and the 840,167 shares of Cairn Common Stock reserved for issuance pursuant to outstanding Cairn options, an aggregate of 18,993,180 shares of TMRC Common Stock will be issued to the current Cairn stockholders in the Merger and an additional 907,380 shares of TMRC Common Stock will be reserved for issuance to the holders of outstanding Cairn options. As a result, an aggregate of 19,900,560 shares of TMRC Common Stock would be issued or reserved for issuance (representing approximately 54.5% of the outstanding shares of TMRC Common Stock on a fully-diluted basis) pursuant to the Merger Agreement. Based on the market price of TMRC Common Stock as of September 26, 1997, the market value of the consideration to be paid to the holders of Cairn Common Stock in the Merger would be $14.24 per share of Cairn Common Stock for an aggregate total consideration for all outstanding shares and options of $262.4 million.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of TMRC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 19,900,560 shares of TMRC Common Stock in connection with the Merger.

     This Joint Proxy Statement/Prospectus is first being mailed to shareholders of TMRC and to stockholders of Cairn on or about October 6, 1997.

     On September 26, 1997, the closing prices of TMRC Common Stock and Cairn Common Stock, as reported on the New York Stock Exchange, Inc. ("NYSE") and the Nasdaq National Market ("Nasdaq"), respectively, were $13 3/16 and $13 1/2.
                             ---------------------

                          SEE RISK FACTORS ON PAGE 21.
                             ---------------------
THE SHARES OF TMRC COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE
 NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The date of this Joint Proxy Statement/Prospectus is October 6, 1997.

                               TABLE OF CONTENTS

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                                                              PAGE
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AVAILABLE INFORMATION.......................................    5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    6
FORWARD-LOOKING STATEMENTS..................................    7
SUMMARY.....................................................    8
  The Companies.............................................    8
  The Special Meetings......................................    8
  The Merger................................................    9
  The Combined Company......................................    9
  Opinions of Financial Advisors............................   10
  Terms of the Merger.......................................   10
  Comparative Rights of Shareholders of TMRC and
     Stockholders of Cairn..................................   15
  Market Price and Dividend Information.....................   16
  The Meridian Resource Corporation Summary Historical
     Financial Information..................................   17
  Cairn Energy USA, Inc. Summary Historical Financial
     Information............................................   18
  The Meridian Resource Corporation and Cairn Energy USA,
     Inc. Pro Forma Combined Summary Financial
     Information............................................   19
  Comparative Per Share Information.........................   20
RISK FACTORS................................................   21
GENERAL INFORMATION ABOUT THE MEETINGS......................   21
  Date, Time and Place of Special Meetings..................   21
  Record Date and Outstanding Shares........................   21
  Purposes of the Special Meetings..........................   22
  Vote Required.............................................   22
  Voting and Revocation of Proxies..........................   22
  Solicitation of Proxies...................................   23
  Other Matters.............................................   23
THE MERGER..................................................   23
  General Description of the Merger.........................   23
  Background................................................   23
  TMRC's Reasons for the Merger.............................   29
  Recommendation of TMRC's Board of Directors...............   30
  Cairn's Reasons for the Merger............................   30
  Recommendation of Cairn's Board of Directors..............   31
  Opinions of Financial Advisors............................   31
THE MERIDIAN RESOURCE CORPORATION SELECTED FINANCIAL
  INFORMATION...............................................   43
CAIRN ENERGY USA, INC. SELECTED FINANCIAL INFORMATION.......   44
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   45

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
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MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION.......   54
TMRC........................................................   55
CAIRN.......................................................   67
COMBINED COMPANY............................................   76
TERMS OF THE MERGER.........................................   77
  Effective Time of the Merger..............................   77
  Manner and Basis of Converting Shares.....................   77
  Conditions to the Merger..................................   78
  Representations and Warranties of TMRC and Cairn..........   80
  Conduct of Business of Cairn and TMRC Prior to the
     Merger.................................................   80
  Conduct of Business of the Combined Company Following the
     Merger and Management..................................   82
  No Solicitation...........................................   82
  No Withdrawal of Recommendation...........................   83
  Termination or Amendment of the Merger Agreement..........   83
  Certain Damages, Payments and Expenses....................   84
  Indemnification...........................................   84
  Cairn Options and Stock Plans.............................   85
  Employee Matters..........................................   85
  Material U.S. Federal Income Tax Consequences.............   85
  Accounting Treatment......................................   86
  Governmental and Regulatory Approvals.....................   86
  NYSE Listing..............................................   87
  Interests of Certain Persons in the Merger................   87
  Restrictions on Resales by Affiliates.....................   88
  No Dissenters' Rights.....................................   89
  Legal Proceedings.........................................   89
COMPARATIVE RIGHTS OF SHAREHOLDERS OF TMRC AND STOCKHOLDERS
  OF CAIRN..................................................   89
  Special Vote Required for Certain Business Combinations...   89
  Cairn Stockholder Rights Agreement........................   91
  Amendments to the Articles or Certificate of
     Incorporation..........................................   92
  Mergers, Exchanges, Consolidations and Dissolutions.......   92
  Disposition of Assets.....................................   92
  Board Vacancies, Removal of Directors and Classified
     Boards.................................................   93
  Committees of the Board of Directors......................   93
  Indemnification of Directors..............................   93
  Shareholder List and Access to Other Information..........   94
  Calling of Special Meeting................................   94
  Amendments to Bylaws......................................   94

                                        3
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
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MANAGEMENT..................................................   95
  Directors and Executive Officers of TMRC..................   95
  Directors and Executive Officers of Cairn.................   98
  Stock Ownership of Principal Stockholders and Management
     of Cairn...............................................  100
RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS...........  101
LEGAL MATTERS...............................................  101
EXPERTS.....................................................  101
STOCKHOLDERS' PROPOSALS.....................................  102
GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS...............  103
INDEX OF CERTAIN DEFINED TERMS..............................  104
APPENDIX A..................................................  A-1
APPENDIX B..................................................  B-1
APPENDIX C..................................................  C-1

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

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TMRC OR CAIRN. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TMRC OR CAIRN SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     TMRC and Cairn are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by TMRC and Cairn with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material of TMRC and Cairn may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information filed by TMRC also may be inspected at the offices of the New York Stock Exchange, Incorporated, 20 Broad Street, New York, New York 10005, on which the TMRC Common Stock is listed. Such reports, proxy statements and other information concerning Cairn also can be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C., on which the Cairn Common Stock is listed.

     TMRC has filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to TMRC and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Joint Proxy Statement/ Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement being qualified in its entirety by such reference. All information herein with respect to TMRC and its affiliates, including Sub, has been furnished by TMRC, and all information herein with respect to Cairn and its affiliates has been furnished by Cairn.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by TMRC with the Commission (File No. 1-10671) are incorporated by reference herein:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A dated April 30, 1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1997;

          (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (d) Current Report on Form 8-K dated July 3, 1997;

          (e) Current Report on Form 8-K dated September 15, 1997; and

          (f) The description of TMRC Common Stock contained in TMRC's Registration Statement on Form 8-A, as filed with the Commission on March 19, 1997, including any amendment or report filed for the purpose of updating such description.

     The following documents previously filed by Cairn with the Commission (File No. 0-10156) are incorporated by reference herein:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A dated April 30, 1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1997;

          (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (d) Current Report on Form 8-K dated April 3, 1997;

          (e) Current Report on Form 8-K dated July 16, 1997;

          (f) The description of the Cairn Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on January 29, 1982, including any amendment or report filed for the purpose of updating such description; and

          (g) The description of the Cairn Rights contained in Cairn's Registration Statement on Form 8-A, as filed with the Commission on April 4, 1997, including any amendment or report filed for the purpose of updating such description.

     All documents filed by TMRC and Cairn pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/ Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/ Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     TMRC undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Requests for copies should be directed to The Meridian Resource Corporation, 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079,
Attention: Corporate Secretary (Telephone number (281) 558-8080).

     Cairn undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Requests for copies should be directed to Cairn Energy USA, Inc., 8115 Preston Road, Suite 500, Dallas, Texas 75225, Attention: Corporate Secretary (Telephone number (214) 369-0316).

                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other matters, analyses, including opinions from independent financial advisors to TMRC's Board of Directors and Cairn's Board of Directors, as to the fairness from a financial point of view of the Conversion Ratio to the shareholders of TMRC and Cairn, respectively, based on forecasts of future results that are not yet determinable. Such forward-looking statements also relate to TMRC's and Cairn's future prospects, developments, oil and gas reserves and properties and business strategies for their operations and synergies that are possible from the Merger. These forward-looking statements are identified by their use of terms and phrases such as "anticipate", "expect", "estimate", "intend", "project", "believe", and similar terms and phrases and are contained in sections entitled "Summary", "The Merger", "Terms of the Merger -- Certain US Federal Income Tax Consequences", "TMRC", "Cairn" and other sections of this Joint Proxy Statement/Prospectus and in the documents incorporated herein by reference. Although TMRC and Cairn believe that the expectations described in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Joint Proxy Statement/Prospectus. These risks include changes in market conditions in the oil and gas industry and demand and prices for oil and gas, the ability of TMRC to integrate and realize anticipated synergies related to the combination of TMRC and Cairn, dependence on current managements, the ability of TMRC to achieve and execute internal business plans, the impact of any economic downturns and inflation and other market factors affecting the demand and supply of oil and gas, the timing of drilling new prospects, the ability of TMRC to successfully identify and complete its and Cairn's current prospects, variation in actual production results from that estimated in existing reserve data, regulatory changes affecting exploration activities and higher costs associated with drilling. Many of these risks are more specifically described in TMRC's and Cairn's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. This summary does not contain a complete statement of all material information relating to the Merger and the Merger Agreement and is subject and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the Merger Agreement, which is attached hereto and incorporated herein by reference, and the other appendices attached hereto. As used in this Joint Proxy Statement/Prospectus, unless the context otherwise requires, the term "TMRC" means The Meridian Resource Corporation and its consolidated subsidiaries and the term "Cairn" means Cairn Energy USA, Inc. and its consolidated subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. For convenience of the reader, an index of certain defined terms used herein appears on page 104 and a "Glossary of Certain Oil and Gas Terms" appears on page 103.

                                 THE COMPANIES

     TMRC and Sub. TMRC is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology. TMRC's exploration efforts currently are focused primarily onshore and offshore in the coastal areas of the Louisiana and Texas Gulf Coast. See "TMRC". Sub is a wholly-owned subsidiary of TMRC, incorporated in Delaware in June 1997 for the purpose of effecting the Merger pursuant to the Merger Agreement. The principal executive offices of TMRC and Sub are located at 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079, and their telephone number at that address is (281) 558-8080.

     Cairn. Cairn explores for, develops and produces natural gas and oil reserves, principally on the Outer Continental Shelf of the Gulf of Mexico. Cairn also has interests in properties in onshore areas, principally in the Appalachian region. Cairn identifies exploratory prospects by integrating 3-D and 2-D seismic technology with information about surrounding geological features and high-grading prospects that exhibit "bright spot" seismic anomalies by using extensive computer-aided geophysical modeling and amplitude versus offset analysis. See "Cairn". The principal executive offices of Cairn are located at 8115 Preston Road, Suite 500, Dallas, Texas 75225, and its telephone number at that address is (214) 369-0316.

                              THE SPECIAL MEETINGS

     Time, Date, Place and Purpose. The TMRC Special Meeting will be held at 9:00 a.m., on November 5, 1997, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, for the purpose of approving and adopting the Merger and the Merger Agreement. The Cairn Special Meeting will be held at 10:00 a.m., on November 5, 1997, at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, 29th Floor, Dallas, Texas, in the Henry Gilchrist Conference and Training Center, for the purpose of approving and adopting the Merger and the Merger Agreement. See "General Information about the Meetings".

     Record Date and Vote Required. The Boards of Directors of TMRC and Cairn have fixed the close of business on September 23, 1997 and September 19, 1997, as their respective record dates for the determination of shareholders entitled to notice of, and to vote at, respectively, the special meetings and any adjournments thereof. Only holders of record of TMRC Common Stock at the close of business on September 23, 1997 and holders of record of Cairn Common Stock at the close of business on September 19, 1997 are entitled to notice of, and to vote at, the TMRC Special Meeting and the Cairn Special Meeting, respectively. See "General Information about the Meetings".

     Under TMRC's listing agreement with the NYSE, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of TMRC Common Stock represented, in person or by proxy, and entitled to vote at the TMRC Special Meeting. Under Delaware law, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Cairn Common Stock outstanding and entitled to vote thereon. See "General Information about the Meetings -- Vote Required".

     At the close of business on September 23, 1997, there were 14,407,019 shares of TMRC Common Stock outstanding and entitled to vote at the TMRC Special Meeting, of which the directors and officers of TMRC and their affiliates held 648,554 shares, representing 4.5% of the outstanding shares. Such persons have indicated to TMRC that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. See "General Information about the Meetings".

     At the close of business on September 19, 1997, there were 17,586,278 shares of Cairn Common Stock outstanding and entitled to vote at the Cairn Special Meeting. At the close of business on September 19, 1997, the directors and officers of Cairn and their affiliates held 2,631,777 shares, representing approximately 15.0% of the outstanding shares. Such persons have indicated to Cairn that they intend to vote their shares in favor of the adoption of the Merger and the Merger Agreement. See "General Information about the Meetings".

                                   THE MERGER

     General Terms; Conversion Ratio. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), Sub will be merged with and into Cairn, with each outstanding share of Cairn Common Stock being converted into the right to receive 1.08 shares of TMRC Common Stock. After the Merger, Cairn will be a wholly-owned subsidiary of TMRC. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     Based on the number of shares of TMRC Common Stock and Cairn Common Stock outstanding as of their respective record dates, approximately 33,400,199 shares of TMRC Common Stock will be outstanding immediately following the Effective Time, of which 14,407,019 shares, representing 43.1% of the total, will be held by the current holders of the TMRC Common Stock, and 18,993,180 shares, representing 56.9% of the total, will be held by the former holders of Cairn Common Stock.

       Recommendations of the Boards of Directors.

     The TMRC Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, TMRC and the holders of TMRC Common Stock and unanimously recommends that the holders of TMRC Common Stock approve and adopt the Merger and the Merger Agreement. See "The Merger -- Background", "The Merger -- TMRC's Reasons for the Merger" and "The Merger -- Recommendation of TMRC's Board of Directors".

     The Cairn Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Cairn and the holders of Cairn Common Stock and unanimously recommends that the holders of Cairn Common Stock approve and adopt the Merger and the Merger Agreement. See "The Merger -- Background", "The Merger -- Cairn's Reasons for the Merger" and "The Merger -- Recommendation of Cairn's Board of Directors".

                              THE COMBINED COMPANY

     The Merger is intended to expand each company's position as a leader among the independent oil and natural gas companies in the exploration of oil and natural gas using 3-D seismic technology by adding to TMRC's existing operations Cairn's proven expertise in the use of 3-D seismic for offshore exploration and large inventory of offshore prospects. The Merger also is expected to provide each company with a greater market capitalization and liquidity for its shareholders. In identifying Cairn as a candidate for a potential business combination, TMRC's Board of Directors took into account various factors that it believed created a strategic fit between the two companies, including Cairn's success rate in the development of 3-D seismic exploration projects, Cairn's reserve base and prospect inventory, Cairn's highly-skilled technical and professional staffs and the timing of projects and future exploration activities between the two companies.
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

     In addition, on a pro forma combined basis, the operations of Cairn would have represented 58.3%, 52.8%, 54.4%, and 37.7% of the combined company's total assets, shareholders' equity, revenues from production and net income before income taxes for the year ended December 31, 1996, and 57.7%, 55.4%, 50.5%, and 35.9%, respectively, of such items, respectively, for the six months ended June 30, 1997. See "The Merger -- Background", "The Merger -- TMRC's Reasons for the Merger", "TMRC's Summary Historical Financial Information", "Cairn's Summary Historical Financial Information" and "Unaudited Pro Forma Combined Financial Information".

                         OPINIONS OF FINANCIAL ADVISORS

     TMRC. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial advisor to TMRC, has rendered to TMRC's Board of Directors a written opinion, dated July 3, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Ratio was fair to TMRC from a financial point of view. A copy of the opinion of Merrill Lynch dated July 3, 1997 is attached hereto as Appendix B and should be read carefully and in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Merrill Lynch is directed to TMRC's Board of Directors and relates only to the fairness of the Conversion Ratio from a financial point of view to TMRC, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the TMRC Special Meeting. See "The Merger -- Opinions of Financial
Advisors -- Merrill Lynch Opinion".

     Cairn. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to Cairn, has rendered to Cairn's Board of Directors and the Special Committee of the Board of Directors a written opinion, dated July 3, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Ratio was fair to the stockholders of Cairn from a financial point of view. A copy of the opinion of DLJ dated July 3, 1997 is attached hereto as Appendix C and should be read carefully and in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of DLJ is directed to Cairn's Board of Directors and the Special Committee of the Board of Directors and relates only to the fairness of the Conversion Ratio from a financial point of view to the holders of Cairn Common Stock, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Cairn Special Meeting. See "The Merger -- Opinions of Financial Advisors -- DLJ Opinion".

                              TERMS OF THE MERGER

     Effective Time of the Merger. The Merger will become effective at the effective time set forth in the certified copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware with respect to the Merger (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable following the TMRC Special Meeting and the Cairn Special Meeting. See "Terms of the
Merger -- Effective Time of the Merger".

     Exchange of Cairn Stock Certificates. As soon as practicable after the Effective Time, American Stock Transfer & Trust Company (the "Exchange Agent") will mail a letter of transmittal and other information to each holder of record of Cairn Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Cairn Common Stock for certificates representing shares of TMRC Common Stock and cash in lieu of any fractional shares. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF CAIRN PRIOR TO THE APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     Assumption of Cairn Options. The Merger Agreement requires Cairn to take such action as may be necessary so that from and after the date of the Merger Agreement, no further grants of stock, options, or other rights shall be made under any stock option plan, stock bonus plan and similar plans of Cairn under which the delivery of Cairn Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options ("Stock Plans"), and that after the Effective Time, outstanding options to purchase shares of Cairn Common Stock shall be exercisable to purchase a number of shares of TMRC Common Stock as may be determined by applying the Conversion Ratio. The Merger will constitute a "Change of Control" under the Stock Plans and all Cairn stock options will become fully vested and immediately exercisable as of the Effective Time. See "Terms of the Merger -- Cairn Options and Stock Plans".

     Employee Matters. Under the Merger Agreement, TMRC has agreed to maintain the level of benefits provided to the employees and all former employees of Cairn that were in effect as of July 3, 1997 (other than benefits under any Stock Plans) until TMRC has provided benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees of TMRC. See "Terms of the Merger -- Employee Matters".

     Other Conditions to the Merger. In addition to the approval and adoption of the Merger and the Merger Agreement by the requisite votes of the shareholders of TMRC and Cairn and the receipt of regulatory approvals, the respective obligations of TMRC and Cairn to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including, but not limited to, (a) confirmation of the tax opinions relating to the Merger and accountants' advice that the transaction should be accounted for as a pooling of interests; (b) the receipt by each party of various legal opinions, certificates and consents; (c) the nonwithdrawal of the opinions of the financial advisors; (d) the accuracy as of the date of the Merger Agreement and as of the Closing Date in all material respects of the representations and warranties of TMRC and Cairn and compliance in all material respects with all agreements and covenants by each party to be performed on or before the date on which all conditions precedent to the Merger have been satisfied or waived (the "Closing Date"); and (e) the absence of any material adverse change having occurred with respect to TMRC or Cairn since the date of the Merger Agreement. There can be no assurance that all of the conditions set forth in the Merger Agreement will be satisfied. See "Terms of the Merger -- Conditions to the Merger".

     Waiver of Conditions. The various conditions to the obligations of TMRC and Cairn to consummate the Merger may be waived by the party to which such conditions are applicable subject to such restrictions as may exist under law that would prohibit the consummation of the Merger notwithstanding such waiver. Such conditions that could not be waived by law or without a material violation of law are (a) the requirements of shareholder approval by TMRC and Cairn and
(b) the effectiveness of the registration statement on the Closing Date. In addition, neither TMRC nor Cairn contemplate waiving any of the conditions relating to (a) the receipt of legal or tax opinions; (b) the receipt of the letters from Ernst & Young LLP that the Merger should be accounted for as a pooling of interests or (c) the absence of any revocation of the fairness opinions of Merrill Lynch or DLJ.

     Management After the Merger. Upon consummation of the Merger, the Board of Directors of TMRC will remain unchanged. However, the Merger Agreement provides that TMRC shall, on or before the 90th day after the Effective Time (the "Election Date"), either (a) elect to its Board of Directors an independent director who is not an affiliate of TMRC nor a person whose business relationship with TMRC during the preceding three years would require disclosure as a related party transaction under the rules of the Commission (an "Independent Director") or (b) elect as a director of TMRC a person to be agreed upon by Cairn and TMRC for a term from the Election Date until TMRC's annual meeting of shareholders to be held in 1998, and at such annual meeting elect an Independent Director.

     Under the terms of the Merger Agreement, TMRC is required to terminate (or cause Cairn to terminate) the employment of each of Michael R. Gilbert, the President and Chief Executive Officer and a director of Cairn, and Robert P. Murphy, Vice President -- Exploration and a director of Cairn, pursuant to their respective employment contracts, which extend through December 31, 1998. The termination of each of Mr. Gilbert and Mr. Murphy is required by the Merger Agreement to occur on the 90th day after the Effective Time; provided, however, such individuals and TMRC may mutually agree to enter into an employment contract and waive the requirements of this section of the Merger Agreement. Such termination is intended to assure a transition in management following the Merger while allowing such persons to maintain their benefits under these contracts. See "Terms of the Merger -- Conduct of Business of the Combined Company Following the Merger and Management" and "Terms of the Merger -- Interests of Certain Persons in the Merger".

     No Solicitation. The Merger Agreement provides that neither TMRC nor Cairn shall, or permit any of its representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any tender or exchange offer, proposal from any third party for a merger, consolidation or other business combination involving such party or any of its material subsidiaries, any proposal or offer to acquire from a party in any manner, directly or indirectly, any equity or voting securities of that party in excess of 15% of the equity voting securities of that party or any subsidiary thereof or a material amount of the assets of that party and its subsidiaries, taken as a whole, or any proposal or offer to acquire from the shareholders of that party by tender offer, exchange offer or otherwise more than 15% of the outstanding common stock of that party (a "Takeover Proposal"), or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Notwithstanding the foregoing, TMRC and Cairn may, prior to the vote of their respective shareholders for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information to any person to the extent that the Board of Directors of TMRC or Cairn, as the case may be, determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law, and may engage in discussions and negotiations (but may not enter into any binding agreement) regarding a Takeover Proposal with any person that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal is a Superior Takeover Proposal (as hereinafter defined) and may take and disclose to its shareholders a position following its receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act. "Superior Takeover Proposal" with respect to a party is defined in the Merger Agreement to mean any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of that party then outstanding or all or substantially all of the assets of that party on terms that the Board of Directors of that party determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to that party's shareholders than the Merger).

     Payment in the Event of Certain Takeover Proposals. Pursuant to the Merger Agreement, each party (the "Paying Party") has agreed to pay the other party a termination fee (the "Termination Fee") of $6.5 million if the Merger Agreement is terminated (a) upon three business days prior notice to the other party, if as a result of a Takeover Proposal with respect to the Paying Party that the Board of Directors of the Paying Party has determined to be a Superior Takeover Proposal, and the Board of Directors of the Paying Party determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law;
(b) by either party if (i) the Paying Party's shareholders fail to approve the Merger and Merger Agreement at a duly held special meeting, including any adjournments thereof, and (ii) at the time prior to the special meeting there shall have been a Takeover Proposal with respect to the Paying Party and the Board of Directors of the Paying Party shall have withdrawn or modified in an adverse manner its recommendation as to the Merger and Merger Agreement; (c) as a result of a material breach by the Paying Party of its obligations under the Merger Agreement to take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting for the purpose of approving the Merger and Merger Agreement, to distribute this Joint Proxy Statement/Prospectus in accordance with applicable law and the constituent documents of such party, or to recommend to its shareholders the approval of the Merger and Merger Agreement; and (d) as a result of the Board of Directors of the Paying Party withdrawing or modifying, or proposing to withdraw or modify, in a manner adverse to the other party its approval or recommendation of the Merger and Merger Agreement or take any action having such effect or approve or recommend, or propose to approve or recommend, any Takeover Proposal relating to the Paying Party. See "Terms of the Merger -- Certain Damages, Payments and Expenses".

     Each Paying Party also has agreed in the Merger Agreement to pay to the other party the Termination Fee if the Merger Agreement is terminated by the other party if the Paying Party's shareholders do not approve the Merger and the Merger Agreement, if (a) after the date of the Merger Agreement and before the special meeting for the Paying Party, a Takeover Proposal with respect to the Paying Party shall have been made by any person or group of persons (an "Acquiring Person"), (b) the shareholders of the Paying Party shall not have approved the Merger at the special meeting and (c) at or prior to one year after the date of termination of the Merger Agreement, the Acquiring Person or any affiliate of the Acquiring Person shall have effected a Takeover Proposal with respect to the Paying Party. See "Terms of the Merger -- Certain Damages, Payments and Expenses".

     Each Paying Party also has agreed to pay to the other party, an amount in cash equal to the out-of-pocket expenses incurred by the other party not in excess of $1.0 million arising out of or in connection with the Merger or Merger Agreement in the event of termination of the Merger Agreement due to a breach of a material representation, warranty or covenant of the Paying Party under the Merger Agreement or if the Paying Party's Board of Directors withdraws its recommendation or approval as to the Merger or Merger Agreement or approves or recommends or proposes to approve or recommend any Takeover Proposal with respect to such party; provided however, that the aggregate of the out-of-pocket expenses and the Termination Fee shall not exceed $7.0 million. See "Terms of the Merger -- Certain Damages, Payments and Expenses".

     Termination or Amendment of the Merger Agreement. In addition to circumstances involving a Takeover Proposal of Cairn or TMRC as set forth above under "-- Payment in the Event of Certain Takeover Proposals", the Merger Agreement may be terminated: (a) by mutual consent of TMRC and Cairn; (b) by either party if the shareholders of either Cairn or TMRC fail to approve the Merger and the Merger Agreement; (c) by either party if the Merger is not effected on or before December 31, 1997; (d) by either party if there has been a material breach by the other party of any representation, warranty or covenant of the other party set forth in the Merger Agreement; or (e) by either party if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable. See "Terms of the Merger -- Termination or Amendment of the Merger Agreement".

     Indemnification. To the fullest extent not prohibited by law, TMRC has agreed that for a period of six years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of Cairn as provided for in Cairn's certificate of incorporation or bylaws shall continue in full force and effect. See "Terms of the Merger -- Indemnification".

     Conduct of Business Prior to the Merger. Prior to the Effective Time, TMRC and Cairn have agreed to operate their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Cairn and TMRC also have agreed to certain restrictions on their respective activities prior to the Effective Time, including certain restrictions with respect to (a) declaring or paying dividends or other distributions with respect to their capital stock, other than the declaration and payment, if desirable by TMRC, of TMRC Common Stock purchase rights under a customary form of rights plan; (b) splitting, combining or reclassifying any of their capital stock or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; (c) redeeming, repurchasing or otherwise acquiring any shares of their capital stock; (d) issuing, agreeing to issue, delivering or selling, or authorizing or proposing the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities; (e) amending their articles or certificate of incorporation or bylaws; (f) incurring obligations for borrowed money; (g) paying or discharging any liabilities or obligations other than in the ordinary course of business; (h) changing any material accounting principle;

(i) selling, leasing, mortgaging, pledging, granting a lien or otherwise encumbering or disposing of properties or assets, with certain exceptions; and
(j) acquiring, or proposing to acquire, or agreeing to acquire, by merger or consolidation, by purchase or otherwise, any assets of any business or otherwise acquiring or agreeing to acquire any assets, in each case that involves a transaction exceeding $15.0 million in the aggregate, except with the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that both TMRC and Cairn may acquire oil and gas interests in the ordinary course of business consistent with prior practice. See "Terms of the Merger -- Conduct of Business of Cairn and TMRC Prior to the Merger".

     Certain U.S. Federal Income Tax Consequences. TMRC and Cairn have each received an opinion of its counsel to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, Fulbright & Jaworski, L.L.P., counsel for TMRC, has opined that no gain or loss will be recognized by TMRC, Cairn or Sub as a result of the Merger. Jenkens & Gilchrist, a Professional Corporation, counsel for Cairn, has opined that each of Cairn, TMRC and Sub are parties to the reorganization and that no gain or loss will be recognized by the stockholders of Cairn upon the receipt by them of shares of TMRC Common Stock in exchange for their shares of Cairn Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Common Stock. Such opinions are not binding on the Internal Revenue Service and are subject to various limitations and qualifications. See "The Merger -- Certain U.S. Federal Income Tax Consequences".

     Accounting Treatment. TMRC and Cairn have been advised by Ernst & Young LLP, TMRC's and Cairn's independent auditors, that, subject to customary qualifications, the Merger will be accounted for as a pooling of interests in conformity with generally accepted accounting principles. See "Terms of the Merger -- Accounting Treatment".

     Governmental and Regulatory Approvals. The Merger is exempt from the notice provisions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). TMRC and Cairn are aware of no other governmental or regulatory approvals required for the consummation of the Merger, other than compliance with applicable securities laws of the various states. See "Terms of the Merger -- Governmental and Regulatory Approvals".

     Interests of Certain Persons. In considering the recommendation of the Board of Directors of Cairn with respect to the Merger, Cairn stockholders should be aware that certain members of the Board of Directors and certain officers of Cairn have interests in the Merger separate from their interest as holders of Cairn Common Stock. Such interests include (a) assuming termination of their employment contracts on December 31, 1997, severance payments upon termination of employment and change in control payments upon termination of employment of $600,000 and $405,000 for Michael R. Gilbert and Robert P. Murphy, respectively; (b) retention payments aggregating $675,000 to 16 key employees of Cairn, including payments of $54,750 and $38,000 to Susan H. Rader and A. Allen Paul, respectively, officers of Cairn; and (c) maintenance of indemnification arrangements by TMRC for the directors and officers of Cairn for a period of six years. In addition, unvested options to purchase 97,916 and 68,333 shares of Cairn Common Stock held by Messrs. Gilbert and Murphy, respectively, will become vested as a result of the Merger and subsequent termination of their employment contracts with Cairn as well as unvested options aggregating 50,000 shares for all other employees of Cairn. The value of these unvested options, based on the difference between the exercise price and the closing sale price of Cairn Common Stock on July 25, 1997, is $119,531 and $65,625 for Messrs. Gilbert and Murphy, respectively. See "Terms of the Merger -- Interest of Certain Persons in the Merger".

     Mr. Sutherland, who was terminated in March 1997 as an officer of Cairn, has asserted that under his employment agreement he is entitled to an additional severance payment in the amount of one year base salary ($140,000) if the Merger is consummated. In addition, Mr. Sutherland has asserted that options to purchase 49,023 shares of Cairn Common Stock at exercises prices ranging from $5.75 to $6.875 per share, which expired in accordance with their term 90 days after his termination had, in fact, not expired. Cairn disagrees with Mr. Sutherland's assertions and believes that Mr. Sutherland is neither entitled to his prior options nor to any additional compensation following the Merger. To resolve this dispute, Cairn has agreed to pay Mr. Sutherland $80,000 upon consummation of the Merger in consideration of Mr. Sutherland agreeing to submit his claims with respect to his employment contract and options to binding arbitration following the Merger. The $80,000 payment will also be applied against any recovery that Mr. Sutherland may be found to be entitled to receive as a result of the arbitration. In the event Mr. Sutherland is successful with respect to his claims, Mr. Sutherland could be entitled to receive up to an additional $60,000 under his employment contract and to retain his prior options, which would provide him with a right to purchase approximately 53,240 shares of TMRC Common Stock at exercise prices ranging from $5.32 to $6.37 per share.

     In considering the recommendation of the Board of Directors of TMRC with respect to the Merger, TMRC's shareholders should be aware that the terms of certain warrants held by Joseph A. Reeves, Jr. and Michael J. Mayell provide for adjustments to those warrants in the event of the additional issuance of shares of Common Stock of TMRC. Under the terms of the such warrants held by them, each of them will be entitled to receive approximately 192,000 shares of TMRC Common Stock upon the exercise of their warrants without the payment of any additional consideration. The aggregate value of these additional shares of TMRC Common Stock, based on the closing sale price of the TMRC Common Stock on July 22, 1997, is $2.1 million for each of them. See "Terms of the Merger -- Interest of Certain Persons in the Merger".

     No Dissenters' Rights. Delaware law does not provide holders of Cairn Common Stock any appraisal rights or the statutory right to receive cash for their shares of Cairn Common Stock as a result of the Merger, and Cairn does not intend to make available any such rights to its stockholders. Similarly, Texas law does not provide for dissenters' or appraisal rights for TMRC shareholders in connection with the Merger and the Merger Agreement and TMRC does not intend to make any such rights available to its shareholders. See "Terms of the Merger -- No Dissenters' Rights".

     Legal Proceedings. On July 7, 1997, a lawsuit was filed in the Delaware Court of Chancery against Cairn, certain of its directors and TMRC (Arnold Finklestein v. Michael R. Gilbert, et al. C.A. No. 15793 NC). The lawsuit, a proposed class action, alleges that those members of Cairn's Board of Directors named as defendants breached their fiduciary duties to Cairn's stockholders in connection with the Merger. The plaintiff alleges that the Cairn Board of Directors approved the Merger and the Merger Agreement without making the requisite effort to obtain the best offer possible and that the terms of the Merger (i) were not the result of an auction process or active market check;
(ii) were arrived at without a full and thorough investigation by the Board of Directors; and (iii) failed to include appropriate mechanisms to protect the Cairn stockholders against a decline in the price of TMRC Common Stock. Plaintiff further alleges that the adoption of the Cairn Rights Agreement was entrenching in purpose and effect. Further, plaintiff alleges that TMRC aided and abetted the alleged breach of fiduciary duty by the directors of Cairn named as defendants. The lawsuit seeks to enjoin the Merger, and, in the alternative, seeks rescission of the Merger. The lawsuit also seeks compensatory damages, attorneys' fees and other costs from the defendants. Cairn and TMRC believe that the lawsuit is without merit and intend to vigorously contest it. See "Terms of the Merger -- Legal Proceedings".

COMPARATIVE RIGHTS OF SHAREHOLDERS OF TMRC AND STOCKHOLDERS OF CAIRN

     The rights of holders of Cairn Common Stock are currently governed by Delaware law, Cairn's Certificate of Incorporation and Cairn's Bylaws. Upon consummation of the Merger, holders of Cairn Common Stock will become holders of TMRC Common Stock, and their rights as holders of TMRC Common Stock will be governed by Texas law, TMRC's Second Amended and Restated Certificate of Incorporation (the "TMRC Articles") and TMRC's Bylaws. There are various differences between the rights of Cairn stockholders and the rights of TMRC shareholders, including, among others, the required vote for certain business combinations and other significant matters. See "Comparative Rights of Shareholders of TMRC and Stockholders of Cairn".

MARKET PRICE AND DIVIDEND INFORMATION

     TMRC Common Stock is traded on the NYSE under the symbol "TMR", and Cairn Common Stock is traded on Nasdaq under the symbol "CEUS". Prior to April 3, 1997, TMRC Common Stock was traded on the American Stock Exchange ("AMEX"). The following table sets forth the range of high and low sale prices for TMRC Common Stock and Cairn Common Stock for the periods indicated, as reported on the NYSE, AMEX and Nasdaq, respectively.

                                                                  TMRC               CAIRN
                                                               ------------       ------------
                                                               HIGH     LOW       HIGH     LOW
                                                               ----     ---       ----     ---
TWELVE MONTHS ENDED DECEMBER 31, 1995
  Quarter ended March 31, 1995..............................  $11 5/8  $ 9 1/8  $  8 3/4  $ 7 3/8
  Quarter ended June 30, 1995...............................   13        9 7/8    11        8 1/2
  Quarter ended September 30, 1995..........................   12 5/8   10 1/4    12 3/4   10 3/8
  Quarter ended December 31, 1995...........................   14       10 3/8    14 1/8   11 3/8
TWELVE MONTHS ENDED DECEMBER 31, 1996
  Quarter ended March 31, 1996..............................   14       10 3/4    14 1/8   10
  Quarter ended June 30, 1996...............................   13        9        14 3/4   10 1/4
  Quarter ended September 30, 1996..........................   15 1/8    9 5/16   14 3/4    9 1/4
  Quarter ended December 31, 1996...........................   18 1/2   14 5/8    12 5/8    9 3/8
TWELVE MONTHS ENDING DECEMBER 31, 1997
  Quarter ended March 31, 1997..............................   16 7/8   12 1/2    12        9 3/4
  Quarter ended June 30, 1997...............................   13 7/8   11 1/8    13 3/8   11
  Quarter ending September 30, 1997 (through September 26,
     1997)..................................................   14 3/16   9 7/8    14 3/8   10

     On July 3, 1997, the last trading day prior to the announcement by TMRC and Cairn that they had reached an agreement concerning the Merger, the closing sale prices of TMRC Common Stock as reported by the NYSE and of Cairn Common Stock as reported by Nasdaq were $12 5/16 and $13 7/16 per share, respectively. Applying the 1.08 Conversion Ratio to TMRC's closing price of $12 5/16, each share of Cairn Common Stock would be valued at $13.30. See "Market Price of Common Stock and Dividend Information".

     On September 26, 1997, the closing sale prices of TMRC Common Stock as reported by the NYSE and of Cairn Common Stock as reported by Nasdaq were $13 3/16 and $13 1/2 per share, respectively. Applying the 1.08 Conversion Ratio to TMRC's closing price of $13 3/16, each share of Cairn Common Stock would be valued at $14.24.

     Following the Merger, TMRC Common Stock will continue to be traded on the NYSE under the symbol "TMR" and the Cairn Common Stock will cease to be traded and there will be no further market for such stock.

                       THE MERIDIAN RESOURCE CORPORATION

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary historical financial information of TMRC set forth below has been derived from and should be read in conjunction with the audited and unaudited financial statements and other financial information of TMRC incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "The Meridian Resource Corporation Selected Financial Information".

                                              SIX MONTHS ENDED
                                                  JUNE 30,                   YEAR ENDED DECEMBER 31,
                                              -----------------   ----------------------------------------------
                                               1997      1996      1996      1995      1994      1993      1992
                                              -------   -------   -------   -------   -------   -------   ------
                                                 (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION:
  Revenues..................................  $15,247   $10,707   $26,387   $12,267   $ 7,860   $ 5,000   $2,868
  Cost and expenses:
    Oil and natural gas operating...........    1,860       958     2,642     1,600       921       572       40
    Depletion, depreciation and
      amortization..........................    5,579     3,935     9,014     4,999     3,069     1,759       74
    General and administrative..............    2,612     1,822     4,223     3,135     2,433     2,644    3,411
    Interest................................       64         8        20        50        17       794      264
    Other...................................       --        --        --       300        --     2,518       --
                                              -------   -------   -------   -------   -------   -------   ------
                                               10,115     6,723    15,899    10,084     6,440     8,287    3,789
                                              -------   -------   -------   -------   -------   -------   ------
  Income (loss) before income taxes.........    5,132     3,984    10,488     2,183     1,420    (3,287)    (921)
  Income tax expense........................    1,797     1,078     3,354        30        22        86       30
                                              -------   -------   -------   -------   -------   -------   ------
  Net income (loss).........................  $ 3,335   $ 2,906   $ 7,134   $ 2,153   $ 1,398   $(3,373)  $ (951)
                                              =======   =======   =======   =======   =======   =======   ======
  Net income (loss) per common and common
    equivalent share........................  $  0.21   $  0.19   $  0.45   $  0.16   $  0.12   $ (0.51)  $(0.21)
                                              =======   =======   =======   =======   =======   =======   ======
  Weighted average common and common
    equivalent shares outstanding...........   15,814    15,571    15,720    13,580    11,769     6,654    4,608
                                              =======   =======   =======   =======   =======   =======   ======

                                                                                  DECEMBER 31,
                                                JUNE 30,      ----------------------------------------------------
                                                  1997          1996       1995       1994       1993       1992
                                               -----------    --------    -------    -------    -------    -------
                                               (UNAUDITED)
BALANCE SHEET INFORMATION:
  Working capital (deficit)..................   $ (6,592)     $  3,838    $23,938    $ 2,786    $13,642    $  (190)
  Total assets...............................    115,806       103,262     86,726     37,415     32,520     10,521
  Long-term debt (including current
    maturities)..............................      6,500            --         --         --         --      4,300
  Stockholders' equity.......................     82,581        78,375     71,539     32,358     29,090      3,128

                       SUMMARY HISTORICAL OPERATING DATA

                                                SIX MONTHS
                                              ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                           --------------------   -----------------------------------------------
                                             1997        1996      1996      1995      1994      1993      1992
                                           ---------   --------   -------   -------   -------   -------   -------
                                               (UNAUDITED)
PRODUCTION DATA:
  Oil (MBbl).............................       325         182       478       219        63        24        --
  Natural gas (Mmcf).....................     3,000       2,498     5,568     4,195     3,176     1,822        --
                                           --------    --------   -------   -------   -------   -------   -------
  Natural gas equivalent (Mmcfe).........     4,950       3,590     8,436     5,509     3,554     1,966        --
AVERAGE PRICES:
  Oil ($/Bbl)............................  $  20.86    $  20.48   $ 22.19   $ 17.87   $ 16.40   $ 16.97   $    --
  Natural gas ($/Mcf)....................  $   2.72    $   2.47   $  2.60   $  1.74   $  2.03   $  2.37   $    --

                             CAIRN ENERGY USA, INC.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary historical financial information of Cairn set forth below has been derived from and should be read in conjunction with the audited and unaudited financial statements and other financial information of Cairn incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Cairn Energy USA, Inc. Selected Financial Data".

                                              SIX MONTHS
                                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                           -----------------   ----------------------------------------------
                                            1997      1996      1996      1995      1994     1993      1992
                                           -------   -------   -------   -------   ------   -------   -------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION:
  Revenues...............................  $14,718   $14,803   $30,346   $25,963   $9,892   $13,549   $14,095
  Costs and expenses:
    Oil and natural gas operating........    1,765     1,632     3,731     3,101    2,274     3,826     3,766
    Depreciation, depletion and
      amortization.......................    7,234     7,897    15,973    13,616    4,328     5,654     6,792
    General and administrative...........    1,052       778     1,481     1,511    1,522     1,266       774
    Interest.............................    1,799     1,035     2,523     2,500    1,114     1,045     1,193
    Other(1).............................       --        --        --        --       --       284      (245)
                                           -------   -------   -------   -------   ------   -------   -------
                                            11,850    11,342    23,708    20,728    9,238    12,075    12,280
                                           -------   -------   -------   -------   ------   -------   -------
  Income before income taxes.............    2,868     3,461     6,638     5,235      654     1,474     1,815
  Income tax expense.....................       --        --        --        --       --        --        --
                                           -------   -------   -------   -------   ------   -------   -------
  Net income.............................  $ 2,868   $ 3,461   $ 6,638   $ 5,235   $  654   $ 1,474   $ 1,815
                                           =======   =======   =======   =======   ======   =======   =======
  Net income per common and common
    equivalent share.....................  $  0.16   $  0.20   $  0.38   $  0.32   $ 0.05   $  0.13   $  0.18
                                           =======   =======   =======   =======   ======   =======   =======
  Weighted average common and common
    equivalent shares outstanding........   17,566    17,557    17,559    16,422   13,259    11,260    10,048
                                           =======   =======   =======   =======   ======   =======   =======

                                                                                  DECEMBER 31,
                                                   JUNE 30,     -------------------------------------------------
                                                     1997         1996       1995      1994      1993      1992
                                                   --------     --------   --------   -------   -------   -------
                                                  (UNAUDITED)
BALANCE SHEET INFORMATION:
  Working capital (deficit).....................   $ (8,956)    $  1,004   $    815   $   514   $   877   $(1,029)
  Total assets..................................    151,890      143,358    106,811    89,181    49,629    46,100
  Advances from Cairn Energy PLC................         --           --         --        --        --     2,609
  Long-term debt (including current
    maturities).................................     50,000       42,000     15,500    23,500     9,600    19,234
  Stockholders' equity..........................     93,431       90,538     83,786    61,798    37,890    22,893

---------------

(1) Includes a loss from an extraordinary item of $284,000 in 1993 associated with the early extinguishment of debt.

                       SUMMARY HISTORICAL OPERATING DATA

                                              SIX MONTHS
                                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                           -----------------   ----------------------------------------------
                                            1997      1996      1996      1995      1994     1993      1992
                                           -------   -------   -------   -------   ------   -------   -------
                                              (UNAUDITED)
PRODUCTION DATA:
  Oil (MBbl).............................      129       142       274       431      100       116       130
  Natural gas (Mmcf).....................    4,559     5,188    10,215    10,403    3,940     5,226     6,159
                                           -------   -------   -------   -------   ------   -------   -------
  Natural gas equivalent (Mmcfe).........    5,333     6,040    11,859    12,989    4,540     5,922     6,939
AVERAGE PRICES:
  Oil ($/Bbl)............................  $ 20.50   $ 20.08   $ 21.41   $ 18.14   $14.35   $ 16.04   $ 18.69
  Natural gas ($/Mcf)....................  $  2.60   $  2.28   $  2.35   $  1.70   $ 1.99   $  2.18   $  1.84

                     THE MERIDIAN RESOURCE CORPORATION AND
                        CAIRN ENERGY USA, INC. COMBINED

                PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined summary financial information of TMRC and Cairn has been derived from the pro forma financial statements and related notes included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus and gives effect to the Merger using the pooling-of-interests method of accounting. The pro forma combined statements of operations for each of the three years in the period ended December 31, 1996 and the six months ended June 30, 1997 and 1996, have been prepared by combining the historical results of operations of TMRC and Cairn for such periods adjusted for the effects of the Merger. The pro forma combined balance sheet as of June 30, 1997, has been prepared as if the combination of TMRC and Cairn had been consummated on June 30, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Financial Combined Information".

                                                          SIX MONTHS ENDED
                                                              JUNE 30,          YEAR ENDED DECEMBER 31,
                                                         ------------------   ---------------------------
                                                           1997      1996      1996      1995      1994
                                                         --------   -------   -------   -------   -------
STATEMENT OF OPERATIONS INFORMATION(1):
  Revenues.............................................  $ 29,965   $25,510   $56,733   $38,230   $17,752
  Costs and expenses:
    Oil and natural gas operating......................     3,625     2,590     6,373     4,701     3,195
    Depletion, depreciation and amortization...........    13,209    11,873    25,447    18,545     7,788
    General and administrative.........................     3,664     2,600     5,704     4,646     3,955
    Interest...........................................     1,863     1,043     2,543     2,550     1,131
    Other..............................................        --        --        --       300        --
                                                         --------   -------   -------   -------   -------
                                                           22,361    18,106    40,067    30,742    16,069
                                                         --------   -------   -------   -------   -------
  Income before income taxes...........................     7,604     7,404    16,666     7,488     1,683
  Income tax expense (benefit).........................     2,662       (26)      (26)       30        22
                                                         --------   -------   -------   -------   -------
  Net income...........................................  $  4,942   $ 7,430   $16,692   $ 7,458   $ 1,661
                                                         ========   =======   =======   =======   =======
  Net income per common and common share equivalent....  $   0.14   $  0.21   $  0.47   $  0.23   $  0.06
                                                         ========   =======   =======   =======   =======
  Weighted average common and common equivalent shares
    outstanding........................................    35,280    35,128    35,335    31,949    26,487
                                                         ========   =======   =======   =======   =======

                                                         JUNE 30,
                                                           1997
                                                         --------
BALANCE SHEET INFORMATION:
  Working capital (deficit)............................  $(23,748)
  Total assets.........................................   266,437
  Long-term debt (including current maturities)........    56,500
  Stockholders' equity.................................   169,893

---------------

(1) Excludes merger expenses estimated to be approximately $8.2 million, which will be charged to operations in the period that the Merger is consummated.

                   PRO FORMA COMBINED SUMMARY OPERATING DATA

                                                          SIX MONTHS ENDED
                                                              JUNE 30,          YEAR ENDED DECEMBER 31,
                                                         ------------------   ---------------------------
                                                           1997      1996      1996      1995      1994
                                                         --------   -------   -------   -------   -------
PRODUCTION DATA:
  Oil (Mbbl)...........................................       454       324       752       650       163
  Natural gas (Mmcf)...................................     7,559     7,686    15,783    14,598     7,116
                                                         --------   -------   -------   -------   -------
  Natural gas equivalent (Mmcfe).......................    10,283     9,630    20,295    18,498     8,094
AVERAGE PRICES:
  Oil ($/Bbl)..........................................  $  20.75   $ 20.28   $ 21.91   $ 18.05   $ 15.14
  Natural gas ($/Mcf)..................................  $   2.65   $  2.34   $  2.44   $  1.71   $  2.01

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth (a) the historical income per common and common equivalent share and the historical book value per share data for TMRC Common Stock; (b) the historical income per common and common equivalent share and the historical book value per share data of Cairn Common Stock; (c) the unaudited pro forma combined income per common share and common equivalent and the unaudited pro forma combined book value per share data for TMRC after giving effect to the proposed Merger on a pooling of interests basis; and (d) the unaudited pro forma income per common and common equivalent share and the unaudited pro forma book value per share attributable to 1.08 shares of TMRC Common Stock that will be received by Cairn stockholders for each share of Cairn Common Stock. Neither TMRC nor Cairn has paid cash dividends on their common stock during the periods presented. The information presented in the table should be read in conjunction with the unaudited pro forma combined financial statements and the separate historical consolidated financial statements of TMRC and Cairn and the related notes contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "TMRC and Cairn Unaudited Pro Forma Combined Financial Information".

                                                           HISTORICAL           PRO FORMA
                                                         --------------    --------------------
                                                         TMRC     CAIRN    COMBINED    CAIRN(1)
                                                         -----    -----    --------    --------
INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
  Six months ended June 30, 1997.......................  $0.21    $0.16     $0.14       $0.15
  Year ended December 31, 1996.........................  0.45      0.38      0.47        0.51
  Year ended December 31, 1995.........................  0.16      0.32      0.23        0.25
  Year ended December 31, 1994.........................  0.12      0.05      0.06        0.06
BOOK VALUE PER SHARE:
  As of June 30, 1997..................................  $5.74    $5.32     $5.09       $5.50
  As of December 31, 1996..............................  5.45      5.15      5.13        5.54

---------------

(1) Calculated by multiplying the Pro Forma Combined data by the Conversion
    Ratio.

                                  RISK FACTORS

     The following are certain risk factors or investment considerations that should be carefully considered in evaluating the Merger, in addition to the risks and other information described elsewhere in TMRC's and Cairn's Annual Reports on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" and "Forward-Looking Statements".

INTEGRATION OF OPERATIONS

     The integration of operations following the Merger will require the dedication of management resources which will temporarily detract from attention to the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of integrating personnel with disparate business backgrounds and locations and combining two different corporate cultures.

ABSENCE OF APPRAISAL RIGHTS

     Under the Delaware General Corporation Law (the "DGCL"), holders of Cairn Common Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. As such, Delaware law does not afford the holders of Cairn Common Stock the right to dissent from the Merger and seek to recover the fair value of their shares through a statutory appraisal proceeding. Similarly, under the Texas Business Corporation Act (the "TBCA"), holders of TMRC Common Stock will have no appraisal rights and will not have the right to dissent from the Merger.

FIXED CONVERSION RATIO

     As a result of the Merger, each outstanding share of Cairn Common Stock will be converted into the right to receive 1.08 shares of TMRC Common Stock. The Merger Agreement does not provide for adjustment of the Conversion Ratio based on fluctuations in the price of the TMRC Common Stock. Accordingly, the value of the consideration to be received by stockholders of Cairn upon the Merger will depend upon the market price of TMRC Common Stock at the Effective Time. The closing price for TMRC Common Stock on the NYSE on July 3, 1997, the last trading day prior to the public announcement of the Merger, was $12 5/16 and on September 26, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus, was $13 3/16. There can be no assurance that the market price of TMRC Common Stock on and after the Effective Time will not be lower than such prices. See "Price Ranges of Common
Stock -- TMRC".

                     GENERAL INFORMATION ABOUT THE MEETINGS

DATE, TIME AND PLACE OF SPECIAL MEETINGS

     The TMRC Special Meeting will be held at 9:00 a.m. on November 5, 1997, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas. The Cairn Special Meeting will be held at 10:00 a.m., on November 5, 1997, at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, 29th Floor, Dallas, Texas, in the Henry Gilchrist Conference and Training Center.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of TMRC Common Stock and holders of record of Cairn Common Stock at the close of business on September 23, 1997 and September 19, 1997, respectively, are entitled to notice of, and to vote at, the TMRC Special Meeting and the Cairn Special Meeting, respectively.

     At the close of business on September 23, 1997, there were 746 holders of record of TMRC Common Stock with 14,407,019 shares issued and outstanding, and on September 19, 1997, there were 568 holders of record of Cairn Common Stock with 17,586,278 shares issued and outstanding. Each share of TMRC Common Stock and Cairn Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval.

PURPOSES OF THE SPECIAL MEETINGS

     The purposes of the TMRC Special Meeting and the Cairn Special Meeting are to consider and vote upon (a) a proposal to approve the Merger and the Merger Agreement and (b) such other matters as may properly be brought before the respective special meetings.

VOTE REQUIRED

     TMRC. TMRC's Bylaws provide that the presence at the TMRC Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of TMRC Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under TMRC's listing agreement with the NYSE, which requires shareholder approval for the issuance of more than 20% of the outstanding TMRC Common Stock in connection with any business combination by TMRC, approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of TMRC Common Stock present, in person or by proxy, and entitled to vote at the TMRC Special Meeting. At the close of business on September 23, 1997, the directors and officers of TMRC and their affiliates held 648,554 shares of TMRC Common Stock, representing approximately 4.5% of the outstanding shares. Such persons have indicated to TMRC that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement.

     Cairn. Cairn's Bylaws provide that the presence at the Cairn Special Meeting, in person or by proxy, of the holders of a majority of the Cairn Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Delaware law, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Cairn Common Stock outstanding on September 19, 1997, or 8,793,140 shares. At the close of business on September 19, 1997, the directors and officers of Cairn and their affiliates, held 2,631,777 shares of Cairn Common Stock, representing approximately 15.0% of the outstanding shares. Such persons have indicated to Cairn that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the TMRC Special Meeting and the Cairn Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of TMRC Common Stock or a holder of Cairn Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger and the Merger Agreement in accordance with the recommendation of the TMRC Board of Directors and the Cairn Board of Directors, respectively. Checking the abstention box on the proxy card or failing to return the proxy card will have the same effect as a vote against the Merger. A shareholder of TMRC or stockholder of Cairn who has executed and returned a proxy may revoke it at any time before it is voted at the respective special meetings by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of TMRC or Cairn, as appropriate, or by attending the special meeting and voting in person.

     Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on the Merger and the Merger Agreement in the absence of specific instructions from beneficial owners. Because approval of the Merger and the Merger Agreement by the holders of the Cairn Common Stock requires approval of a majority of the outstanding shares of Cairn Common Stock, a broker non-vote by a Cairn stockholder will have the same effect as a vote against the Merger and the Merger Agreement. Because approval of the Merger and the Merger Agreement by the holders of the TMRC Common Stock only requires the approval of a majority of the shares of TMRC Common Stock represented in person or by proxy at the TMRC Special Meeting, a broker non-vote will not be considered a vote for or against the Merger or the Merger Agreement and will, therefore, have no effect. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Cairn Special Meeting. Under Texas law, abstentions and broker non-votes contained in a returned proxy card will not be considered present for purposes of determining the existence of a quorum at the TMRC Special Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of each of TMRC and Cairn may solicit proxies from their respective stockholders by personal interview, telephone, facsimile or otherwise. TMRC and Cairn will each bear the costs of the solicitation of proxies from their respective shareholders. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. TMRC and Cairn will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. TMRC and Cairn also have engaged the services of Georgeson & Company, a proxy solicitation firm, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from their respective stockholders for an anticipated fee of $17,000 from TMRC and Cairn, plus mailing expenses.

OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the TMRC Board of Directors and the Cairn Board of Directors do not know of any business to be presented at their respective special meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective special meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. Proxies voted "against" the approval and adoption of the Merger and Merger Agreement will not be used to vote for any adjournment pursuant to this authority.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Sub will merge with and into Cairn, with Cairn becoming the surviving corporation. Pursuant to the Merger, each outstanding share of Cairn Common Stock will be converted into the right to receive 1.08 shares of TMRC Common Stock. After the Merger, Cairn will be a wholly-owned subsidiary of TMRC. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     As of September 23, 1997, there were 14,407,019 shares of TMRC Common Stock issued and outstanding and on September 19, 1997, there were 17,586,278 shares of Cairn Common Stock issued and outstanding. Based upon the number of shares of TMRC Common Stock and Cairn Common Stock outstanding as of their respective record dates, approximately 33,400,199 shares of TMRC Common Stock will be outstanding immediately following the Effective Time, of which approximately 18,993,180 shares, representing 56.9% of the total, will be held by former holders of Cairn Common Stock.

BACKGROUND

     TMRC's business strategy has been focused since 1991 on finding and developing oil and natural gas reserves through the use of 3-D seismic data and computer-aided exploration techniques. Since that time, TMRC has successfully discovered five new fields and completed 16 of 22 wells utilizing 3-D seismic technology. Total reserves attributable to these discoveries as of December 31, 1996, were 13,324 MBbls of oil and 120.3 bcf of natural gas, of which a total of 5,308 Mmbls of oil and 70.1 bcf of natural gas was attributable to TMRC's interest.

     TMRC's initial use of 3-D seismic as an exploration tool was focused on prospects located onshore in Louisiana and Texas. In recent periods, with the expansion of TMRC's resources and staff, TMRC has expanded its exploration focus to the geologically similar coastal transition zone of Louisiana and the Gulf

Coast. As part of this expansion, in 1996, TMRC entered into a joint venture arrangement with The Louisiana Land & Exploration Company under which they have designated an area of mutual interest covering approximately 1,500 square miles of the coastal transition zone of South Louisiana and in which they are jointly pursuing the evaluation and drilling of new prospects utilizing 3-D seismic technology. TMRC is also in the process of acquiring approximately 900 square miles of new 3-D seismic data in South Louisiana, including areas in the South Louisiana transition zone. See "TMRC -- Recent Developments".

     Cairn has similarly been focused on exploration of natural gas and oil utilizing 3-D seismic technology, with its primary area of concentration being in the Outer Continental Shelf ("OCS") in the Gulf of Mexico. Since 1992, Cairn and its exploration partners have successfully discovered 11 fields. Total reserves attributable to these discoveries as of December 31, 1996, were 365 bcf of natural gas and 23,000 MBbls of oil, of which a total of 85 bcf of natural gas and 5,600 MBbls of oil was attributable to Cairn's interests.

     Historically, TMRC has acted as operator of the wells in which it participates while Cairn has not acted as operator and generally has taken lesser ownership interests in its prospects than that which TMRC has taken. In recent periods, however, Cairn has sought to better capitalize on its expertise in 3-D seismic exploration by increasing its drilling program, taking larger ownership interests in more of its prospects and, to the extent permitted under its existing arrangements, acting as operator for the prospects in which it has drilled. In this regard, a majority of the prospects currently planned by Cairn for drilling in 1998 and 1999 contemplate the retention by Cairn of interest in excess of 50% and Cairn acting as operator for those wells. These prospects, however, will require substantial additional capital that may require funding through external sources.

     In January 1997, Cairn's management, after analysis of future plans and budgets, considered alternatives to provide additional capital for future growth, including potential offerings of common stock or convertible preferred stock. On January 28, 1997, in view of Cairn's positive results of operations for the year ended December 31, 1996, including Cairn's 360% replacement of its oil and gas production for 1996, an anticipated increased borrowing base for 1997 under Cairn's existing credit facility to $65 million, and management's projected timing of significant exploration and development activity and expenditures in the last half of 1997, the Board of Directors of Cairn concluded that Cairn was currently in a favorable position to maximize stockholder value. Following a discussion with various investment banking firms, the Board of Directors of Cairn unanimously authorized management to engage DLJ to assist Cairn in exploring strategic alternatives including an offering of common stock, high-yield debt, convertible preferred stock or potential sale or merger. On February 6, 1997, Cairn formally engaged DLJ to act as its exclusive financial advisor with respect to a review and analysis of financial, business and strategic alternatives available to Cairn.

     On February 24, 1997, Cairn's financial advisor delivered its analysis regarding strategic alternatives to the Board of Directors of Cairn. On February 25, 1997, the Board of Directors of Cairn met with its financial advisor and Jenkens & Gilchrist, a Professional Corporation ("Jenkens & Gilchrist"), outside legal counsel for Cairn, to review and discuss the strategic alternatives and its financial advisor's analysis thereof. The Board of Directors considered the following strategic alternatives addressed in its financial advisor's analysis:
(i) continuing operations under its existing management and capital structure;
(ii) raising additional capital to fund exploration and development activity in addition to the activity previously projected by management; and (iii) sale or merger.

     On February 26, 1997, the Board of Directors of Cairn reconvened with legal counsel to continue discussions regarding these various strategic alternatives. A special committee was appointed by the Board of Directors of Cairn to, among other things, review and evaluate the strategic alternatives contained in the analysis of its financial advisor and make recommendations to the Board of Directors of Cairn with respect to other matters contained therein. The Board of Directors of Cairn appointed its nonemployee directors, James M. Alexander, John
C. Halsted, Thomas R. Hix, Jack O. Nutter, II, and Daniel Robins, to a special committee (the "Special Committee") for the above purposes.

     On March 11, 1997, the Special Committee held an organizational meeting with representatives of DLJ and legal counsel. The Special Committee elected Mr. Nutter to act as Chairman of the Special Committee. The Special Committee also approved the engagement of DLJ and Jenkens & Gilchrist to serve as financial advisor and legal counsel, respectively, to the Special Committee. Additionally, the Special Committee adopted certain operating policies and procedures and discussed its financial advisor's analysis regarding strategic alternatives for Cairn.

     The Special Committee met with DLJ and Jenkens & Gilchrist on March 15, 1997, to further evaluate various strategic alternatives for Cairn. Following management's discussions regarding strategic alternatives for Cairn, and its financial advisor's recommendations and after further discussions with its legal counsel, the Special Committee agreed to recommend to the Cairn Board of Directors that Cairn more fully explore the strategic alternatives of a potential sale or merger in an auction process.

     On March 16, 1997, Cairn's Board of Directors held a meeting with legal counsel at which the Special Committee recommended to the Cairn Board of Directors that it more fully explore the strategic alternatives of a potential sale or merger in an auction process. Following a discussion of the Special Committee's recommendation and the recommendation of its financial advisor, the Cairn Board of Directors approved the Special Committee's recommendation and authorized the Special Committee to commence the auction process and, upon obtaining bids, to report its recommendations to the Board of Directors of Cairn. On March 14, 1997, the last business day preceding this meeting of the Cairn Board of Directors, the closing price of the Cairn Common Stock was $10.125 per share. On March 17, 1997, Cairn issued a press release announcing its engagement of its financial advisor and the Board of Directors' intention to explore various strategic alternatives.

     On March 25, 1997, Cairn's Board of Directors held a meeting with its financial advisor and legal counsel and discussed its financial advisor's recommendation that Cairn consider adopting a stockholder rights plan to assist in an orderly approach to Cairn's exploration of strategic alternatives. Representatives of Cairn's financial advisor stated that, with respect to the alternative of an auction, a stockholder rights plan would assist in an orderly auction designed to allow all potential bidders to fully and equally participate in the auction. After further consideration of the adoption of a stockholder rights plan at a meeting of the Board of Directors of Cairn on March 27, 1997, and based on the advice of its financial advisor and legal counsel, Cairn's Board of Directors approved the adoption of a stockholder rights plan (the "Cairn Rights Plan").

     Following the March 27, 1997 Board of Directors meeting, the Special Committee met with its financial advisor and legal counsel and discussed progress with respect to the ongoing auction process, including expressions of interest from various companies. Additionally, the Special Committee agreed that Mr. Nutter and Mr. Halsted should serve as Co-Chairman of the Special Committee. On March 31, 1997, Messrs. Hix and Alexander resigned from the Special Committee and the Cairn Board of Directors.

     Between March 27, 1997 and May 14, 1997, Cairn's financial advisor contacted 97 companies to ascertain their interest in participating in an auction for Cairn and sent preliminary information packages to them. Cairn management, with assistance from Cairn's financial advisor, prepared a data room and a detailed, comprehensive, confidential document (the "Confidential Information Memorandum") describing Cairn's assets, business, financial results, results of operations, management background and industry position to help describe Cairn to those interested parties who had signed confidentiality agreements. The Confidential Information Memorandum was distributed to 35 companies, including TMRC.

     As part of the above process, in late March 1997, TMRC was apprised of the efforts of Cairn to seek alternatives for the enhancement of stockholder value. On April 19, 1997, TMRC entered into a confidentiality agreement with Cairn. Management of TMRC had for many years been familiar with the operations of Cairn and its focus on exploration utilizing 3-D seismic technology in niche offshore markets. TMRC's management also was familiar with the success of Cairn's technological staff and the general approach taken by it in its use of 3-D seismic technology for exploration. TMRC's management considered Cairn's exploration approach to be substantially similar to that of TMRC, with the principal difference being Cairn's focus on offshore exploration versus TMRC's focus on onshore and transition zone exploration. These similarities in exploration approach and TMRC's desire to expand its scope of operations outside its traditional exploration area to locations in which its expertise in 3-D seismic technology and drilling could be similarly applied resulted in TMRC contacting DLJ to obtain additional information with respect to Cairn and to discuss the possibility of a transaction with Cairn.

     By May 1997, DLJ had received non-binding indications of interest from eleven companies, including one from TMRC. On May 14, 1997, the Special Committee met with representatives of its financial advisor and legal counsel to review the status of the auction process and the eleven non-binding indications of interest that had been received, including an indication of interest by TMRC to effect a stock-for-stock merger with Cairn on mutually acceptable terms. Cairn's financial advisor stated potential purchasers would require significant additional due diligence to confirm preliminary indications of interest. Each of the eleven non-binding indications of interests were discussed by the Special Committee with its financial advisor, and following those discussions, the Special Committee agreed to recommend to the Cairn Board of Directors that Cairn pursue eight of the non-binding indications of interest further by allowing the prospective offerors to conduct additional due diligence in the Cairn data room. Included within the eight prospective offerors selected by Cairn was TMRC.

     The Board of Directors of Cairn met on May 16, 1997 with representatives of its financial advisor and legal counsel to review the non-binding indications of interest and receive the recommendation of the Special Committee with respect thereto. Each of the eleven non-binding indications of interests were reviewed and discussed by the Board of Directors with its financial advisor. Following discussions regarding the indications of interest and the Special Committee's recommendations with respect thereto, the Board of Directors of Cairn agreed to direct management, with the assistance of its financial advisor and legal counsel, to proceed with the data room process with the eight prospective offerors.

     Between May 1997 and June 1997, six of the eight prospective offerors, including TMRC, elected to send representatives to the Cairn data room. On June 6, 1997, Cairn's financial advisor mailed bid letters and forms of both cash and stock merger agreements to the six prospective offerors that participated in the data room process. The letters requested bids to be received by Wednesday, June 18, 1997.

     From June 6, 1997, to June 17, 1997, TMRC engaged in further due diligence with respect to Cairn and met with various of Cairn's employees and certain members of the Board of Directors to discuss the business and operations of TMRC and the potential benefits of a combination of the two companies. Members of management of TMRC also met with members of the Board of Directors of TMRC to discuss the desirability of a combination with Cairn and the potential terms thereof.

     Based on TMRC's review of Cairn's operations and prospects through the data room process and meetings with Cairn management, management of TMRC reaffirmed its initial belief that the operations and business of Cairn would be a desirable fit with those of TMRC. In particular, management of TMRC noted that the exploration approach and use of 3-D seismic technology by Cairn was substantially similar to the process used by TMRC and that the technological expertise of the geologists and geophysicists of both TMRC and Cairn included knowledge of each others prospect areas and that the combination of both technical teams would further enhance TMRC's position as a leader in 3-D seismic exploration in the Louisiana and Gulf coast region.

     TMRC's management also noted that the mix of properties and prospects owned by TMRC and Cairn fit well together in respect of future cash flow needs and drilling plans. In this regard, TMRC noted that a substantial portion of Cairn's near-term exploration efforts were scheduled to occur during 1998 at a time during which many of TMRC's current exploration prospects will have been completed, and, if successful, brought into production. Accordingly, management of TMRC saw the combination of the two companies as a means of facilitating Cairn's 1998 exploration program with cash flow from TMRC's 1997 exploration program. The combination of both programs also was expected to provide the combined company with an anticipated substantial growth in cash flow for 1999, which could be utilized by the combined company to continue to enhance and expand its exploration program, both onshore and offshore.

     On June 18, 1997, the Board of Directors of TMRC met to discuss the possible acquisition of Cairn. At this meeting, management of TMRC presented to its Board of Directors the reasons for an acquisition of Cairn. Representatives of Merrill Lynch also provided a presentation to the Board of Directors of TMRC with respect to certain financial aspects of a merger between the two companies and the fairness of the consideration to be paid in such a merger. Representatives of Fulbright & Jaworski L.L.P. ("Fulbright & Jaworski"), TMRC's outside counsel, also discussed with the Board of Directors the terms of the proposed merger agreement. Following this meeting, the Board of Directors authorized management to submit a proposal to Cairn for an acquisition by TMRC of Cairn in a tax free merger in which the stockholders of Cairn would receive 1.07 shares of TMRC Common Stock for each share of Cairn Common Stock held by them.

     On June 18, 1997, TMRC submitted its proposal to Cairn. TMRC's proposal was accompanied by a markup of the proposed merger agreement provided to TMRC with the bid letter. Also, on June 18, 1997, one private company submitted a written indication of interest with respect to a possible business combination, but the indication of interest contained no cash component, specific terms or any markup of the form of merger agreement provided with the bid letter. The remaining four companies who sent representatives to the Cairn data room, while expressing various levels of interest in a potential transaction, elected not to submit a bid.

     On June 19, 1997, the Special Committee met with its financial advisor and legal counsel to discuss the TMRC offer (including the structure and amount of the proposed conversion ratio), the indication of interest referred to above and other strategic alternatives available to Cairn stockholders. Cairn's financial advisor presented a discussion of both the recent stock price activity and discounted cash flow summary for Cairn and a comparison of key indicators (including reserves, earnings per share, cash flow per share and earnings before interest, taxes, depreciation and amortization) for Cairn and a peer group, including TMRC. Cairn's financial advisor also presented an overview and analysis of key financial and operating statistics of TMRC and a pro forma analysis which addressed the relative contribution of Cairn and TMRC to the combined entity. It was also noted that the combined entity through a merger would provide a stronger balance sheet allowing flexibility in funding the exploratory and development expenditures. Based upon the Special Committee's analysis of strategic alternatives and the advice of its financial advisor, the Special Committee agreed to recommend to the Cairn Board of Directors that Cairn negotiate further with TMRC regarding its offer and conduct all engineering, exploration, legal and accounting due diligence of TMRC necessary as a prerequisite to execution of a definitive merger agreement.

     The Cairn Board of Directors met with its financial advisor and legal counsel on June 20, 1997, to discuss the TMRC offer, the indication of interest referred to above and other strategic alternatives for Cairn and to receive the recommendation of the Special Committee. The Board of Directors also discussed Cairn's exploration and development plans for the remainder of 1997 and its cash flow and debt positions for the same period and the possible need to postpone non-essential capital expenditures to 1998 in the absence of obtaining additional capital resources. Following a review of the auction process, Cairn's financial advisor provided an overview of the TMRC offer and a review of other alternatives available to Cairn. Cairn's financial advisor also presented an overview and analysis of key financial and operating statistics of TMRC and a pro forma analysis which addressed the relative contribution of Cairn and TMRC to the combined entity. The Board of Directors discussed the determination of a conversion ratio in the event Cairn proceeded with a merger with TMRC. Based upon its analysis of strategic alternatives and the advice of its financial advisor and management and the recommendation of the Special Committee, the Board of Directors decided to pursue further discussions with TMRC regarding its proposal (including discussions regarding the structure and amount of the proposed conversion ratio) and authorized management to conduct all due diligence necessary as a prerequisite to a definitive merger agreement.

     On June 20, 1997, Cairn advised TMRC of its interest in pursuing a transaction with TMRC subject to the satisfactory completion of due diligence with respect to TMRC.

     On June 24, 1997, Cairn entered into a confidentiality agreement with TMRC, under which various information relating to TMRC was provided to Cairn. From June 24, 1997, through July 3, 1997, negotiations with respect to the terms of a proposed merger took place between representatives of Fulbright & Jaworski, on behalf of TMRC, and Jenkens & Gilchrist, on behalf of Cairn. Various due diligence also was performed by TMRC and Cairn with respect to each other during this time period. In addition, various discussions with respect to the financial terms occurred between representatives of DLJ, Merrill Lynch and TMRC. As a result of these discussions, TMRC agreed to increase the Conversion Ratio in the Merger from 1.07 to 1.08 and to add an additional independent director to TMRC's Board of Directors.

     On July 2, 1997, the Board of Directors of Cairn met with its financial advisor and legal counsel to receive and discuss the reports of management regarding engineering, exploration, legal and accounting due diligence and management and future prospects for TMRC.

     Following a discussion by the Board of Directors of Cairn regarding these matters, including future exploration and development opportunities for TMRC, the Board of Directors considered Cairn's financial advisor's review and update of (i) strategic alternatives considered by Cairn; (ii) Cairn's stock price since the public announcement of Cairn's intention to explore strategic alternatives; (iii) Cairn's recent performance and certain key statistics, such as production, earnings per share and cash flow per share, including a comparison of such statistics to a peer group of Cairn; (iv) Cairn's 1997 production being below budgeted forecasts; (v) the results of the auction process; (vi) near term impact on Cairn's stock price implied by various strategic alternatives; and (vii) terms of the proposed Merger with TMRC.

     Legal counsel next discussed certain changes to the proposed merger agreement previously furnished to the Cairn Board of Directors. Cairn's Board of Directors directed Cairn's legal counsel to discuss the proposed merger agreement further with TMRC's legal counsel, and Cairn's financial advisor to discuss further with TMRC the financial terms of its offer. In connection with their discussion with TMRC's legal counsel and TMRC, Cairn's legal counsel and financial advisors had ongoing discussions with and were directed by the Special Committee.

     On July 3, 1997, the Special Committee met to make its recommendation to the Cairn Board of Directors regarding the proposed Merger pursuant to the terms set forth in the Merger Agreement. The Special Committee (i) received the report of legal counsel regarding the terms of the Merger Agreement; (ii) received the verbal fairness opinion (subsequently delivered in writing) of DLJ to the effect that the Conversion Ratio was fair from a financial point of view to the holders of Cairn Common Stock; and (iii) had previously considered all management due diligence reports regarding TMRC. Based upon the foregoing, the Special Committee resolved to recommend to the Cairn Board of Directors that: (i) the Board of Directors of Cairn specifically approve the Merger Agreement including for purposes of Section 203 of the DGCL; (ii) the Board of Directors of Cairn amend the Rights Agreement so as to permit the Merger as described in the Merger Agreement; and (iii) the terms of the Merger Agreement were fair and equitable to and in the best interests of the Cairn stockholders.

     The Board of Directors of Cairn met on July 3, 1997, to receive and act upon the recommendation of the Special Committee regarding the proposed Merger. The Cairn Board of Directors (i) received the recommendation of the Special Committee that the terms of the Merger Agreement were fair and equitable to and in the best interests of the Cairn stockholders; (ii) received the report of legal counsel regarding the terms of the Merger Agreement; (iii) received the formal written opinion of DLJ, its financial advisor, to the effect that the Conversion Ratio was fair from a financial point of view to the holders of Cairn Common Stock; and (iv) had previously considered all management due diligence reports regarding TMRC. After reviewing these recommendations and following discussions thereof, the Board of Directors (i) approved the Merger Agreement including for purposes of Section 203 of the DGCL; (ii) authorized an amendment to the Rights Agreement so as to permit the transactions described in the Merger Agreement; (iii) authorized management to execute the Merger Agreement; and (iv) resolved that the terms of the Merger Agreement were fair and equitable to and in the best interests of the Cairn stockholders and that the Cairn Board of Directors would recommend that the Cairn stockholders approve the Merger and the Merger Agreement.

     On July 3, 1997, the Board of Directors of TMRC met during an all day meeting of the Board of Directors to consider approval of the Merger and the Merger Agreement. At this meeting, the Board of Directors of TMRC discussed with management, Fulbright & Jaworski and Merrill Lynch the changes in the terms of the Merger Agreement from the terms discussed by it at its last meeting. The Board of Directors of TMRC then received a presentation by Merrill Lynch in which Merrill Lynch discussed the financial terms of the Merger. Merrill Lynch also delivered to the Board of Directors of TMRC an oral opinion, subsequently confirmed in writing, that as of the date of such opinion, the exchange ratio of
1.08 shares of TMRC Common Stock for each share of Cairn Common Stock in the Merger was fair, from a financial point of view, to TMRC.

     Following the approval of the respective Boards of Directors of TMRC and Cairn of the Merger Agreement, the amendment to the Cairn Rights Agreement was executed and delivered, and thereafter, the Merger Agreement was executed and delivered following the close of business on July 3, 1997.

     Prior to the opening of business on July 7, 1997, TMRC and Cairn issued a joint press release announcing the execution of the Merger Agreement.

     On July 7, 1997, Cairn and certain of its directors were named as defendants in a lawsuit relating to the Merger. TMRC was also named as a defendant in the lawsuit. See "Terms of the Merger -- Legal Proceedings".

     On September 11, 1997, the Cairn Board of Directors reviewed a draft of the Joint Proxy Statement/Prospectus and considered developments for both Cairn and TMRC since July 3, 1997, including TMRC's litigation with Amoco discussed herein under "TMRC -- Amoco Litigation," and Cairn's rights and obligations under the Merger Agreement. Following discussion of these matters, including advice received from its financial advisor and legal counsel, the Board of Directors authorized the filing with the Commission and the mailing to the Cairn stockholders of the Joint Proxy Statement/Prospectus substantially in the form presented to the Cairn Board of Directors.

TMRC'S REASONS FOR THE MERGER

     As described above, the Merger is intended to expand TMRC's position as a leader among the independent oil and natural gas companies in the exploration of oil and natural gas using 3-D seismic technology by adding to TMRC's existing operations Cairn's proven expertise in the use of 3-D seismic for offshore exploration and large inventory of offshore prospects. The acquisition also is expected to provide TMRC with a greater market capitalization and liquidity for its shareholders. In identifying Cairn as a potential acquisition candidate, TMRC's Board of Directors took into account various factors that it believed created a strategic fit between the two companies, including Cairn's high success rate in the development of 3-D seismic exploration projects, Cairn's inventory of desirable drilling prospects, leasehold acreage and seismic data base, Cairn's highly-skilled technical and professional staffs and timing of projects and future exploration activities between the two companies. These factors supported the TMRC Board of Directors' decision to proceed with the Merger by furthering the following strategic benefits, which the TMRC Board of Directors believed would benefit the TMRC shareholders.

     Among the key strategic benefits expected to be realized by TMRC through the Merger are the following:

     - Provide the combined company with more than 200 3-D seismic based prospect opportunities covering approximately 160,000 acres in the Texas and Louisiana transition zone and offshore Gulf of Mexico regions, including approximately 50 Cairn prospects and approximately 137,000 acres held by Cairn.

     - Combine two technical leaders in the area of 3-D seismic exploration in the Gulf Coast onshore and offshore region with a combined three-year exploration success ratio utilizing 3-D seismic in excess of 70%.

     - Increase the inventory of 3-D seismic data of the combined company to over 2,200 square miles of information.

     - Provide strengthened operating leverage for longer-term rig utilization in markets where there is a diminishing supply of available rigs on a project by project basis.

     - Increased cash flow through the addition of Cairn's current producing properties and the potential production from Cairn's prospects scheduled to be drilled in the later part of 1997 and during 1998 and a stronger combined balance sheet with the financial flexibility to fund the combined company's 1997, 1998 and 1999 capital expenditures.

     - The complimentary timing of TMRC's and Cairn's currently projected drilling projects through 1999 and the benefits of having a more steady progression of projects.

     - Expansion of TMRC's core area of operations from the Texas and Louisiana onshore Gulf Coast and transition zones to the adjacent offshore Outer Continental Shelf of the Gulf of Mexico.

     In reaching its decision to approve the Merger Agreement, TMRC's Board of Directors also considered the following factors: (i) the recent historical performance of the TMRC Common Stock and the Cairn Common Stock, (ii) certain historical and prospective financial information regarding Cairn, (iii) an analysis of recent acquisitions in comparable industries, (iv) a discounted cash flow analysis of Cairn and income and cash flow multiples paid for similar acquisitions, (v) the long-term growth possibilities of an acquisition of Cairn that could be achieved through the above-described strategic benefits and (vi) the terms of the Merger Agreement. Prior to taking action on the Merger Agreement, the Board of Directors of TMRC received presentations from, and reviewed the terms and conditions of the Merger Agreement with TMRC's management, legal counsel and outside financial advisor. The historical and prospective information regarding TMRC and Cairn and the comparative financial and stock price analyses were considered primarily by the TMRC Board of Directors in establishing the exchange ratio for the Merger. The terms of the Merger Agreement were considered in connection with the TMRC Board of Directors analyses of the structure of the Merger and the overall fairness of the Merger. The TMRC Board considered a number of factors in addition to those discussed above but did not quantify or otherwise attempt to assign relative weights to the specific factors considered.

RECOMMENDATION OF TMRC'S BOARD OF DIRECTORS

     For the reasons set forth under "Background of the Merger" and "TMRC's Reasons for the Merger", TMRC's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, TMRC and the holders of TMRC Common Stock. TMRC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDED THAT THE HOLDERS OF TMRC COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

     In analyzing the Merger and the Merger Agreement, TMRC's Board of Directors received on July 3, 1997, an oral opinion, subsequently confirmed in writing, from Merrill Lynch that, as of the date of such opinion, the Conversion Ratio was fair, from a financial point of view, to TMRC. See "-- Opinion of Financial Advisors, Merrill Lynch".

CAIRN'S REASONS FOR THE MERGER

     The Board of Directors of Cairn believes that the combination of Cairn and TMRC is desirable as it combines two companies with similar operating strategies, creates a combined entity with significant future exploration opportunities and provides a larger base from which the combined company can increase production, revenues and cash flow. The Board of Directors believes that the foregoing factors further the following strategic benefits, which the Board of Directors considered would benefit the Cairn stockholders.

     Among the key strategic benefits expected to be realized by Cairn through the Merger are the following:

     - Creation of a focused Gulf Coast "Mid-Cap E&P" company with exploratory growth potential.

     - Improved market profile through the combined entity, adding capital and a strong balance sheet to fully develop its prospects and diversify Cairn's existing reserve portfolio.

     - Greater control over operations and operating decisions through higher degree of operated properties and larger working interests.

     - Combined company would possess a focused exploration strategy in the offshore and transition zone areas as well as the OCS of the Gulf of Mexico.

     - The Merger would combine two companies with proven exploration track records.

     - The Merger would be accounted for as a tax-free exchange for Cairn stockholders.

     In reaching its decision to approve the Merger Agreement, Cairn's Board of Directors also considered the following factors: (i) the nature and result of the auction process; (ii) the recent historical performance of TMRC Common Stock and Cairn Common Stock, (iii) the valuation of Cairn with respect to recent mergers in comparable transactions and comparable publicly-traded companies,
(iv) the review of strategic alternatives available to them, (v) TMRC's future growth prospects, (vi) the relative contribution of Cairn and TMRC to the combined entity, and (vii) the terms of the Merger Agreement. Prior to taking action on the Merger Agreement, the Board of Directors of Cairn received presentations from, and reviewed the terms and conditions of the Merger Agreement with Cairn's management, legal counsel and outside financial advisor. The Cairn Board considered a number of factors in addition to those discussed above but did not quantify or otherwise attempt to assign relative rights to the specific factors considered.

RECOMMENDATION OF CAIRN'S BOARD OF DIRECTORS

     For the reasons set forth under "-- Background of the Merger" and "-- Cairn's Reasons for the Merger", Cairn's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Cairn and the holders of Cairn Common Stock. CAIRN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDED THAT THE HOLDERS OF CAIRN COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

     The Board of Directors of Cairn also met on July 3, 1997, to review the final terms of the Merger Agreement. At this meeting, the Board of Directors of Cairn was assisted and advised by DLJ and received the written opinion of DLJ that as of such date, the Conversion Ratio was fair from a financial point of view to the holders of Cairn Common Stock. Cairn's Board of Directors then unanimously approved the execution of the Merger Agreement.

OPINIONS OF FINANCIAL ADVISORS

  Merrill Lynch Opinion

     Merrill Lynch has acted as financial advisor to TMRC in connection with the Merger and has assisted TMRC's Board of Directors (the "TMRC Board") in its examination of the fairness to TMRC, from a financial point of view, of the Conversion Ratio. As described herein, Merrill Lynch's opinion dated July 3, 1997 to the TMRC Board was only one of the many factors taken into consideration by the TMRC Board in making its determination to approve the Merger Agreement.

     On July 3, 1997, Merrill Lynch delivered its oral opinion to the TMRC Board (subsequently confirmed in writing as of such date) to the effect that as of such date and based upon and subject to certain matters stated therein, the Conversion Ratio was fair to TMRC from a financial point of view.

     THE FULL TEXT OF MERRILL LYNCH'S WRITTEN OPINION DATED JULY 3, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. MERRILL LYNCH'S OPINION IS DIRECTED TO THE TMRC BOARD AND ADDRESSES THE FAIRNESS OF THE CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF TMRC COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE TMRC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MERRILL LYNCH SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Merrill Lynch opinion utilized and considered various forecasts and estimates of cash flow, reserves and production of TMRC and Cairn prepared by the managements of TMRC and Cairn. These forecasts were prepared solely for purposes of internal analyses of the proposed transaction and not with a view towards public disclosure. Such analyses were based on various assumptions regarding reserves, pricing and timing of production as of the dates on which such forecasts and analyses were made. Although management of TMRC and Cairn believe that such forecasts and estimates were reasonable as of the dates made and for the limited purposes for which they were used, there can be no assurance that actual results of TMRC or Cairn either alone or on a combined basis will not vary materially from those forecasts and estimates. Factors causing such variances include the timing of the completion of exploration and development prospects, the success of TMRC and Cairn in drilling various of their current prospects, changes in natural gas and oil prices, risks of unsuccessful wells, the availability of capital resources to fund TMRC's and Cairn's exploration programs, general regulatory changes and variances in estimated reserves from those reflected in TMRC's and Cairn's 1996 year end reserve report. Such forecasts and estimates have also not been updated since made and are included in this Joint Proxy Statement/Prospectus solely for informational purposes in regard to information that was provided to Merrill Lynch and DLJ in connection with the delivery of their respective fairness opinions.

     In connection with its opinion, Merrill Lynch reviewed a draft of the Merger Agreement and certain publicly available business, stock market and financial information relating to TMRC and Cairn. Merrill Lynch also reviewed certain other information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of TMRC and Cairn, provided to Merrill Lynch by TMRC, as well as reserve reports prepared by Ryder Scott for TMRC and prepared by Cairn and reviewed by Ryder Scott for Cairn furnished to Merrill Lynch by TMRC. Merrill Lynch met with members of senior management and representatives of TMRC to discuss TMRC's business prospects before and after giving effect to the Merger and met with a representative of Ryder Scott to discuss the reserves of TMRC and Cairn. Merrill Lynch also reviewed the market prices and valuation multiples for the TMRC Common Stock and the Cairn Common Stock and compared them with similar data for other publicly traded companies that Merrill Lynch deemed to be relevant. Merrill Lynch further reviewed the results of operations of TMRC and Cairn and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant. In addition, Merrill Lynch compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant and participated in certain discussions and negotiations among representatives of TMRC and Cairn and their financial and legal advisors. Merrill Lynch also reviewed the potential pro forma impact of the Merger on TMRC and reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In connection with its review, Merrill Lynch assumed, and relied on, the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Merrill Lynch and assumed and relied upon the accuracy and completeness of all such information. With respect to the financial forecasts and reserve related information furnished to or discussed with Merrill Lynch by TMRC or Cairn, as the case may be, Merrill Lynch assumed that such forecasts and reserve information were reasonably prepared and reflected the best currently available estimates and judgments of the managements of TMRC and Cairn (as the case may be) as to the reserves, production and expected future financial performance of TMRC and Cairn, respectively. Merrill Lynch did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TMRC or Cairn, nor was Merrill Lynch furnished with any such evaluations or appraisals. Merrill Lynch also assumed that the Merger will qualify for pooling of interests accounting treatment and as a tax-free transaction to the stockholders of Cairn and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger. In addition, Merrill Lynch assumed that the final form of the Merger Agreement did not differ materially from the draft reviewed by Merrill Lynch. Merrill Lynch's opinion was necessarily based on information available to it and on general economic, financial, stock market, monetary and other conditions as they existed and could be evaluated on the date of its opinion. Merrill Lynch expressed no opinion as to what the value of the TMRC Common Stock actually would be when issued to the holders of Cairn Common Stock pursuant to the Merger or the prices at which the TMRC Common Stock would trade subsequent to the Merger. Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the Merger.

     IN PREPARING ITS OPINION FOR THE TMRC BOARD, MERRILL LYNCH PERFORMED A VARIETY OF FINANCIAL AND COMPARATIVE ANALYSES, INCLUDING THOSE DESCRIBED BELOW. THE SUMMARY OF ANALYSES PERFORMED BY MERRILL LYNCH AS SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES UNDERLYING MERRILL

LYNCH'S OPINION. THE PREPARATION OF A FAIRNESS OPINION IS A COMPLEX ANALYTIC PROCESS INVOLVING VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO PARTIAL OR SUMMARY DESCRIPTION. NO COMPANY, BUSINESS OR TRANSACTION USED IN SUCH ANALYSES AS A COMPARISON IS IDENTICAL TO CAIRN, TMRC OR THE MERGER, NOR IS AN EVALUATION OF THE RESULTS OF SUCH ANALYSES ENTIRELY MATHEMATICAL; RATHER, IT INVOLVES COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING FINANCIAL AND OPERATING CHARACTERISTICS AND OTHER FACTORS THAT COULD AFFECT THE ACQUISITION, PUBLIC TRADING OR OTHER VALUES OF THE COMPANIES, BUSINESS SEGMENTS OR TRANSACTIONS BEING ANALYZED. THE ESTIMATES CONTAINED IN SUCH ANALYSES AND THE RANGES OF VALUATIONS RESULTING FROM ANY PARTICULAR ANALYSIS ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR PREDICTIVE OF FUTURE RESULTS OR VALUES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SUGGESTED BY SUCH ANALYSES. IN ADDITION, ANALYSES RELATING TO THE VALUE OF BUSINESSES OR SECURITIES DO NOT PURPORT TO BE APPRAISALS OR TO REFLECT THE PRICES AT WHICH BUSINESSES, COMPANIES OR SECURITIES ACTUALLY MAY BE SOLD. ACCORDINGLY, SUCH ANALYSES AND ESTIMATES ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY.

     In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to Cairn, TMRC, industry performance, and with respect to regulatory, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Cairn and TMRC, and involve the application of complex methodologies and educated judgments.

     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its July 3, 1997 opinion. Merrill Lynch derived implied conversion ratios for Cairn Common Stock and TMRC Common Stock based upon the relative values suggested by these analyses, in light of the judgment and experience of Merrill Lynch. The Merrill Lynch opinion is based upon Merrill Lynch's consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter. In the Merger, each issued and outstanding share of Cairn Common Stock will be converted into the right to receive 1.08 shares of TMRC Common Stock. In concluding that the Conversion Ratio was fair, from a financial point of view, to TMRC and in its discussions with the TMRC Board, Merrill Lynch compared the Conversion Ratio to each range of implied exchange ratios set forth below, which were derived from the analyses performed by Merrill Lynch, and noted that the Conversion Ratio was generally consistent with the ranges of such implied exchange ratios. The implied exchange ratios of TMRC Common Stock for Cairn Common Stock derived by Merrill Lynch were as follows: (i) contribution analysis (1.00 to 1.50); (ii) comparable acquisition analysis (0.80 to 1.25); (iii) discounted cash flow analysis (1.15 to 1.41); (iv) comparable company trading analysis (0.90 to 1.35); and (v) merger premium analysis (0.98 to 1.15). Certain of the implied exchange ratios were computed using $12 3/8 as the price per share of TMRC Common Stock, based on the trading price of the TMRC Common Stock immediately prior to the July 3, 1997 meeting of the TMRC Board.

     Contribution Analysis. In order to determine an implied exchange ratio range based upon contribution analysis, Merrill Lynch calculated the contribution of each of TMRC and Cairn to the combined company's discretionary cash flow based upon a conservative case and an upside case set of projections of TMRC's and Cairns' production as provided by TMRC's management and utilizing TMRC management's price forecasts for 1997 natural gas and oil prices and Merrill Lynch's price forecast for 1998 and 1999 natural gas and oil prices. Each case assumed Cairn would have sufficient capital resources to fully fund and develop its prospects through the capital resources that would be made available through a combination with TMRC. The upside case did not assume any significant new discoveries or revenues therefrom. The conservative case reflected discretionary cash flow for the years ending December 31, 1997, 1998 and 1999 of $24.9 million, $40.3 million and $49.6 milion, respectively, for TMRC and $38.6 million, $40.4 million and $95.3 million, respectively, for Cairn. The analysis of discretionary cash flow based on the conservative case production forecasts for TMRC and Cairn yielded implied exchange ratios of 1.38,
0.90 and 1.71 for 1997, 1998 and 1999, respectively. The analysis of discretionary cash flow based on the upside case production forecasts yielded implied exchange ratios of 1.37, 0.81 and 1.87 for 1997, 1998 and 1999, respectively.

     Utilizing the contribution analysis, Merrill Lynch calculated an implied exchange ratio of 1.00 to 1.50.

     Analysis of Selected Comparable Acquisitions. Merrill Lynch also reviewed publicly available information relating to certain merger and acquisition transactions in the oil and natural gas industry. With respect to this analysis, Merrill Lynch analyzed comparable acquisitions as multiples of target reserves as well as target latest twelve month EBITDA. This analysis did not make any assumptions as to any value that might be provided for future prospects, prospect inventory or seismic data inventories.

     In order to arrive at an equity value reference range for Cairn, Merrill Lynch analyzed nine transactions in the oil and gas industry involving Gulf of Mexico properties and nine transactions in the oil and gas industry involving Appalachia properties. The transactions in the oil and gas industry involving Gulf of Mexico properties that Merrill Lynch reviewed were the acquisition of an undisclosed entity by Newfield Exploration (July 1994), Tenneco's acquisition of certain Pennzoil properties (December 1994), Noble Affiliates' acquisition of certain Energy Development properties (July 1996), Flores & Rucks' acquisition of certain Mobil properties (August 1996), American Exploration's acquisition of certain Zilkha Energy properties (September 1996), Norcen's acquisition of certain Flores & Rucks properties (December 1996), Mesa Inc.'s acquisition of certain Greenhill Petroleum properties (February 1997), Forcenergy Inc's pending acquisition of Edisto and Convest (June 1997) and Louis Dreyfus' pending acquisition of certain properties of American Exploration (June 1997). The transactions in the oil and gas industry involving Appalachia properties that Merrill Lynch reviewed were the Cabot Oil & Gas acquisition of certain properties of an undisclosed entity (August 1993), Lomak's acquisition of certain Mark Resources properties (September 1993), Ashland's acquisition of certain United Meridian properties (February 1995), Belden & Blake's acquisition of certain Quaker State properties (May 1995), Plains Resources' acquisition of certain properties of Marathon (December 1995), Enron Capital & Trade's acquisition of certain Clinton Gas System properties (May 1996), Texas Pacific's acquisition of certain Belden & Blake properties (March 1997), Statoil's acquisition of certain Blazer properties (May 1997) and Columbia Natural Resources' acquisition of certain Alamco properties (May 1997). Merrill Lynch compared the total consideration paid in each of these transactions to the target's publicly disclosed reserves and arrived at relevant ranges of consideration paid per Mcfe of $0.90 to $1.10 for Gulf of Mexico properties and $0.55 to $0.70 for Appalachia properties utilizing a 10:1 conversion factor for oil to gas. Merrill Lynch applied these relevant ranges to Cairn's 124.5 Bcfe (10:1) of Gulf of Mexico proved reserves and to Cairn's 6.2 Bcfe (10:1) of Appalachia proved reserves and arrived at an enterprise value range of $115.5 million to $141.3 million. Merrill Lynch added a range of $9.1 million to $12.2 million to this enterprise value range to account for Cairn's undeveloped acreage. After subtracting $40.5 million for debt and dividing by the outstanding shares, Merrill Lynch arrived at an equity value reference range for Cairn of $4.72 per share to $6.34 per share.

     In order to arrive at an equity value reference range for TMRC, Merrill Lynch analyzed eight transactions in the oil and gas industry involving Gulf Coast properties. The transactions in the oil and gas industry involving Gulf Coast properties that Merrill Lynch reviewed were UPRC's acquisition of certain Amax Oil & Gas properties (March 1994), Comstock Resource's acquisition of certain Black Stone properties (January 1996), Contour Production Company's acquisition of certain Kelley Oil & Gas properties (January 1996), Enron Capital & Trade's acquisition of certain Hardy Oil & Gas properties (April 1996), Denbury Resources' acquisition of certain Amerada Hess properties (April 1996), Noble Affiliates' acquisition of certain Energy Development properties (July
1996), Enron Oil & Gas' acquisition of certain properties of Amoco (November
1996) and Louis Dreyfus' pending acquisition of certain American Exploration properties (June 1997). Merrill Lynch compared the total consideration paid or to be paid in each of these transactions to the target's reserves and arrived at relevant ranges of consideration paid per Mcfe of $0.85 to $1.05 for onshore Gulf Coast properties utilizing a 10:1 conversion factor for oil to gas. Merrill Lynch applied these relevant ranges to TMRC's 70.6 Bcfe (10:1) of Gulf Coast proved reserves and arrived at an enterprise value range of $60.0 million to $74.1 million. Merrill Lynch added a range of $1.2 million to $1.6 million to this enterprise value range to account for TMRC's undeveloped acreage. After adding

$5.7 million of net cash and dividing by the outstanding shares, Merrill Lynch arrived at an equity value reference range for TMRC of $4.21 per share to $5.12 per share.

     Merrill Lynch also arrived at an equity value reference range for Cairn and TMRC by analyzing seven transactions in the oil and gas industry and comparing the total consideration involved in such transactions with the discretionary cash flow and enterprise value of the target in each of such transactions. The transactions that Merrill Lynch reviewed were Cabot Oil & Gas' acquisition of Washington Energy (May 1994), Barrett Resources' acquisition of Plains Resources (July 1995), UMC's acquisition of General Atlantic (November 1994), HS Resources' acquisition of Tidewest (June 1996), Noble Affiliates' acquisition of Energy Development (July 1996), Mesa Inc.'s acquisition of Greenhill Petroleum (April 1997), and Louis Dreyfus' pending acquisition of American Exploration (June 1997). Merrill Lynch compared the total consideration paid or to be paid in each of these transactions to the last twelve months discretionary cash flow of each of the targets and arrived at a relevant range of multiples of discretionary cash flow of 6.0x-8.0x. Merrill Lynch also compared the total consideration paid or to be paid in each of these transactions to the EBITDA of each of the targets and arrived at a relevant range of multiples of EBITDA of 6.5x-8.5x. Merrill Lynch applied these relevant ranges of multiples to the discretionary cash flow of each of Cairn and TMRC and arrived at a range of implied equity value per share of $7.68 per share to $10.24 per share for Cairn and $8.60 per share to $11.47 per share for TMRC. Merrill Lynch applied these relevant ranges of multiples to the EBITDA of each of Cairn and TMRC and arrived at a range of implied equity value per share of $7.14 per share to $10.03 per share for Cairn and $8.82 per share to $11.42 per share for TMRC. Based on these implied equity value per share ranges, Merrill Lynch used relevant ranges of $7.50 per share to $10.00 per share for Cairn and $8.50 per share to $11.50 per share in its analysis.

     Utilizing this selected comparable acquisition analysis, Merrill Lynch calculated an implied exchange ratio of 0.80 to 1.25.

     Because of the inherent differences among the Merger and the selected comparable acquisitions, Merrill Lynch believes that a purely quantitative comparable acquisition analysis would not be dispositive in the context of the Merger. Merrill Lynch further believes that an appropriate use of a comparable acquisition analysis in this instance involves qualitative judgments concerning differences among the Merger and the comparable acquisitions, which judgments are reflected in Merrill Lynch's opinion.

     Discounted Cash Flow Analysis of Ryder Scott Reserves. In order to determine an implied exchange ratio range based upon discounted cash flow analysis ("DCF Analysis"), Merrill Lynch performed DCF Analyses for each of Cairn and TMRC using reserve estimates contained in reserve reports dated as of December 31, 1996 prepared by Ryder Scott for TMRC and prepared by Cairn and reviewed by Ryder Scott with respect to Cairn, and calculated estimates of future after-tax cash flows for the reserve assets of each of Cairn and TMRC based on such reserve estimates to which it added the value of each company's respective undeveloped acreage and other assets.

     The TMRC and Cairn DCF Analyses were based upon the discount to present value of the projected future cash flows of TMRC and Cairn, respectively, from their existing proved, probable and possible reserves, assuming an applicable range of discount rates. No value was given to either TMRC's or Cairn's prospect inventories or estimated cash flow that might be realized from production therefrom. Thus, the DCF Analyses assume no additional activity beyond the production from TMRC's and Cairn's existing properties. With respect to TMRC, Merrill Lynch utilized discount rates ranging from 9% to 11% for proved developed reserves, 11% to 13% for proved undeveloped reserves and 17.5% to 22.5% for non-proved reserves, and with respect to Cairn, discount rates ranging from 10% to 12% for proved developed reserves, 12% to 14% for proved undeveloped reserves and 20% to 25% for unproved reserves. Different discount rate ranges were used for TMRC's and Cairn's reserves to reflect that TMRC's reserves are primarily onshore while Cairn's reserves are primarily offshore.

     The estimated future cash flows utilized forecasts of natural gas and oil prices developed by Merrill Lynch. The natural gas price forecast was based on the forward price curve for natural gas deliverable at Henry Hub for 1998 to 2001. With respect to 1997, Merrill Lynch utilized TMRC's estimate of its anticipated price for natural gas. Merrill Lynch's price forecast for natural gas per Mcf for the years 1997 to 2001 was

$2.53, $2.17, $2.12, $2.14 and $2.20, increasing 3% per annum thereafter. The oil price forecast utilized was based on Merrill Lynch research estimates of $20.00 per barrel for 1998, growing at 3% per annum thereafter. With respect to 1997, Merrill Lynch utilized TMRC's estimate of its anticipated price for oil of $21.08 per barrel. Merrill Lynch applied caps to the assumed prices of natural gas and oil of $5.00 per Mcf and $50.00 per barrel, respectively. Cairn's undiscounted unrisked estimated cash flow for the years ending December 31, 1997, 1998 and 1999 and thereafter was approximately $27.4 million, $33.1 million, and $65.3 million, respectively. TMRC's undiscounted estimated cash flow for the years ended December 31, 1997, 1998 and 1999 and thereafter was approximately $31.2 million, $29.6 million, and $26.1 million, respectively. Based on these analyses, Merrill Lynch calculated a range of value for TMRC Common Stock, including $4.1 million to $4.5 million of TMRC's undeveloped acreage and other assets, of $7.69 per share to $8.23 per share, and a range of value for Cairn Common Stock, including $10.1 million to $13.2 million for Cairn's undeveloped acreage and other assets, of $9.48 per share to $10.86 per share.

     Utilizing DCF Analysis, Merrill Lynch calculated an implied exchange ratio of 1.15 to 1.41.

     Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating ratios for TMRC and Cairn with corresponding data and ratios of certain similar publicly traded companies. With respect to TMRC, companies were selected by Merrill Lynch from the universe of possible companies based upon Merrill Lynch's views as to the comparability of financial and operating characteristics of these companies to TMRC. With respect to each such analysis, Merrill Lynch made such comparisons among the following companies:
Cross Timbers, DLB Oil & Gas, Houston Exploration, Newfield Exploration, Stone Energy and Swift Energy (the "TMRC Comparable Companies").

     In order to determine an implied exchange ratio range based upon an analysis of comparable publicly traded companies, Merrill Lynch compared the market value of TMRC Common Stock as a multiple of estimated 1997 and 1998 discretionary cash flow to the corresponding multiples for each of the TMRC Comparable Companies. Additionally, Merrill Lynch compared the market capitalization of TMRC as a multiple of 1997 and 1998 earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") to the corresponding multiples for each of the TMRC Comparable Companies. Merrill Lynch determined that the appropriate trading multiples for the TMRC Comparable Companies were 5.5x-6.5x, 5.0x-5.5x, 6.0x-7.0x, and 5.5x-6.0x for 1997 estimated discretionary cash flow, 1998 estimated discretionary cash flow, 1997 estimated EBITDA and 1998 estimated EBITDA, respectively. Such multiples were applied to TMRC's forecast of each respective financial measure providing the following implied equity values per share: (i) $9.03 per share to $10.67 per share based on estimated 1997 discretionary cash flow; (ii) $14.69 per share to $16.15 per share based on estimated 1998 discretionary cash flow; (iii) $10.43 per share to $12.16 per share based on 1997 estimated EBITDA; and (iv) $11.75 per share to $19.64 per share based on 1998 estimated EBITDA.

     Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating ratios for Cairn with corresponding data and ratios of certain similar publicly traded companies. Such similar companies included Forcenergy, Houston Exploration, Newfield Exploration and Stone Energy (the "Cairn Comparable Companies").

     In order to determine an implied exchange ratio range based upon an analysis of comparable publicly traded companies, Merrill Lynch compared the market value of Cairn Common Stock as a multiple of estimated 1997 and 1998 discretionary cash flow to the corresponding multiples for each of the Cairn Comparable Companies. Additionally, Merrill Lynch compared the market capitalization of Cairn as a multiple of 1997 and 1998 EBITDA to the corresponding multiples for each of the Cairn Comparable Companies. Merrill Lynch determined that the appropriate trading multiples for the Cairn Comparable Companies were 4.5x-6.0x, 4.0x-5.5x, 5.5x-7.5x, and 5.0x-7.0x for 1997 estimated discretionary cash flow, 1998 estimated discretionary cash flow, 1997 estimated EBITDA and 1998 estimated EBITDA, respectively. Such multiples were applied to Cairn's forecast of each respective financial measure providing the following implied equity values per share: (i) $8.11 per share to $10.81 per share based on estimated 1997 discretionary cash flow; (ii) $10.30 per share to $14.17 per share based on estimated 1998 discretionary cash flow;

(iii) $8.75 per share to $12.75 per share based on 1997 estimated EBITDA; and
(iv) $11.87 per share to $17.53 per share based on 1998 estimated EBITDA.

     Utilizing the foregoing analysis, Merrill Lynch calculated an implied exchange ratio of 0.88 to 1.36.

     Because of the inherent differences among the operations of TMRC and the TMRC Comparable Companies and the inherent differences among the operations of Cairn and the Cairn Comparable Companies, Merrill Lynch believes that a purely quantitative comparable company analysis would not be dispositive in the context of the Merger. Merrill Lynch further believes that an appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning differences among the financial and operating characteristics of TMRC, Cairn, the TMRC Comparable Companies and the Cairn Comparable Companies, which judgments are reflected in Merrill Lynch's opinion.

     Merger Premium Analysis. In order to determine an implied exchange ratio range based upon merger premium analysis ("Merger Premium Analysis"), Merrill Lynch examined the premiums paid for target company shares in certain mergers over the pre-announcement stock prices of such target companies and calculated the ranges of value for Cairn Common Stock.

     Merrill Lynch examined premiums paid over pre-announcement stock prices one day prior to announcement, one week prior to announcement and four weeks prior to announcement (i) in all public merger transactions and all stock merger transactions between $200 million and $400 million for the periods 1993 to present, 1994 to present, 1995 to present, 1996 to present and 1997 to present; and (ii) five selected exploration and production transactions. In the aggregate, such examinations indicated a range of merger premiums of between 20.0% and 40.0% to be indicative. Merrill Lynch applied such range to the market price of Cairn Common Stock based on Cairn's pre-auction stock price of $10.125 per share and calculated an implied exchange ratio of 0.98 to 1.15.

     Merrill Lynch is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The TMRC Board selected Merrill Lynch as its financial advisor because of Merrill Lynch's experience and expertise and because it is familiar with TMRC and its business.

     Pursuant to the terms of the engagement letter between Merrill Lynch and TMRC dated June 9, 1997, TMRC has agreed to pay Merrill Lynch an advisory fee of $1,500,000 if the Merger is consummated. Whether or not the Merger is consummated, TMRC has agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of business, Merrill Lynch and its affiliates may actively trade the equity securities of TMRC and Cairn for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Merrill Lynch has in the past provided financial services to TMRC, for which it received customary compensation.

  DLJ Opinion

     Cairn and the Special Committee of the Board of Directors retained DLJ to act as its financial advisor in connection with the Merger. DLJ is an internationally recognized investment banking firm and was selected by Cairn based on DLJ's experience and expertise. On July 3, 1997, DLJ rendered to Cairn's Board of Directors a written opinion to the effect that, as of such date and based on and subject to certain matters stated therein, the Conversion Ratio was fair from a financial point of view to the holders of shares of Cairn Common Stock.

     THE FULL TEXT OF DLJ'S WRITTEN OPINION DATED JULY 3, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED WITH LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE DLJ OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF CAIRN COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY FOR

ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF DLJ. DLJ'S OPINION IS DIRECTED TO THE CAIRN SPECIAL COMMITTEE AND THE CAIRN BOARD OF DIRECTORS AND ADDRESSES THE FAIRNESS OF THE CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF THE CAIRN COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CAIRN COMMON STOCK AS TO HOW TO VOTE AT THE CAIRN SPECIAL MEETING. THE SUMMARY OF THE OPINION OF DLJ SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Cairn and TMRC including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections for Cairn for the period beginning January 1, 1997, and ending December 31, 1999, prepared by the management of Cairn and certain financial projections for TMRC for the period beginning January 1, 1997, and ending December 31, 1999, prepared by the management of TMRC. In addition, DLJ compared certain financial and securities data of Cairn and TMRC with various other companies deemed to be reasonably similar to Cairn and TMRC and whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Cairn Common Stock and TMRC Common Stock and performed such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     In connection with its opinion, DLJ also reviewed certain information provided by Cairn and TMRC relating to their respective oil and natural gas reserves and reserve production estimates, including year-end 1996 reserve reports reviewed or prepared by independent petroleum engineers for Cairn and TMRC and discussed, as applicable, the reserve and production information with the respective managements of Cairn and TMRC and such independent petroleum engineers. DLJ also held discussions with members of the senior management of Cairn regarding their due diligence examination of such reserve information for TMRC.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by Cairn and TMRC or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the reserve related information furnished by Cairn and TMRC, DLJ assumed that such information was reasonably prepared and reflected the best currently available estimate of the judgment of the management of Cairn and TMRC as to the reserves of Cairn and TMRC, respectively. With respect to the financial projections supplied to DLJ, DLJ has assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of Cairn and TMRC as to the future operating and financial performance of Cairn and TMRC, respectively. DLJ has not assumed any responsibility for making an independent evaluation of Cairn's and TMRC's assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ has relied as to certain legal matters on advice of counsel to Cairn.

     DLJ's opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to DLJ as of, July 3, 1997. It should be understood that, although subsequent developments may affect DLJ's opinion, except as provided in the letter agreement, dated July 3, 1997, between Cairn and DLJ, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ is expressing no opinion herein as to the price at which the TMRC Common Stock will actually trade at any time. DLJ's opinion does not address the relative merits of the Merger and the other business strategies being considered by Cairn's Board of Directors, nor does it address the Cairn Board's decision to proceed with the Merger. DLJ's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     The following is a brief summary of the material factors considered and principal financial analyses performed by DLJ to arrive at its July 3, 1997 fairness opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of Cairn and TMRC the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies. In addition, DLJ considered the nature and extent of the sales process that it conducted on behalf of Cairn. In particular, DLJ noted that it contacted 97 potentially interested acquirors of Cairn, and provided 35 potential acquirors detailed confidential information on Cairn.

     Contribution Analysis. DLJ analyzed Cairn's and TMRC's relative contribution to the pro forma combined company with respect to after-tax cash flow; net income; reserves; production; EBITDA; and the pre-tax present value, discounted at 10%, of future net cash flows from estimated proved reserves ("SEC PV-10%"). Such analysis was considered in both absolute dollar terms and on a percentage basis and was made, where applicable, for the twelve months ended December 31, 1996 through December 31, 1999 based on actual and projected financial results. Projected financial results for Cairn and TMRC were supplied by and discussed with managements of Cairn and TMRC (the "Cairn and TMRC Projections"), respectively. As a result of the Merger after giving effect to the conversion of one share of Cairn Common Stock into 1.08 shares of TMRC Common Stock, Cairn stockholders will own approximately 55% of the pro forma combined company on a fully diluted basis. This compares with Cairn's contribution to the combined company's pro forma contribution of 49% -- 54% of the after-tax cash flow; 45% -- 52% of the net income; 51% -- 58% of the production and 51% -- 58% of the EBITDA for the 1996-1999 period as well as 57% of 1996 year-end SEC PV-10% and 55% of 1996 year-end reserves. In the case of reserves and SEC PV-10%, these measures were adjusted to include the relative levels of net debt for Cairn and TMRC, respectively. The implied exchange ratio derived from the contribution analysis ranged from 0.74 to 1.24 shares of TMRC Common Stock to be issued in the transaction for each share of Cairn Common Stock.

     Transaction Analysis. DLJ reviewed publicly available information for a number of selected transactions involving the combination of selected exploration and production companies. The transactions selected are not intended to represent the complete list of exploration and production transactions which have occurred during the last three years; rather they include only transactions involving combinations of companies with operating characteristics, size or geographical focus believed to be comparable to such characteristics of Cairn. These selected transactions include: Louis Dreyfus Natural Gas/American Exploration Co.; Forcenergy Inc./Edisto Resources Corp.; Bellwether Exploration Co./Torch Energy Advisors, Inc.; Domain Energy Corp./El Paso Natural Gas; Lomak Petroleum, Inc./America Cometra, Inc.; Forcenergy Inc./Great Western Resources Inc.; KCS Energy, Inc./Intercoast Oil and Gas Company; Noble Affiliates, Inc./Energy Development Corp.; Enron Capital & Trade Resources/Hardy Oil & Gas PLC; Hunt Petroleum/Columbia Gas Development; Contour Production Company, L.L.C./Kelley Oil & Gas Corp.; United Meridian Corp./General Atlantic Resources Corporation; Burlington Resources, Inc./Maxus Energy Corp.; Cabot Oil & Gas Corp./Washington Energy Resources Company. Although these various merger and acquisition transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger.

     DLJ reviewed the consideration paid in such transactions in terms of the market capitalization of common stock plus total debt less cash and cash equivalents ("Adjusted Price") of such transactions as a multiple of EBITDA, reserves and SEC PV-10% for the latest reported twelve months prior to the announcement of such transactions. The median multiple of Adjusted Price to EBITDA, computed based on the selected transactions announced since January 1994, was 6.1 times, with a high of 16.5 times and a low of 2.9 times. This compares to 10.9 times EBITDA for Cairn based on the operating performance of Cairn for the twelve months ended March 31, 1997, and on the implied Cairn share price based on TMRC's stock price at July 2, 1997 ($12.375) multiplied by the Conversion Ratio (the "Implied Cairn Per Share Value"). The median multiple of Adjusted Price to reserves, computed for the selected transactions announced since January 1994, was $1.27 per Mcfe, with a high of $2.11 per Mcfe and a low of $0.71 per Mcfe. This compares to $2.51 per Mcfe for Cairn, based on Cairn's reported oil and gas reserves as of December 31, 1996 and the Implied Cairn Per Share Value. The median ratio of Adjusted Price to SEC PV-10%, computed for the selected transactions announced since January 1994, was 1.2 times, with a high of 1.8 times and a low of 0.6 times. This compares to 1.1 times SEC PV-10% for Cairn based on Cairn's SEC PV-10% as of December 31, 1996 and the Implied Cairn Per Share Value.

     DLJ also reviewed the consideration paid in such transactions in terms of equity value as a multiple of the latest twelve-months after-tax cash flow per share of Cairn. The median multiple of stock price to latest twelve months after-tax cash flow per share computed for the selected comparable transactions was 6.0 times, with a high of 8.6 times and a low of 4.2 times. This compares to
10.3 times after-tax cash flow per share for Cairn based on Cairn's after-tax cash flow per share for the twelve months ended March 31, 1997 and the Implied Cairn Per Share Value. The implied exchange ratio derived from the comparable transaction analysis ranged from 0.15 to 1.84 shares of TMRC Common Stock to be issued in the transaction for each share of Cairn Common Stock.

     Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected share price, earnings, and operating and financial ratios for Cairn to the corresponding data and ratios of certain other companies whose securities are publicly traded. These selected companies included Petsec Energy Limited, Houston Exploration Company, Forcenergy Inc., Newfield Exploration Company, Ocean Energy, Inc. and Stone Energy Corp. Such data and ratios included Adjusted Price as a multiple of reserves and SEC PV-10% for year-end 1996. The median multiple of Adjusted Price to 1996 year-end reserves for the comparable companies was $2.28 per Mcfe, with a high of $4.69 per Mcfe and a low of $1.35 per Mcfe. This compares to $2.51 per Mcfe for Cairn based on Cairn's reported oil and gas reserves as of December 31, 1996 and the Implied Cairn Per Share Value. The median ratio of Adjusted Price to 1996 year-end SEC PV-10% for the comparable companies was 1.0 times, with a high of 2.0 times and a low of 0.7 times. This compares to 1.1 times SEC PV-10% for Cairn based on Cairn's SEC PV-10% as of December 31, 1996 and the Implied Cairn Per Share Value. In addition, DLJ examined the ratios of current stock prices to estimated fiscal year 1997 after-tax cash flow per share based upon Cairn and TMRC Projections. The median multiple of stock price to 1997 after-tax cash flow per share for the comparable companies was 5.6 times, with a high of
7.9 times and a low of 4.8 times. This compares to 9.9 times 1997 estimated after-tax cash flow per share for Cairn based on the Implied Cairn Per Share Value. The implied exchange ratio derived from the comparable company analysis ranged from 0.50 to 2.18 shares of TMRC Common Stock to be issued in the transaction for each share of Cairn Common Stock.

     Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both the Cairn Common Stock and the TMRC Common Stock since June 24, 1996. In addition, DLJ reviewed and analyzed the historical changes in the ratio of the stock price of the Cairn Common Stock to the stock price of the TMRC Common Stock for the twelve months ended June 27, 1997. The ratio of the Cairn Common Stock to the TMRC Common Stock averaged 0.8 times and has ranged from 0.6 times to 1.6 times over this time period.

     Discounted Cash Flow Analysis. DLJ also performed a discounted cash flow ("DCF") analysis of Cairn and TMRC. In conducting its analysis, DLJ relied on the Cairn and TMRC Projections.

     Cairn DCF Analysis. DLJ analyzed Cairn's proved, probable and possible reserves (as provided by Cairn and reviewed by Ryder Scott) and projected future oil and gas production volumes using an escalated price forecast and a range of various discount rates and reserve risk factors. In addition, DLJ analyzed Cairn's undeveloped acreage and exploration inventory calculating the discounted present value of future net cash flows attributable to exploration activities utilizing various assumptions regarding capital expenditures, finding and development costs and reserve risk factors. The natural gas and oil price forecast was based on the twelve month NYMEX oil and gas futures curve for 1997 and on DLJ's research projections for spot market oil and gas sales for 1998 and 1999 with adjustments made to reflect transportation charges and quality differentials. The forecasted gas prices per Mcf for years 1997 through 1999 was $2.23, $2.12 and $2.10, respectively, and were assumed to escalate at 3% per year thereafter. The forecasted oil prices per Bbl for years 1997 through 1999 was $21.50, $19.85 and $19.50, respectively, and were assumed to escalate at 3% per year thereafter.

     For the proved, probable and possible reserves, DLJ analyzed various cases whereby production volumes were assigned risk factors by reserve category. Risk factors applied to reserve categories were as follows: 100% of proved developed producing; 95% -- 100% of proved developed non-producing; 90% -- 100% of proved undeveloped; 60% -- 90% of probable and 15% -- 30% of possible reserves. DLJ applied discount rates of 10% -- 15% to calculate the present value of the cash flow stream generated by this production.

     For the undeveloped acreage and exploration inventory, DLJ computed a discounted present value of future net cash flows attributable to exploration activities utilizing various discount rates and finding and development costs of $1.00 -- $1.20 per Mcfe as compared to Cairn's three year average finding and development costs of $1.21 per Mcfe (excluding unevaluated properties).

     By discounting the projected net cash flows generated by Cairn and deducting net liabilities, DLJ arrived at a net asset reference value per share for the Cairn Common Stock of $7.83 to $14.45 (implying an exchange ratio of 0.63 to 1.17 shares of TMRC for each Cairn share). In each case, per share amounts were determined using a fully diluted 17.7 million shares of Cairn Common Stock outstanding.

     TMRC DCF Analysis. DLJ analyzed TMRC's proved and probable reserves (as provided by TMRC and audited by Ryder Scott) and projected future oil and gas production volume using an escalated price forecast and a range of various discount rates and reserve risk factors. In addition, DLJ analyzed TMRC's undeveloped acreage and exploration inventory calculating the discounted present value of future net cash flows attributable to exploration activities utilizing various assumptions regarding capital expenditures, finding and development costs and reserve risk factors. DLJ relied upon Cairn's assessment of TMRC's exploration inventory to perform this analysis. The natural gas and oil price forecast was based on the twelve month NYMEX oil and gas futures curve for 1997 and on DLJ's research projections for spot market oil and gas sales for 1998 and 1999 with adjustments made to reflect transportation charges and quality differentials. The forecasted gas prices per Mcf for years 1997 through 1999 was $2.23, $2.12 and $2.10, respectively, and were assumed to escalate at 3% per year thereafter. The forecasted oil prices per Bbl for years 1997 through 1999 was $21.50, $19.85 and $19.50, respectively, and were assumed to escalate at 3% per year thereafter.

     For the proved and probable reserves, DLJ analyzed various cases whereby production volumes were assigned risk factors by reserve category. Risk factors applied to reserve categories were as follows: 100% of proved developed producing; 95% -- 100% of proved developed non-producing; 90% -- 100% of proved undeveloped; and 60% -- 90% of probable reserves. DLJ applied discount rates of 10% -- 15% to calculate the present value of the cash flow stream generated by this production.

     For the undeveloped acreage and exploration inventory, DLJ computed a discounted present value of future net cash flows attributable to exploration activities utilizing various discount rates and finding and development costs of $0.85 -- $1.05 per Mcfe as compared to TMRC's three year average finding and development costs of $0.85 per Mcfe (excluding unevaluated properties).

     By discounting the projected net cash flows generated by TMRC and deducting net liabilities, DLJ arrived at a net asset reference value per share for the TMRC Common Stock of $9.60 to $17.55. In each case, per share amounts were determined using a fully diluted 16.1 million shares of TMRC Common Stock outstanding.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ and is qualified by references to the written opinion of DLJ set forth in Annex C hereto. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties of their respective advisors, none of Cairn, TMRC, DLJ or any other person assumes responsibility if future results are materially different from those forecast.

     The Cairn Board and the Special Committee selected DLJ as its financial advisor because it is a nationally recognized investment banking firm and the principals of DLJ have substantial experience in transactions similar to the Merger and are familiar with Cairn and its business. As part of its investment banking business, DLJ is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     Pursuant to the terms of an engagement letter dated July 3, 1997, Cairn has agreed to pay DLJ upon consummation of the Merger a transaction fee, payable in cash, based on 0.9% of the aggregate value as of the

Effective Time of outstanding Cairn Common Stock plus the amount of any debt of Cairn, assumed, retired or acquired in connection with the Merger, for acting as financial advisor in connection with the Merger, including the rendering of the opinion which is estimated to be approximately $2.9 million (as of the date of this Joint Proxy Statement/Prospectus). Cairn has also agreed to pay DLJ a retainer fee of $100,000 and a fee of $250,000 for delivering the opinion both of which fees are creditable against the 0.9% transaction fee. Cairn also has agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel incurred by DLJ in connection with its engagement provided that such expenses shall not exceed $100,000 without prior approval of Cairn) and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities law. The terms of the fee arrangement with DLJ, which DLJ and Cairn believe are customary in transactions of this nature, were negotiated at arm's length between Cairn and DLJ and the Cairn Board and the Special Committee thereof was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     In the ordinary course of business, DLJ may trade the securities of both Cairn and TMRC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ is a wholly owned subsidiary of The Equitable Life Companies Incorporated of the United States. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                       THE MERIDIAN RESOURCE CORPORATION

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected financial information of TMRC, insofar as it relates to years 1992 through 1996, has been derived from audited financial statements of TMRC. The selected financial information of TMRC for the six months ended June 30, 1997 and 1996 and as of June 30, 1997 has been derived from unaudited financial statements of TMRC, which in the opinion of TMRC's management, includes all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in TMRC's Annual Report on Form 10-K for the year ended December 31, 1996 and TMRC's Quarterly Report on Form 10-Q for the six months ended June 30, 1997 incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference".

                                              SIX MONTHS ENDED
                                                  JUNE 30,                   YEAR ENDED DECEMBER 31,
                                              -----------------   ----------------------------------------------
                                               1997      1996      1996      1995      1994      1993      1992
                                              -------   -------   -------   -------   -------   -------   ------
                                                 (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION:
  Revenues..................................  $15,247   $10,707   $26,387   $12,267   $ 7,860   $ 5,000   $2,868
  Cost and expenses:
    Oil and natural gas operating...........    1,860       958     2,642     1,600       921       572       40
    Depletion, depreciation and
      amortization..........................    5,579     3,935     9,014     4,999     3,069     1,759       74
    General and administrative..............    2,612     1,822     4,223     3,135     2,433     2,644    3,411
    Interest................................       64         8        20        50        17       794      264
    Other...................................       --        --        --       300        --     2,518       --
                                              -------   -------   -------   -------   -------   -------   ------
                                               10,115     6,723    15,899    10,084     6,440     8,287    3,789
                                              -------   -------   -------   -------   -------   -------   ------
  Income (loss) before income taxes.........    5,132     3,984    10,488     2,183     1,420    (3,287)    (921)
  Income tax expense........................    1,797     1,078     3,354        30        22        86       30
                                              -------   -------   -------   -------   -------   -------   ------
  Net income (loss).........................  $ 3,335   $ 2.906   $ 7,134   $ 2,153   $ 1,398   $(3,373)  $ (951)
                                              =======   =======   =======   =======   =======   =======   ======
  Net income (loss) per common and common
    equivalent share........................  $  0.21   $  0.19   $  0.45   $  0.16   $  0.12   $ (0.51)  $(0.21)
                                              =======   =======   =======   =======   =======   =======   ======
  Weighted average common and common
    equivalent shares outstanding...........   15,814    15,571    15,720    13,580    11,769     6,654    4,608
                                              =======   =======   =======   =======   =======   =======   ======

                                                                                  DECEMBER 31,
                                                JUNE 30,      ----------------------------------------------------
                                                  1997          1996       1995       1994       1993       1992
                                               -----------    --------    -------    -------    -------    -------
                                               (UNAUDITED)
BALANCE SHEET INFORMATION:
  Working capital (deficit)..................   $ (6,592)     $  3,838    $23,938    $ 2,786    $13,642    $  (190)
  Total assets...............................    115,806       103,262     86,726     37,415     32,520     10,521
  Long-term debt (including current
    maturities)..............................      6,500            --         --         --         --      4,300
  Stockholders' equity.......................     82,581        78,375     71,539     32,358     29,090      3,128

                       SUMMARY HISTORICAL OPERATING DATA

                                                SIX MONTHS
                                              ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                           --------------------   -----------------------------------------------
                                             1997        1996      1996      1995      1994      1993      1992
                                           ---------   --------   -------   -------   -------   -------   -------
                                               (UNAUDITED)
PRODUCTION DATA:
  Oil (MBbl).............................       325         182       478       219        63        24        --
  Natural gas (Mmcf).....................     3,000       2,498     5,568     4,195     3,176     1,822        --
                                           --------    --------   -------   -------   -------   -------   -------
  Natural gas equivalent (Mmcfe).........     4,950       3,590     8,436     5,509     3,554     1,966        --
AVERAGE PRICES:
  Oil ($/Bbl)............................  $  20.86    $  20.48   $ 22.19   $ 17.87   $ 16.40   $ 16.97   $    --
  Natural gas ($/Mcf)....................  $   2.72    $   2.47   $  2.60   $  1.74   $  2.03   $  2.37   $    --

                             CAIRN ENERGY USA, INC.

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected financial information of Cairn, insofar as it relates to years 1992 through 1996, has been derived from audited financial statements. The selected financial information of Cairn for the six months ended June 30, 1997 and 1996 and as of June 30, 1997 has been derived from unaudited financial information which, in the opinion of management of Cairn, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods. The information set forth below should be read in conjunction with the consolidated financial statements and related notes contained in Cairn's Annual Report on Form 10-K for the year ended December 31, 1996 and Cairn's Quarterly Report on Form 10-Q for the six months ended June 30, 1997 which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference".

                                              SIX MONTHS
                                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                           -----------------   ----------------------------------------------
                                            1997      1996      1996      1995      1994     1993      1992
                                           -------   -------   -------   -------   ------   -------   -------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION:
  Revenues...............................  $14,718   $14,803   $30,346   $25,963   $9,892   $13,549   $14,095
  Costs and expenses:
    Oil and natural gas operating........    1,765     1,632     3,731     3,101    2,274     3,826     3,766
    Depreciation, depletion and
      amortization.......................    7,234     7,897    15,973    13,616    4,328     5,654     6,792
    General and administrative...........    1,052       778     1,481     1,511    1,522     1,266       774
    Interest.............................    1,799     1,035     2,523     2,500    1,114     1,045     1,193
    Other(1).............................       --        --        --        --       --       284      (245)
                                           -------   -------   -------   -------   ------   -------   -------
                                            11,850    11,342    23,708    20,728    9,238    12,075    12,280
                                           -------   -------   -------   -------   ------   -------   -------
  Income before income taxes.............    2,868     3,461     6,638     5,235      654     1,474     1,815
  Income tax expense.....................       --        --        --        --       --        --        --
                                           -------   -------   -------   -------   ------   -------   -------
  Net income.............................  $ 2,868   $ 3,461   $ 6,638   $ 5,235   $  654   $ 1,474   $ 1,815
                                           =======   =======   =======   =======   ======   =======   =======
  Net income per common and common
    equivalent share.....................  $  0.16   $  0.20   $  0.38   $  0.32   $ 0.05   $  0.13   $  0.18
                                           =======   =======   =======   =======   ======   =======   =======
  Weighted average common and common
    equivalent shares outstanding........   17,566    17,557    17,559    16,422   13,259    11,260    10,048
                                           =======   =======   =======   =======   ======   =======   =======

                                                                                 DECEMBER 31,
                                                   JUNE 30,    -------------------------------------------------
                                                     1997        1996       1995      1994      1993      1992
                                                   --------    --------   --------   -------   -------   -------
                                                  (UNAUDITED)
BALANCE SHEET INFORMATION:
  Working capital (deficit).....................   $ (8,956)   $  1,004   $    815   $   514   $   877   $(1,029)
  Total assets..................................    151,890     143,358    106,811    89,181    49,629    46,100
  Advances from Cairn Energy PLC................         --          --         --        --        --     2,609
  Long-term debt (including current
    maturities).................................     50,000      42,000     15,500    23,500     9,600    19,234
  Stockholders' equity..........................     93,431      90,538     83,786    61,798    37,890    22,893

---------------

(1) Includes a loss from an extraordinary item of $284,000 in 1993 associated with the early extinguishment of debt.

                       SUMMARY HISTORICAL OPERATING DATA

                                              SIX MONTHS
                                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                           -----------------   ----------------------------------------------
                                            1997      1996      1996      1995      1994     1993      1992
                                           -------   -------   -------   -------   ------   -------   -------
                                              (UNAUDITED)
PRODUCTION DATA:
  Oil (MBbl).............................      129       142       274       431      100       116       130
  Natural gas (Mmcf).....................    4,559     5,188    10,215    10,403    3,940     5,226     6,159
                                           -------   -------   -------   -------   ------   -------   -------
  Natural gas equivalent (Mmcfe).........    5,333     6,040    11,859    12,989    4,540     5,922     6,939
AVERAGE PRICES:
  Oil ($/Bbl)............................  $ 20.50   $ 20.08   $ 21.41   $ 18.14   $14.35   $ 16.04   $ 18.69
  Natural gas ($/Mcf)....................  $  2.60   $  2.28   $  2.35   $  1.70   $ 1.99   $  2.18   $  1.84

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited Pro Forma Combined Financial Statements (the "Pro Forma Statements") have been prepared assuming the Merger is accounted for as a pooling of interests.

     The unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 has been prepared as if the combination of TMRC and Cairn had been consummated on June 30, 1997. The unaudited Pro Forma Statements of Operations for the six months ended June 30, 1997 and for each of the three years in the period ended December 31, 1996, are based on the Consolidated Financial Statements of TMRC and the Consolidated Financial Statements of Cairn and include, in the opinion of the managements of TMRC and Cairn, all adjustments necessary to present fairly the results of such periods and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations for each of TMRC and Cairn incorporated herein by reference. The unaudited Pro Forma Statements of Operations for the six months ended June 30, 1997 have been derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements of TMRC and the unaudited Consolidated Financial Statements of Cairn incorporated herein by reference. The unaudited Pro Forma Statements of Operations for each of the three years in the period ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of TMRC and the audited Consolidated Financial Statements of Cairn and the related notes thereto which have been incorporated by reference into this Joint Proxy Statement/Prospectus.

     The Pro Forma Statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the Merger been consummated as presented. Neither are they necessarily indicative of future results.

          THE MERIDIAN RESOURCE CORPORATION AND CAIRN ENERGY USA, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                   UNAUDITED
                              AS OF JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                   PRO FORMA
                                                        TMRC       CAIRN      ADJUSTMENTS          COMBINED
                                                      --------    --------    -----------          ---------
CURRENT ASSETS:
  Cash and cash equivalents.........................  $  3,262    $  3,915       $    --           $   7,177
  Accounts receivable, net..........................     9,631       4,962            --              14,593
  Due from affiliates...............................     1,670          --            --               1,670
  Prepaid expenses and other........................       393         626            --               1,019
                                                      --------    --------       -------           ---------
          Total current assets......................    14,956       9,503            --              24,459
                                                      --------    --------       -------           ---------
Oil and natural gas properties, full cost method
  (including $71,843 not subject to depletion)......   120,700     223,516            --             344,216
Land................................................       478          --            --                 478
Equipment...........................................     3,342         967            --               4,309
                                                      --------    --------       -------           ---------
                                                       124,520     224,483            --             349,003
Less accumulated depletion and depreciation.........   (24,027)    (83,106)       (1,259)(1)        (108,392)
                                                      --------    --------       -------           ---------
                                                       100,493     141,377        (1,259)            240,611
                                                      --------    --------       -------           ---------
Other assets, net...................................       357       1,010            --               1,367
                                                      --------    --------       -------           ---------
          Total assets..............................  $115,806    $151,890       $(1,259)          $ 266,437
                                                      ========    ========       =======           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $ 11,012    $  5,519       $    --           $  16,531
  Revenue and royalty payable.......................     5,362          --            --               5,362
  Accrued liabilities...............................     5,174       2,940         8,200(2)           16,314
  Current maturities of long-term debt..............        --      10,000            --              10,000
                                                      --------    --------       -------           ---------
          Total current liabilities.................    21,548      18,459         8,200              48,207
                                                      --------    --------       -------           ---------
LONG-TERM DEBT......................................     6,500      40,000            --              46,500
DEFERRED INCOME TAXES...............................     5,177          --        (3,340)(5)           1,837
COMMITMENTS AND CONTINGENCIES.......................
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 33,460,199 shares issued...........       146         176            14(3)              336
  Additional paid-in capital........................    76,240      94,859           (14)(3)         171,085
  Accumulated earnings (deficit)....................     7,723      (1,604)       (6,119)(1)(2)(5)        --
  Unamortized deferred compensation.................      (448)         --            --                (448)
  Treasury stock, 60,000 shares at cost.............    (1,080)         --            --              (1,080)
                                                      --------    --------       -------           ---------
          Total stockholders' equity................    82,581      93,431        (6,119)            169,893
                                                      --------    --------       -------           ---------
          Total liabilities and stockholders'
            equity..................................  $115,806    $151,890       $(1,259)          $ 266,437
                                                      ========    ========       =======           =========
Common shares issued................................    14,453      17,566         1,405(3)           33,424
                                                      ========    ========       =======           =========

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     THE MERIDIAN RESOURCE CORPORATION AND
                        CAIRN ENERGY USA, INC. COMBINED

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          PRO FORMA
                                                      TMRC        CAIRN     ADJUSTMENTS   COMBINED
                                                    --------     --------   -----------   ---------
REVENUES:
  Oil and natural gas.............................  $14,945      $14,583      $    --      $29,528
  Interest and other..............................      302          135           --          437
                                                    -------      -------      -------      -------
                                                     15,247       14,718           --       29,965
                                                    -------      -------      -------      -------
COST AND EXPENSES:
  Oil and natural gas operating...................    1,860        1,765           --        3,625
  Depletion, depreciation and amortization........    5,579        7,234          396(4)    13,209
  General and administrative......................    2,612        1,052           --        3,664
  Interest........................................       64        1,799           --        1,863
                                                    -------      -------      -------      -------
                                                     10,115       11,850          396       22,361
                                                    -------      -------      -------      -------

INCOME BEFORE INCOME TAXES........................    5,132        2,868         (396)       7,604
INCOME TAX EXPENSE................................    1,797           --          865(5)     2,662
                                                    -------      -------      -------      -------
NET INCOME........................................  $ 3,335      $ 2,868      $(1,261)     $ 4,942
                                                    =======      =======      =======      =======
NET INCOME PER COMMON AND COMMON EQUIVALENT
  SHARE...........................................  $  0.21      $  0.16           --      $  0.14
                                                    =======      =======      =======      =======
Weighted average common and common equivalent
  shares outstanding..............................   15,814       17,566        1,900       35,280
                                                    =======      =======      =======      =======

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     THE MERIDIAN RESOURCE CORPORATION AND
                        CAIRN ENERGY USA, INC. COMBINED

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          PRO FORMA
                                                      TMRC        CAIRN     ADJUSTMENTS   COMBINED
                                                    --------     --------   -----------   ---------
REVENUES:
  Oil and natural gas.............................  $25,107      $30,016      $    --      $55,123
  Interest and other..............................    1,280          330           --        1,610
                                                    -------      -------      -------      -------
                                                     26,387       30,346           --       56,733
                                                    -------      -------      -------      -------
COST AND EXPENSES:
  Oil and natural gas operating...................    2,642        3,731           --        6,373
  Depletion, depreciation and amortization........    9,014       15,973          460(4)    25,447
  General and administrative......................    4,223        1,481           --        5,704
  Interest........................................       20        2,523           --        2,543
                                                    -------      -------      -------      -------
                                                     15,899       23,708          460       40,067
                                                    -------      -------      -------      -------

INCOME BEFORE INCOME TAXES........................   10,488        6,638         (460)      16,666
INCOME TAX EXPENSE (BENEFIT)......................    3,354           --       (3,380)(5)      (26)
                                                    -------      -------      -------      -------
NET INCOME........................................  $ 7,134      $ 6,638      $ 2,920      $16,692
                                                    =======      =======      =======      =======
NET INCOME PER COMMON AND COMMON EQUIVALENT
  SHARE...........................................  $  0.45      $  0.38           --      $  0.47
                                                    =======      =======      =======      =======
Weighted average common and common equivalent
  shares outstanding..............................   15,720       17,559        2,056       35,335
                                                    =======      =======      =======      =======

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     THE MERIDIAN RESOURCE CORPORATION AND
                        CAIRN ENERGY USA, INC. COMBINED

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          PRO FORMA
                                                      TMRC        CAIRN     ADJUSTMENTS   COMBINED
                                                    --------     --------   -----------   ---------
REVENUES:
  Oil and natural gas.............................  $11,224      $25,742       $  --       $36,966
  Interest and other..............................    1,043          221          --         1,264
                                                    -------      -------       -----       -------
                                                     12,267       25,963          --        38,230
                                                    -------      -------       -----       -------
COST AND EXPENSES:
  Oil and natural gas operating...................    1,600        3,101          --         4,701
  Depletion, depreciation and amortization........    4,999       13,616         (70)(4)    18,545
  General and administrative......................    3,135        1,511          --         4,646
  Interest........................................       50        2,500          --         2,550
  Other...........................................      300           --          --           300
                                                    -------      -------       -----       -------
                                                     10,084       20,728         (70)       30,742
                                                    -------      -------       -----       -------

INCOME BEFORE INCOME TAXES........................    2,183        5,235          70         7,488
INCOME TAX EXPENSE................................       30           --          --            30
                                                    -------      -------       -----       -------
NET INCOME........................................  $ 2,153      $ 5,235       $  70       $ 7,458
                                                    =======      =======       =====       =======
NET INCOME PER COMMON AND COMMON EQUIVALENT
  SHARE...........................................  $  0.16      $  0.32          --       $  0.23
                                                    =======      =======       =====       =======
Weighted average common and common equivalent
  shares outstanding..............................   13,580       16,422       1,947        31,949
                                                    =======      =======       =====       =======

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     THE MERIDIAN RESOURCE CORPORATION AND
                        CAIRN ENERGY USA, INC. COMBINED

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                PRO FORMA
                                                        TMRC        CAIRN       ADJUSTMENTS     COMBINED
                                                      --------     --------     -----------     ---------
REVENUES:
  Oil and natural gas...............................   $7,466       $9,494          $   --       $16,960
  Interest and other................................      394          398              --           792
                                                       ------       ------          ------       -------
                                                        7,860        9,892              --        17,752
                                                       ------       ------          ------       -------
COST AND EXPENSES:
  Oil and natural gas operating.....................      921        2,274              --         3,195
  Depletion, depreciation and amortization..........    3,069        4,328             391(4)      7,788
  General and administrative........................    2,433        1,522              --         3,955
  Interest..........................................       17        1,114              --         1,131
                                                       ------       ------          ------       -------
                                                        6,440        9,238             391        16,069
                                                       ------       ------          ------       -------

INCOME BEFORE INCOME TAXES..........................    1,420          654            (391)        1,683
INCOME TAX EXPENSE..................................       22           --              --            22
                                                       ------       ------          ------       -------
NET INCOME..........................................   $1,398       $  654          $ (391)      $ 1,661
                                                       ======       ======          ======       =======
NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE...   $ 0.12       $ 0.05              --       $  0.06
                                                       ======       ======          ======       =======
Weighted average common and common equivalent shares
  outstanding.......................................   11,769       13,259           1,459        26,487
                                                       ======       ======          ======       =======

    The accompanying notes are an integral part of these pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     Under the terms of the Merger Agreement, the holders of the Cairn Common Stock will receive 1.08 newly issued shares of TMRC Common Stock for each share of Cairn Common Stock held by them at the Effective Time. The business combination will be accounted for using the pooling of interests method of accounting.

PRO FORMA ADJUSTMENTS

     The accompanying Pro Forma Combined Balance Sheet as of June 30, 1997, has been prepared as if the combination of TMRC and Cairn had occurred on that date and includes the following adjustments to reflect the combination as a pooling of interest:

          (1) To adjust accumulated depletion to reflect the consolidation of TMRC's and Cairn's full cost pools and reserves.

          (2) To record the estimated costs to complete the combination of TMRC and Cairn under pooling of interest accounting which will be expensed when the merger is consummated. These costs, which are primarily related to transaction and severance costs, are currently estimated to be approximately $8.2 million, before tax benefit of $0.8 million.

          (3) To adjust common stock and additional paid-in capital for the 1,405,000 shares of TMRC Common Stock to be issued to Cairn stockholders based on shares outstanding at June 30, 1997.

     The accompanying Pro Forma Combined Statements of Operations for each of the three years ended December 31, 1996, and for the six months ended June 30, 1997, have been prepared by combining the historical results of TMRC and Cairn for such periods and reflect the following adjustments:

          (4) To reflect the effects of a combined depletion rate. Depletion expense was increased by $0.4 million, $0.5 million and $0.4 million for the six months ended June 30, 1997 and the years ended 1996, and 1994, respectively. Depletion expense was decreased by $0.1 million in 1995.

          (5) To reflect the $3.4 million deferred income tax benefit for the reduction in the valuation allowance on Cairn's deferred tax assets as of and for the year ended December 31, 1996, based on expected utilization of net operating loss carryforwards and to record $0.9 million of additional deferred tax expense for the six months ended June 30, 1997.

PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     The pro forma weighted average common and common equivalent shares outstanding have been computed by adjusting the historical weighted average outstanding common and common equivalent shares of TMRC for the shares assumed to be issued in exchange for the outstanding Cairn common shares, the dilutive effect of common stock equivalents arising from the assumption of the Cairn options and giving effect to TMRC's General Partner Warrants.

PRO FORMA COMBINED SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED MEASURE INFORMATION

     The following is a summary of pro forma combined quantities of proved reserves prepared by combining the historical results of TMRC and Cairn, derived from estimates prepared or reviewed by Ryder Scott. See the historical financial statements of TMRC and Cairn, incorporated by reference herein under "Certain Documents Incorporated by Reference".

           PRO FORMA COMBINED ESTIMATED QUANTITIES OF PROVED RESERVES
                                 (IN THOUSANDS)

                                                               OIL         GAS
                                                              (BBL)       (MCF)
                                                              -----      -------
December 31, 1993...........................................  2,329       65,394
  Production................................................   (163)      (7,116)
  Revisions.................................................    (26)        (524)
  Discoveries and extensions................................    991       19,348
  Purchase of reserves in place.............................     32        3,018
  Sale of reserves in place.................................   (256)      (2,902)
                                                              -----      -------
December 31, 1994...........................................  2,907       77,218
  Production................................................   (650)     (14,598)
  Revisions.................................................   (125)       5,742
  Discoveries and extensions................................  1,542       24,691
  Sale of reserves in place.................................   (111)      (2,060)
                                                              -----      -------
December 31, 1995...........................................  3,563       90,993
  Production................................................   (751)     (15,783)
  Revisions.................................................    647       (4,418)
  Discoveries and extensions................................  5,956       36,614
                                                              -----      -------
December 31, 1996...........................................  9,415      107,406
                                                              =====      =======

      PRO FORMA COMBINED ESTIMATED QUANTITIES OF PROVED DEVELOPED RESERVES
                                 (IN THOUSANDS)

                                                               OIL      GAS
                                                              (BBL)    (MCF)
                                                              -----    ------
December 31, 1993...........................................    668    31,375
December 31, 1994...........................................  2,396    60,573
December 31, 1995...........................................  2,569    76,944
December 31, 1996...........................................  4,361    81,192

     The following is a summary of a pro forma combined standardized measure of discounted future net cash flows related to TMRC's pro forma combined proved oil, natural gas and natural gas liquids reserves. Such information has been derived from valuations of proved reserves using discounted cash flows estimated or reviewed by Ryder Scott. The additions to proved reserves from new discoveries and extension could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, the information presented below should neither be viewed as an estimate of the fair value of TMRC's or Cairn's oil and natural gas properties following the combination of TMRC and Cairn, nor should it be considered indicative of any trends.

     The estimated discounted future net cash flows from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. Future income tax expense has been reduced for the effect of available net operating loss carryforwards.

  PRO FORMA COMBINED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (IN THOUSANDS)

                                                                  AT DECEMBER 31
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
Future cash inflows.........................................  $ 671,123    $ 284,204
Future production and development costs.....................   (111,159)     (57,968)
Future income tax expense...................................   (121,347)     (26,600)
                                                              ---------    ---------
Future net cash flows.......................................    438,617      199,636
Discount to present value at 10% annual rate................   (124,994)     (49,773)
                                                              ---------    ---------
Standardized measure of discounted future net cash flows....  $ 313,623    $ 149,863
                                                              =========    =========

     The following are the principal sources of change in the pro forma combined standardized measure of discounted future net cash flows:

 PRO FORMA CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (IN THOUSANDS)

                                                               1996        1995        1994
                                                             --------    --------    --------
BALANCE AT BEGINNING OF PERIOD.............................  $149,863    $100,782    $ 90,904
                                                             --------    --------    --------
SALES OF OIL AND GAS, NET OF PRODUCTION COSTS..............   (48,750)    (32,265)    (13,765)
REVISIONS TO RESERVES PROVED IN PRIOR YEARS:
  Changes in prices and production costs...................   104,249      20,316     (24,323)
  Revisions of previous quantity estimates.................      (756)      9,839        (400)
ADDITIONS TO PROVED RESERVES:
  Acquisitions of reserves in place........................        --          --       1,531
  Sales of reserves in place...............................        --      (3,262)     (6,119)
  Current year discoveries, extensions and improved
     recovery..............................................   167,080      56,603      30,758
  Changes in estimated future development costs............    (7,597)    (20,751)     (8,622)
  Development costs incurred during the period that reduce
     future development costs..............................    11,723      19,242      11,683
  Accretion of discount....................................    16,182      10,485      10,165
  Net change in income taxes...............................   (63,476)    (13,199)      9,383
  Change in production rates (timing) and other............   (14,895)      2,073        (413)
                                                             --------    --------    --------
  Net increase.............................................   163,760      49,081       9,878
                                                             --------    --------    --------
BALANCE AT END OF PERIOD...................................  $313,623    $149,863    $100,782
                                                             ========    ========    ========

             MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION

     TMRC Common Stock is traded on the NYSE under the symbol "TMR," and Cairn Common Stock is traded on Nasdaq under the symbol "CEUS." Prior to April 3, 1997, TMRC Common Stock was traded on the AMEX. The following table sets forth the range of high and low sale prices for TMRC Common Stock and Cairn Common Stock for the periods indicated, as reported on the NYSE and Nasdaq, respectively.

                                                                     TMRC                  CAIRN
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                                ----       ---        ----       ---
TWELVE MONTHS ENDED DECEMBER 31, 1995
  Quarter ended March 31, 1995..............................    $11 5/8    $ 9 1/8    $ 8 3/4    $ 7 3/8
  Quarter ended June 30, 1995...............................     13          9 7/8     11          8 1/2
  Quarter ended September 30, 1995..........................     12 5/8     10 1/4     12 3/4     10 3/8
  Quarter ended December 31, 1995...........................     14         10 3/8     14 1/8     11 3/8
TWELVE MONTHS ENDED DECEMBER 31, 1996
  Quarter ended March 31, 1996..............................     14         10 3/4     14 1/8     10
  Quarter ended June 30, 1996...............................     13          9         14 3/4     10 1/4
  Quarter ended September 30, 1996..........................     15 1/8      9 5/16    14 3/4      9 1/4
  Quarter ended December 31, 1996...........................     18 1/2     14 5/8     12 5/8      9 3/8
TWELVE MONTHS ENDING DECEMBER 31, 1997
  Quarter ended March 31, 1997..............................     16 7/8     12 1/2     12          9 3/4
  Quarter ended June 30, 1997...............................     13 3/8     11 1/8     13 3/8     11
  Quarter ending September 30, 1997
    (through September 26, 1997)............................     14 3/16     9 7/8     14 3/8     10

     On July 3, 1997, the last trading day prior to the announcement by TMRC and Cairn that they had reached an agreement concerning the Merger, the closing sale prices of TMRC Common Stock as reported by the NYSE and of Cairn Common Stock as reported by Nasdaq were $12 5/16 and $13 7/16 per share, respectively. Applying the 1.08 Conversion Ratio to TMRC's closing price of $12 5/16, each share of Cairn Common Stock would be valued at $13.30.

     On September 26, 1997, the closing sale prices of TMRC Common Stock as reported by the NYSE and of Cairn Common Stock as reported by Nasdaq were $13 3/16 and $13 1/2 per share, respectively.

     Following the Merger, TMRC Common Stock will continue to be traded on the NYSE under the symbol "TMR" and the Cairn Common Stock will cease to be traded, and there will be no further market for such stock.

     Neither TMRC nor Cairn has declared or paid any dividends during the past three fiscal years and neither TMRC nor Cairn intend to pay cash dividends on their common stock in the foreseeable future. TMRC currently intends to retain its cash for the continued development of its business, including exploratory and development drilling activities. TMRC also is currently restricted under its credit agreement from expending more than $500,000 in the aggregate for cash dividends on common stock or for purchases of shares of common stock without the prior consent of the lender. Pursuant to the terms of Cairn's credit facility, Cairn is not permitted to pay or declare any cash or property dividends or otherwise make any distribution of capital. Contemporaneously with the consummation of the Merger, TMRC intends to enter into a new credit facility to refinance its and Cairn's existing debt. This credit facility is expected to impose similar restrictions on TMRC's ability to pay dividends to those in TMRC's existing credit facility.

                                      TMRC
GENERAL

     TMRC is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology. TMRC was one of the first independent oil and natural gas companies in the industry to incorporate 3-D seismic technology as an integral component of its exploration strategy and considers itself to be among the leaders in the use of this technology by independent oil and natural gas companies. The use of 3-D seismic technology provides TMRC with substantially more accurate and comprehensive geological data for the evaluation of drilling prospects than 2-D seismic and traditional evaluation methods. TMRC believes that its expertise with and disciplined application of 3-D seismic technology provides it with a significant competitive advantage in the areas in which it operates.

     TMRC's exploration efforts are focused primarily onshore and offshore in the coastal areas of Louisiana and the Texas Gulf Coast. TMRC generally seeks to identify exploration prospects with potential reserves of oil or natural gas having a minimum of 50 Bcf of natural gas or more per prospect and capable of producing the equivalent of 10 MMcf of natural gas per day or greater. TMRC's drilling prospects are located primarily in known geologically complex trends where there have been discoveries of large oil or natural gas reserves. Most of TMRC's prospects require the drilling of deep wells (12,000 to 22,000 feet) in geo-pressured downhole environments where drilling risks are higher, with average drilling costs of greater than $3.5 million per well. TMRC typically retains a working interest of between 50% and 75% in each well. Working interests retained by TMRC may vary in certain prospects depending upon participation structure, assessed risk, capital availability and other factors.

     TMRC was initially organized in 1985 as a master limited partnership and operated as such until 1990 when it converted into a corporation through a merger with a limited partnership of which TMRC was sole limited and general partner. Prior to its conversion, TMRC focused its efforts on the acquisition of producing properties in an effort to take advantage of what it believed to be low prices for proved reserves with development potential in relation to the cost of reserves discovered through exploration activities. In 1991, TMRC made a strategic decision to shift its emphasis away from the acquisition of producing properties to exploration for large oil and natural gas reserves utilizing 3-D seismic technology. To facilitate its exploration strategy, TMRC disposed of all of its producing properties in December 1991 and utilized the proceeds to repay substantially all of its debt and pursue its initial exploration prospects.

     Since the commencement of its technologically-based exploration strategy, TMRC has successfully discovered five new fields and has completed 14 of 19 wells drilled utilizing 3-D seismic technology. Total reserves attributable to these discoveries as of December 31, 1996 were 13,324 MBbls of oil and 120.3 Bcf of natural gas, of which a total of 5,308 MBbls of oil and 70.1 Bcf of natural gas is attributable to TMRC's interest. TMRC's estimated proved reserves as of December 31, 1996, were approximately 4,524 MBbls of oil and 25.4 Bcf of natural gas having an estimated Present Value of Proved Reserves of approximately $146.4 million. On a natural gas equivalent basis, 1996 year end proved reserves of
52.5 BCFE increased 65% over TMRC's 31.8 BCFE of proved reserves at December 31, 1995. See "-- Producing Properties" and "-- Oil and Natural Gas Reserves."

     TMRC was incorporated in Texas in 1990. TMRC's headquarters are located at 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079.

RECENT DEVELOPMENTS

  LL&E Alliance.

     In June of 1996, TMRC entered into a definitive agreement with The Louisiana Land and Exploration Company ("LL&E") to form an exploration joint venture covering areas of the coastal transition zone of south Louisiana. Under the terms of the agreement, TMRC and LL&E designated an area of mutual interest covering approximately 1,500 square miles in which they are jointly pursuing the evaluation and drilling of new prospects utilizing 3-D seismic technology. TMRC and LL&E each own a 50% working interest in joint projects within the area of mutual interest. The acquisition of oil and natural gas leases has already been completed for several projects under this alliance, and 3-D seismic data has been obtained covering approximately 500 square miles, with plans to conduct additional 3-D surveys in the near future. Since forming the alliance, TMRC and LL&E have already participated in several joint venture projects in south Louisiana outside the area of mutual interest previously established. Those projects include one well that is currently drilling and three prospect areas where 3-D seismic surveys are under way or planned. Working interests for TMRC and LL&E in projects outside the new area of mutual interest generally vary from 75% to 37.5%.

     While both TMRC and LL&E are active in the Louisiana coastal area and have similar and compatible technical approaches to exploration geology and geophysics, there is minimal overlap in the prospects identified by each company. As a consequence, entering into these joint ventures is expected to benefit TMRC by enabling it to increase and diversify its exposure to exploratory prospects and to increase on a combined basis the technical staff dedicated to those areas without increasing the overhead expenses of either company.

  Seismic Data Acquisitions.

     The use of 3-D seismic data to confirm prospect potential is a cornerstone of TMRC's exploration strategy. Through 1996, TMRC's increased production and reserve additions have been accomplished with an inventory of less than 300 square miles of 3-D seismic data. In order to maintain or increase its growth in production and reserves, TMRC must continually add to its inventory of drillable prospects, which in turn requires a continually increasing inventory of 3-D seismic data. To ensure the availability of sufficient quantities of high quality 3-D seismic data, TMRC has acquired during the past year approximately 300 square miles of 3-D seismic data and is in the process of acquiring in excess of 900 miles of seismic data.

EXPLORATION STRATEGY

     TMRC's exploration strategy is focused primarily onshore and offshore Louisiana and southeast Texas where large accumulations of oil and natural gas have been found and where TMRC believes substantial oil and natural gas reserve additions can be made through exploratory drilling utilizing 3-D seismic technology. TMRC also seeks to identify and pursue prospects with multiple potential productive zones to maximize the probability of success. In an effort to mitigate the risk of dryholes, TMRC engages in a rigorous and disciplined review of each prospect utilizing the latest in technological advances with respect to prospect analysis and evaluation.

     TMRC's process of review of exploration prospects begins with a thorough analysis of the prospect using traditional methods of prospect development and computer technology to analyze all reasonably available 2-D seismic data and other geological and geophysical data with respect to the prospect. If the results of this analysis confirm the prospect potential, TMRC seeks to acquire 3-D seismic data over, and leasehold options and interests in, the prospect area. TMRC then applies state of the art technology to assimilate and correlate the 2-D and 3-D seismic data on the prospect with all available well log information and other data to create a computer model that is designed to identify the location and size of potential hydrocarbon accumulations in the prospect. If TMRC's analysis of the model continues to confirm the potential for hydrocarbon accumulations within TMRC's prospect objectives, TMRC will then seek to identify the most desirable drilling location to test the prospect and to maximize production when the prospect is successful.

     The process of developing, reviewing and analyzing a prospect from the time it is first identified to the time that it is drilled, is generally a 12 to 24 month process and results in a large number of potential prospects being rejected at various levels of the review. Although the cost of designing, acquiring, processing and interpreting 3-D seismic data and acquiring options and leases on prospects that are not ultimately drilled requires greater upfront costs per prospect than traditional exploration techniques, TMRC believes that the elimination of prospects that are unlikely to be successful and that might otherwise have been drilled at a substantial cost, results in significant savings to TMRC and a higher than average success rate for large reserve exploratory wells and thereby lower average finding costs per MCFE. TMRC also believes that its use of 3-D seismic technology minimizes development costs by allowing for the better placement of initial and, if necessary, development wells.

     TMRC attempts to match its exploration risks with expected results by typically retaining a working interest of between 50% and 75% in each well. TMRC further attempts to manage its economic and exploration risks by internally generating its prospects through what it believes to be one of the industry's most experienced exploration staffs among the independent oil and gas companies in the regions in which TMRC operates, and by funding its exploration activities with internally generated cash from operations and the proceeds of equity issuances, supplemented by the limited use of debt when appropriate, primarily for TMRC's development activities.

3-D SEISMIC TECHNOLOGY

     The application and reliance on 3-D seismic technology is an integral part of TMRC's exploration strategy. TMRC believes that it has a competitive advantage over many of its competitors through its application of a disciplined approach to the use of 3-D seismic technology and its access to a substantial inventory of 3-D seismic data covering its existing properties and new potential prospects.

     TMRC uses 3-D seismic technology as a key exploration and drilling tool and not merely as a means of exploiting development opportunities or confirming the potential viability of a prospect without engaging in the detailed process of analyzing and correlating the data with other seismic and well data to identify the most probable areas for hydrocarbon accumulations. TMRC believes that its application of the technology enables it to develop a much more accurate definition of the risk profile of an exploratory prospect than was previously available using traditional exploration techniques. As a result, TMRC believes its use of the technology increases its success rates and reduces its dry hole costs compared to companies that do not engage in a similar process.

     TMRC has also sought to achieve advantages over its competitors by acquiring substantial 3-D seismic data over its prospects prior to drilling and by securing access to new data over its existing and new prospect areas. To assure the availability of 3-D seismic data for its prospects, TMRC has entered into several agreements with seismic firms giving TMRC rights to purchase large volumes of both 2-D and 3-D seismic data in the area of its exploration focus at attractive prices relative to others in its industry. TMRC has also accelerated its acquisition of proprietary 3-D seismic data, which, although more expensive, provides TMRC with a competitive advantage through the exclusive use of the data. TMRC estimates that the inventory of both proprietary and non-proprietary data that it owns or has rights to acquire has increased from approximately 300 square miles at year end 1995 to approximately 1,190 square miles at year end 1996.

     3-D technology has been in existence since the mid 1970's. However, it was not until recent years, with the development of high capacity data acquisition equipment and the availability of improved computer technology and processing software at reasonable costs that the method became economically available to companies in addition to major oil companies. Since 1992, TMRC has assembled a large and experienced 3-D seismic based exploration staff of over 22 professionals that is dedicated to the development of prospects in the Louisiana and Texas Gulf Coast region.

     In general, seismic technology is the analysis of sound reflected from geologic features in the subsurface. The sound waves are generated by an energy source at or near the surface and reflected back to recording devices, or receivers, at the surface. In 2-D seismic applications, the energy source and receivers are deployed in a straight line on the surface, and all data collected is assumed to be reflections from strata in the vertical plane of data collection directly beneath that line, yielding no information on strata immediately adjacent to, but outside of, the plane. By comparison, 3-D technology involves the acquisition, processing and interpretation of seismic information in three dimensions. In the 3-D process, multiple seismic lines are deployed parallel to one another, with rows of energy sources, or shot points, laid out perpendicular to the lines of the receivers, forming a grid. As the energy sources are individually fired, the recording devices receive reflected energy from reflection points in hundreds of different planes of data collection, generating millions of individual bits of information that can be correlated and triangulated by modern seismic software to generate an accurate image of subsurface strata.

     TMRC attempts to maximize the quality and usefulness of its 3-D seismic data by participating in the original design of the survey whenever practicable. After the survey is designed, TMRC conducts tests on such aspects of the design as the amount and type of energy source, shot hole depths and layout, and type and placement of recording devices to optimize data quality. TMRC also seeks to have a representative on location during the acquisition process and conducts periodic quality control checks as a survey progresses.

     Testing of survey design is made possible in part by the fact that TMRC has the ability to process the survey field data using its own staff, a capability that is atypical among independent exploration and production companies. 3-D seismic processing involves extracting data from magnetic tapes recorded in the field and filtering that information with a variety of software programs that present the data in a manner that can be utilized by interpretation software. TMRC believes that having the capability to process internally gives it greater control over not only the survey planning but also over the cost and timing of processing the survey data, and gives it greater flexibility in the assumptions used in processing the data.

     Once processing is complete, TMRC analyzes the data utilizing state of the art interpretation software and techniques, including amplitude variation with offset ("AVO"), 3-D and 2-D pre-stack depth migration, coherency and inversion techniques. In the areas where TMRC is active, the existence of complex geology and variable acoustic velocities of the subsurface strata make interpretation of the seismic data in imaging a subsurface structure a highly subjective process, often requiring the application of combinations of interpretive techniques and multiple iterations to yield the best solution. In addition to seismic data, TMRC also utilizes all available subsurface data from wells previously drilled in the surrounding areas to correlate structural position as well as to test the validity of hydrocarbon indicators, where applicable. TMRC routinely performs forward modeling techniques to compare the hypothetical seismic response of assumed lithology for a target horizon to the actual response of a lithologically similar interval in a preexisting well within the survey area, if available. TMRC believes it is one of the few exploration companies to consistently utilize what is known as "Fault Seal Analysis" to evaluate the probability of a competent seal for prospects that rely on subsurface faulting for structural closure.

GEOLOGIC AND GEOPHYSICAL EXPERTISE

     TMRC currently employs 47 full-time non-union employees. TMRC's exploration staff is made up of 27 persons, representing over half of TMRC's total personnel. This staff includes seven full-time geologists and eight full-time geophysicists, with between 13 and 41 years of experience in generating prospects in the Louisiana and Texas Gulf Coast regions. TMRC's geologists and geophysicists generate and review all prospects using computer hardware and software owned or licensed and operated by TMRC. This assemblage of geologists and geophysicists significantly reduces TMRC's dependence on outside technical consultants and enables TMRC to internally generate most of its prospects rather than taking promoted prospects generated by outside geologists.

     In the interest of retaining talented technical personnel, TMRC has adopted an incentive compensation system for its senior geologists and geophysicists that ties each individual's compensation to the individual's contribution to the success of TMRC's exploration activities by providing compensation based on results of the prospects generated by the geologist or geophysicist.

MARKETING OF PRODUCTION

     TMRC's production is marketed to third parties consistent with industry practices. Typically, oil is sold at the wellhead at field posted prices and natural gas is sold under contract at a negotiated price based upon factors normally considered in the industry, such as price regulations, distance from the well to the pipeline, well pressure, estimated reserves, quality of natural gas and prevailing supply and demand conditions. Pursuant to a farmout by Phillips Petroleum Company of leases covering approximately 2,000 acres in the Chocolate Bayou Field to TMRC, Phillips reserved a call on TMRC's oil and natural gas production from such field. The gas contract entered into as a result of Phillips exercising its call on production provides for a contract until December 31, 1998, which will be renegotiated at that time. Phillips is currently purchasing 100% of TMRC's natural gas production from the Chocolate Bayou Field at a market price equivalent to the monthly Houston Ship Channel price quotes less $0.01/MMBtu. Effective December 31, 1996, the price increased to 100% of the quoted Houston Ship Channel price and remain until December 31, 1998.

MARKET CONDITIONS

     TMRC's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas and, to a lesser extent, oil. Oil and natural gas prices have been extremely volatile in recent years and are affected by many factors outside the control of TMRC. Since 1992, prices for West Texas Intermediate ("WTI") crude have ranged from $23.39 to $13.94 per Bbl and the monthly average of the Gulf Coast spot market natural gas price at Henry Hub, Louisiana, has ranged from $3.90 to $1.08 per Mcf. In 1996, WTI crude oil prices have ranged between $23.39 to $17.21 per Bbl, and spot natural gas prices at Henry Hub, Louisiana, have ranged between $3.97 to$1.68 per Mcf. The volatile nature of the energy markets makes it difficult to estimate future prices of oil and natural gas.

     Because the majority of TMRC's production and targeted prospects are natural gas, TMRC is affected more by changes in natural gas prices than crude oil prices. However, TMRC's recent discoveries in Louisiana produce more revenues from oil production than from natural gas. Accordingly, any substantial or extended decline in the price of oil or natural gas could have a material adverse effect on TMRC's financial condition and results of operations, including reduced cash flow and borrowing capacity. In addition, sales of oil and natural gas have historically been seasonal in nature, which may lead to substantial differences in cash flow at various times throughout the year. The marketability of TMRC's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and natural gas production and transportation, general economic conditions, changes in supply and changes in demand, all could adversely affect TMRC's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on TMRC could be substantial. The availability of markets and the volatility of product prices are beyond the control of TMRC and thus represent a significant risk.

COMPETITION

     The oil and natural gas industry is highly competitive for prospects, acreage and capital. TMRC's competitors include numerous major and independent oil and natural gas companies, individual proprietors, drilling and income programs and partnerships. Many of these competitors possess and employ financial and personnel resources substantially in excess of those available to TMRC and may, therefore, be able to define, evaluate, bid for and purchase a greater number of oil and natural gas properties than TMRC. However, by utilizing technological advances, such as 3-D seismic technology, TMRC believes it has enhanced its competitive position relative to others in the industry that do not similarly rely on such technology. There is intense competition in marketing oil and natural gas production, and there is competition with other industries to supply the energy and fuel needs of consumers.

REGULATION

     The availability of a ready market for any oil and natural gas production depends upon numerous factors beyond TMRC's control. These factors include regulation of oil and natural gas production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or lack of an available natural gas pipeline in the areas in which TMRC may conduct operations. State and federal regulations generally are intended to prevent waste of oil and natural gas, protect rights to produce oil and natural gas between multiple owners in a common reservoir, control the amount of oil and natural gas produced by assigning allowable rates of production, and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies.

REGULATION OF OIL AND NATURAL GAS PRODUCTION

     Oil and natural gas production operations are subject to various types of regulation by state and federal agencies. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. In addition, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases TMRC's cost of doing business and, consequently, affects its profitability.

GAS PRICE CONTROLS

     Prior to January 1993, certain natural gas was subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Price Act ("NGPA") which prescribed maximum lawful prices for natural gas sales effective December 1, 1978. Effective January 1, 1993, natural gas prices were completely deregulated. Consequently, sales of TMRC's natural gas after such date may be made at market prices.

     The FERC regulates interstate natural gas pipeline transportation rates and service conditions which affect the marketing of natural gas produced by TMRC, as well as the revenues received by TMRC for sales of such natural gas. Since the latter part of 1985, the FERC has adopted policies intended to make natural gas transportation more accessible to gas buyers and sellers on an open and non-discriminatory basis. The FERC's latest action in this area, Order No. 636, reflected the FERC's finding that under the then current regulatory structure, interstate pipelines and other gas merchants,including producers, did not compete on a "level playing field" in selling gas. Order No. 636 instituted individual pipeline service restructuring proceedings, designed specifically to "unbundle" those services (e.g., transportation, sales and storage) provided by many interstate pipelines so that buyers of natural gas may secure gas supplies and delivery services from the most economical source, whether interstate pipelines or other parties. The FERC has issued final orders in almost all restructuring proceedings.

     Although Order No. 636 does not regulate gas producers such as TMRC, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on TMRC and its marketing efforts, although recent price declines for natural gas may be attributable, in part, to better gas distribution resulting from Order 636. In addition, numerous petitions seeking judicial review of Order No. 636 and the individual pipeline restructuring orders have been filed. It is not possible to predict what, if any, effect the final restructuring rule will have on TMRC. TMRC does not believe, however, it will be affected by any action taken with respect to Order No. 636 any differently than other gas producers and marketers with which it competes.

     The FERC has adopted a policy concerning "spin-downs" and "spin-offs" of gathering systems operated by jurisdictional pipelines to non-jurisdictional entities. Because TMRC utilizes gathering service for the transportation of gas from the wellhead to gas transmission pipelines, TMRC could be affected by this policy. In reviewing applications for "spin-downs" and" spin-offs," the FERC has considered whether existing shippers have satisfactory contractual arrangements for gathering in place. In instances in which this is not the case, the gathering company has been required to offer a "default" contract for gathering services. The impact that this new policy will have on the gathering rates paid by TMRC or the gathering services received by TMRC cannot yet be determined.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

OIL PRICE CONTROLS

     Sales of crude oil, condensate and gas liquids by TMRC are not regulated and are made at market prices.

STATE REGULATION OF OIL AND NATURAL GAS PRODUCTION

     States in which TMRC conducts its oil and natural gas activities regulate the production and sale of oil and natural gas, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas and resources. In addition, most states regulate the rate of production and may establish maximum daily production allowables for wells on a market demand or conservation basis.

ENVIRONMENTAL REGULATION

     TMRC's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from TMRC's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of TMRC, as well as the oil and natural gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on TMRC. Management believes that TMRC is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on TMRC.

PRODUCING PROPERTIES

     TMRC's producing properties are currently located in four fields, the Chocolate Bayou Field in Texas and the Bayou Lafourche/Lake Boeuf, Southwest Holmwood and East Cameron Fields in south Louisiana. The following table sets forth reserve and production information with respect to TMRC's interest in each of these fields as of December 31, 1996.

                                                                 PRESENT            1996
                                                                 VALUE OF        PRODUCTION
                                                                FUTURE NET    -----------------
                                             OIL       GAS       REVENUES       OIL       GAS
                PROPERTY                   (MBBLS)    (MMCF)     (000)(1)     (MBBLS)    (MMCF)
                --------                   -------    ------    ----------    -------    ------
Chocolate Bayou..........................     242     18,609     $ 59,465        57      4,432
Bayou Lafourche/Lake Boeuf...............   1,141     2,211        26,504       290        714
Southwest Holmwood(2)....................     184     3,069        15,208        27        377
East Cameron.............................   2,957     1,479        45,227       104         45
                                            -----     ------     --------       ---      -----
          Total..........................   4,524     25,368     $146,404       478      5,568
                                            =====     ======     ========       ===      =====

---------------

(1) The present value of the future net revenues of the above referenced fields is based on the prices of oil and natural gas received by TMRC from production from these fields at December 31, 1996. The prices per bbl of oil used for calculating the present value of future net revenues for the Chocolate Bayou, Bayou Lafourche/Lake Boeuf, Southwest Holmwood and East Cameron Fields were $24.23, $25.64, $25.19 and $25.07, respectively, and the natural gas prices per Mcf used for such calculations were $4.41, $4.44, $4.49 and $4.78, respectively.

(2) TMRC is currently in a dispute with respect to its interest in the Southwest Holmwood field and its interest in this field is subject to the outcome of this litigation. See "-- Amoco Litigation".

     Additional information with respect to these fields is set forth below. Well and reserve information is provided as of December 31, 1996.

     Chocolate Bayou. TMRC's Chocolate Bayou Field is located in Brazoria County, Texas, approximately 35 miles southeast of Houston. In 1992, TMRC farmed-in a prospect near a major field producing from shallower horizons. 3-D data analyzed by TMRC clearly indicated the existence of potential hydrocarbons, and a discovery well was drilled by TMRC to the RA-4 sand at approximately 14,000 feet. The field is presently producing approximately 38 MMcf of natural gas and 400 Bbls of oil per day from four wells, with one well currently drilling and another planned for later in the year. Cumulative production to date has been 39.8 BCFE and ultimate recovery for the field is estimated by TMRC's independent reservoir engineers to be 103.1 BCFE. TMRC's net revenue interests in the field range from 28% to 49%.

     Lake Boeuf/Bayou Lafourche. The Lake Boeuf and Bayou Lafourche Fields are located in Lafourche Parish approximately 30 miles southwest of New Orleans, Louisiana. These two adjacent fields are covered by a 15 square mile survey commissioned in 1993. After interpreting the 3-D data, TMRC identified several fault traps and drilled three productive wells. Those three wells are currently producing at a combined rate of 1,400 Bbls of oil and 4.0 MMcf of natural gas per day. TMRC subsequently drilled two additional exploratory wells in the field, both of which were dry but found the structures as predicted by 3-D analysis. Both structures had trace amounts of hydrocarbons, indicating the migration of hydrocarbons through the structures. TMRC has since added a specialist to its staff to perform fault seal analysis, a sophisticated proprietary technique which estimates the effectiveness of a fault seal. That analysis is now performed on all prospects that rely on fault trapping mechanisms whenever requisite data is available.

     Southwest Holmwood. The Southwest Holmwood Field is located in Calcasieu Parish, several miles south of Lake Charles, Louisiana. After reviewing data from a 35 square mile 3-D seismic survey, TMRC participated with Amoco Production Company ("Amoco") in 1995 in the discovery well in the field. Based on geologic information gained from the discovery well and additional interpretation of the 3-D data, TMRC drilled a second well in 1996 in the fault block that came in structurally high to the first well. The two wells are currently producing approximately 12.3 MMcf and 800 Bbls of oil per day. A third well drilled to test a different formation in a deeper fault block was unsuccessful. TMRC is currently engaged in litigation with Amoco regarding this prospect and the reserves and production thereto and its interest with respect to this field is subject to the outcome of this litigation. See "TMRC -- Amoco Litigation". See "TMRC -- Litigation".

     East Cameron. The East Cameron Field is located in Cameron Parish, Louisiana, approximately 25 miles south of Lake Charles. In 1994, TMRC shot a 43 square mile proprietary 3-D seismic survey to evaluate the prospect. After drilling the discovery well and a development well in the original fault block, two additional and separate fault blocks have been drilled extending the field beyond the original discovery in the field. Four wells are currently producing at a combined rate of 2,100 Bbls of oil and 1.4 MMcf of natural gas per day. TMRC's net revenue interests in the field average 40%.

PRODUCTIVE WELLS

     At December 31, 1996, 1995, and 1994, TMRC held interests in the following productive wells, none of which had multiple completions.

                                                                        DECEMBER 31,
                                                          -----------------------------------------
                                                             1996          1995(1)         1994
                                                          -----------    -----------    -----------
                                                          GROSS   NET    GROSS   NET    GROSS   NET
                                                          -----   ---    -----   ---    -----   ---
  Oil Wells.............................................    5     2.6      3     1.4      2     1.2
  Gas Wells.............................................   10     5.6      6     3.4      4     2.1

---------------

(1) Following December 1, 1994, one well was reclassified from an oil well to a natural gas well.

CURRENT PROSPECTS

     TMRC is actively pursuing its exploration and development program with more than 150 prospects under various stages of review, including prospects under the LL&E alliance, and has analyzed, acquired or has, or expects to obtain rights to acquire interests in 3-D seismic data covering approximately 1,850 square miles in south Louisiana and southeast Texas relating to these prospects. TMRC also is currently drilling two wells and expects to drill approximately 18 wells over the next 12 months. The total cost of TMRC's exploration and development program, including lease and seismic data acquisition costs, through the end of 1997 is currently estimated to be over $50 million, subject to adjustment depending upon drilling results, timely delivery and analysis of seismic data, the availability of drilling equipment and other factors. TMRC has recently reaffirmed its exploration strategy and is implementing a renewed effort at accelerating and increasing its exploration program for the ensuing twelve months.

OIL AND NATURAL GAS RESERVES

     Presented below are the estimated quantities of proved reserves of crude oil and natural gas, the Estimated Future Net Revenues (before income taxes), the Present Value of Future Net Revenues and the Standardized Measure of Discounted Future Net Cash Flows for TMRC as of December 31, 1996. Information set forth in the following table is based upon reserve reports prepared by Ryder Scott, independent petroleum engineers, in accordance with the rules and regulations of the Commission.

                                                      PROVED RESERVES AT DECEMBER 31, 1996
                                              -----------------------------------------------------
                                              DEVELOPED      DEVELOPED
                                              PRODUCING    NON-PRODUCING    UNDEVELOPED     TOTAL
                                              ---------    -------------    -----------    --------
                                                             (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)...............................    1,427          1,278           1,819          4,524
  Gas (MMcf)................................   18,635          5,823             910         25,368
  MMCFE.....................................   27,197         13,491          11,824         52,512
Estimated Future Net Revenues (Before Income Taxes)....................................    $192,305
Present Value of Future Net Revenues...................................................    $146,404
Standardized Measure of Discounted Future Net Cash Flows(1)............................    $111,010

---------------

(1) The Standardized Measure of Discounted Future Net Cash Flows prepared by TMRC represents the Present Value of Future Net Revenues after income taxes discounted at 10%. The prices used for calculating the Present Value of Future Net Revenues with the prices being received by TMRC at December 31, 1996, and were $25.15 per bbl of oil and $4.45 per Mcf of natural gas.

     Additional reserve information is set forth in TMRC's Consolidated Financial Statements and the Supplemental Oil and Gas Information (unaudited) as incorporated by reference herein. TMRC has not included estimates of total proved reserves, comparable to those disclosed herein, in any reports filed with Federal authorities other than the Commission.

     In general, estimates of economically recoverable oil and natural gas reserves and of the future net revenues therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and natural gas prices and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. Therefore, the actual production, revenues, severance and excise taxes, development and operating expenditures with respect to TMRC's reserves will likely vary from such estimates, and such variances could be material.

     Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history, and subsequent evaluation of the same reserves, based upon production history, will result in variations, which may be substantial, in the estimated reserves.

     In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

OIL AND NATURAL GAS DRILLING ACTIVITIES

     The following table sets forth the gross and net number of productive, dry and total exploratory and development wells that TMRC drilled in each of 1996, 1995 and 1994, all of which are onshore in the Gulf Coast region.

                                                             GROSS WELLS                 NET WELLS
                                                       ------------------------   ------------------------
                                                       PRODUCTIVE   DRY   TOTAL   PRODUCTIVE   DRY   TOTAL
                                                       ----------   ---   -----   ----------   ---   -----
Exploratory Wells
Year ended December 31, 1996.........................       4        3      7        2.6       1.7    4.3
Year ended December 31, 1995.........................       3        2(1)   5        1.1       0.9    2.0
Year ended December 31, 1994.........................       3       --      3        1.9       --     1.9
Development Wells
Year ended December 31, 1996.........................      --       --     --         --       --      --
Year ended December 31, 1995.........................       1       --      1        0.8       --     0.8
Year ended December 31, 1994.........................       1       --      1        0.6       --     0.6

---------------

(1) Due to mechanical difficulties, Amoco, the operator, abandoned one well, the Ben Todd No. 1 (Amoco) well, and drilled a substitute well, the Ben Todd No. 2 (Amoco) well, which was subsequently brought on production.

PRODUCTION

     The following table summarizes the net volumes of oil and natural gas produced and sold, and the average prices received with respect to such sales, from all properties (all of which are onshore) in which TMRC held an interest during the last three years.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
Production:
  Oil (MBbls)...............................................     478       219        63
  Natural Gas (MMcf)........................................   5,568     4,195     3,176
                                                              ------    ------    ------
  MMCFE.....................................................   8,436     5,509     3,554
Average Prices:
  Oil ($/Bbl)...............................................  $22.19    $17.87    $16.40
  Natural Gas ($/Mcf).......................................  $ 2.60    $ 1.74    $ 2.03
  MCFE ($/Mcf)..............................................  $ 2.98    $ 2.04    $ 2.10
Production Expenses:
  Lease operating expenses ($/MCFE).........................  $ 0.12    $ 0.12    $ 0.06
  Severance and ad valorem taxes ($/MCFE)...................  $ 0.20    $ 0.17    $ 0.20

ACREAGE

     The following table sets forth the developed and undeveloped oil and natural gas acreage in which TMRC held an interest as of December 31, 1996. Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves.

                                                                DEVELOPED        UNDEVELOPED
                                                              -------------    ---------------
                                                              GROSS    NET     GROSS     NET
                                                              -----   -----    ------   ------
Texas.......................................................  1,480   1,089       153       99
Louisiana...................................................  1,032     548    31,531   15,979
                                                              -----   -----    ------   ------
          Total.............................................  2,512   1,637    31,684   16,078
                                                              =====   =====    ======   ======

     In addition to the above acreage, TMRC currently has options or farm-ins to acquire leases on 64,781 gross (54,253 net) acres of undeveloped land located in Texas and Louisiana. TMRC's fee holdings of 4,915 acres has been included in the undeveloped acreage and has been reduced to reflect the interest which has been leased to third parties.

TITLE TO PROPERTIES

     As is customary in the oil and natural gas industry, TMRC makes only a cursory review of title to undeveloped oil and natural gas leases at the time they are acquired by TMRC. However, before drilling commences, TMRC causes a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well on the lease begins. To the extent title opinions or other investigations reflect title defects, TMRC, rather than the seller or lessor of the undeveloped property, is typically obligated to cure any such title defects at its expense. If TMRC were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, TMRC could suffer a loss of its entire investment in the property. TMRC believes that it has good title to its oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. Under the terms of TMRC's credit agreement, TMRC is prohibited from granting liens on various of its properties and is required to grant to its bank a lien on such property in the event of certain defaults. The oil and natural gas properties owned by TMRC are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. TMRC is currently in a dispute with respect to its interest in the Southwest Holmwood field and its interest in this field is subject to the outcome of this litigation. See "-- Amoco Litigation".

     Substantial portions of TMRC's 3-D seismic data has been acquired through licenses and other similar arrangements. Such licenses contain transfer and other restrictions customary in the industry.

AMOCO LITIGATION

     In June 1996, Amoco filed suit against TMRC in Louisiana State Court in Calcasieu Parish with respect to a dispute involving the drilling by TMRC of TMRC's Ben Todd No. 1 (TMR) well in the Southwest Holmwood Field in which TMRC and Amoco each hold a 50% leasehold interest. The case was removed to the United State District Court for the Western District of Louisiana in July 1996. The Ben Todd No. 1 (TMR) well was drilled by TMRC under a participation agreement between TMRC and Amoco in which Amoco had a right to participate in the well. The well was drilled by TMRC after providing notice to Amoco pursuant to the participation agreement of TMRC's intent to drill the well and Amoco's failure to take action to elect to participate in the well. Prior to the drilling the well, TMRC had been advised by its advisors that the drilling of the well by TMRC was permitted under the participation agreement by virtue of Amoco's refusal to reasonably consent to the well following TMRC's request to do so. Amoco also did not seek to enjoin the drilling of the well and accepted the benefits of the well following the drilling thereof as well as other benefits under the participation agreement and lease. Amoco has alleged in its suit that the well was not permitted to be drilled under the agreement and is seeking to recover the revenues from the well or have the production from the well stopped. Amoco is also requesting a cancellation of the participation agreement and TMRC's leasehold interests in the prospect, which includes TMRC's 50% interest in the Ben Todd No. 2 (Amoco) well that was drilled prior to the Ben Todd No. 1 (TMR) well on an agreed basis. TMRC has filed a counterclaim for breach of contract, unfair practices and other claims.

     On September 9, 1997, the Federal District Court entered a summary judgment finding that TMRC was not permitted under the participation agreement to drill the Ben Todd No. 1 (TMR) well and that the participation agreement and related lease had been terminated by virtue of TMRC's drilling of the well. The trial court's summary judgment was based on a finding that the participation agreement was an unambiguous contract and that agreement allowed Amoco to withhold its consent to the drilling of the Ben Todd No. 1 (TMR) well for any reason. As a result, the Court found that TMRC was precluded from drilling the Ben Todd No. 1
(TMR) well by virtue of Amoco's failure to grant an express consent and that the drilling of the well constituted a breach and termination of the agreement and related lease. The potential effect of this judgment if it is not reversed or modified is that TMRC's rights with respect to the Ben Todd No. 1 (TMR) and the Ben Todd No. 2 (Amoco) well would revert to Amoco and Amoco would have a claim for damages for production from those wells. The judgment did not address the date on which the participation agreement and lease were purportedly terminated or damages. A trial on the remaining issues has commenced and the results of such trial are expected to be known in October or November.

     TMRC is vigorously contesting the remaining issues at the trial court level. Further, subject to the outcome of the trial on such issues, TMRC currently intends to appeal the summary judgment regarding the termination of the participation agreement and leases. In this regard, TMRC believes that a termination of the participation agreement should not have affected the validity of the lease, in particular its rights with respect to the Ben Todd No. 2 (Amoco) well. TMRC also believes that with respect to any damage claims by Amoco, TMRC should be entitled to a recoupment of its expenses, including approximately $7.3 million in seismic, drilling and other exploration and development expenses.

     The proved reserves attributable to TMRC's interests in the Ben Todd No. 1
(TMR) well and Ben Todd No. 2 (Amoco) well were approximately 3.6 BCFE and .5 BCFE, respectively, at December 31, 1996, and 1.1 BCFE and .4 BCFE, respectively, at August 1, 1997, after giving effect to production during 1997 and revisions to reserve estimates. The net present value of the reserves (using a 10% discount rate) attributable to TMRC's interest in the Bed Todd No. 1 (TMR) and Ben Todd No. 2 (Amoco) well was $13.3 million and $1.9 million, respectively, at December 31, 1996, and $2.2 million and $.7 million, respectively, at August 1, 1997. These reserve valuations reflect the prevailing prices of oil of $23.96 and $19.00 per bbl at December 31, 1996, and August 1, 1997, respectively, and a price per Mcf of natural gas of $4.48 and $2.49 at December 31, 1996 and August 1, respectively. Total production from the Ben Todd No. 1 (TMR) well attributable to TMRC's interest through August 1, 1997, was 1.4 BCFE, with TMRC having received revenues net of taxes and production costs from such production of $3.7 million. TMRC has also received production from the Ben Todd No. 2 (Amoco) well since the date of drilling the drilling of the Ben Todd No. 1 (TMR) well of approximately .4 BCFE, with TMRC having received revenues net of taxes and production costs from such production of $1.3 million.

     Although TMRC believes that it was entitled to drill the Ben Todd No. 1
(TMR) well and that the leases relating to such well and the Ben Todd No. 2 (Amoco) well should have not been validly terminated, there can be no assurance as to the outcome of this litigation. Further, unfavorable outcome on this litigation could result in the loss of the reserves attributable to the wells in question as well as damages for the production received by TMRC therefrom. In such event, TMRC would be required to record a charge for the amount of such losses as they may ultimately be determined.

                                     CAIRN
GENERAL

     Cairn explores for, develops and produces natural gas and oil reserves, principally on the OCS of the Gulf of Mexico. Cairn also has interests in properties in onshore areas, principally in the Appalachian region. At January 1, 1997, Cairn's proved reserves, as reviewed by Ryder Scott, were estimated to be approximately 111.4 BCFE, consisting of 82.0 Bcf of natural gas and 4.9 MMBbls of oil. At the same date, the present value of estimated future net cash flows, before income taxes and discounted at 10%, from Cairn's estimated proved reserves was $248.1 million, with approximately 97% attributable to its Gulf of Mexico proved reserves.

     Cairn's strategy is to expand its reserve base and production principally through exploration and associated development drilling. The OCS of the Gulf of Mexico is a well-established area of oil and gas production where Cairn's management and staff have both experience and expertise and where the application of advances in 3-D and 2-D seismic and computer-aided exploration technology is particularly suited. Exploration and development activities are directed by a small, experienced technical team which makes use of extensive in-house computer capabilities.

     Cairn identifies exploratory prospects by (i) integrating 3-D and 2-D seismic technology with information about surrounding geological features, and
(ii) high-grading prospects that exhibit "bright spot" seismic anomalies by using extensive computer-aided geophysical modeling and amplitude versus offset analysis.

     Cairn generally has limited exploration expenditures to amounts that can be financed through cash flows from operations and borrowings under its credit facility. Cairn's Board of Directors must expressly approve expenditures exceeding $1.5 million for any single well. Cairn's strategy with respect to the development of its proved reserves is to concentrate available resources on those prospects with the greatest potential to add to Cairn's cash flows from operations while maintaining a diversity of development projects.

     Cairn was incorporated on May 5, 1981 in Delaware. Cairn's principal executive offices are located at 8115 Preston Road, Suite 500, Dallas, Texas 75225.

PRINCIPAL AREAS OF OPERATIONS

     All of Cairn's properties are located in the United States, mainly in the OCS of the Gulf of Mexico. The focus of Cairn's current activity is in the Gulf of Mexico. Cairn's total daily production in 1996 averaged 27,910 Mcf of gas and 747 Bbls of oil, of which about 96% was from wells located in the Gulf of Mexico. Of Cairn's total proved reserves of 111.4 BCFE at January 1, 1997, 104.9 BCFE, or approximately 94%, were attributable to properties in the Gulf of Mexico. Cairn's total capital expenditures on oil and gas properties in 1996 were $49.0 million, virtually all of which were on properties in the Gulf of Mexico. Cairn also has properties onshore, principally in the Appalachian region.

OIL AND GAS RESERVES

     Ryder Scott reviewed as of January 1, 1997 a report prepared by Cairn of the net reserves attributable to Cairn's oil and gas properties. Cairn used the results from the Ryder Scott reserve review letter (the "Ryder Scott Reserve Review Letter") as Cairn's reserves estimates. The average prices used in the computations were $3.99 per Mcf for gas and $23.63 per Bbl for oil. The results of the Ryder Scott Reserve Review Letter conform to the definition of proved reserves required by the Commission, which assumes no change in economic conditions will occur in the future.

     The estimates as of January 1, 1997 of proved reserves, future net revenues from proved reserves and the Discounted Present Value of estimated future net revenues from such proved reserves herein were prepared by Cairn and reviewed by Ryder Scott. For purposes of reviewing such estimates, Ryder Scott reviewed production data through December 1996 for properties representing 96.2% of Cairn's estimated proved net gas reserves and 99.7% of Cairn's estimated proved net oil and condensate reserves and through earlier dates for the balance of Cairn's properties. In order to calculate the proved reserve estimates as of January 1, 1997, Cairn and Ryder Scott assumed that production for each of Cairn's properties since the date of the last production data reviewed was in accordance with the production decline curve previously established for such property.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of Cairn. The reserve data set forth herein represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. In general, the volume of production from oil and gas properties owned by Cairn declines as reserves are depleted. Except to the extent Cairn conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the proved reserves of Cairn will decline as reserves are produced.

     In accordance with Commission guidelines, the estimates of Cairn's proved reserves and Discounted Present Value of revenues therefrom are made using current lease and well operating costs estimated by Cairn. Lease operating expenses for wells owned by Cairn were estimated using a combination of fixed and variable-by-volume costs consistent with Cairn's experience in the areas of such wells. For purposes of calculating future net revenues and the Discounted Present Value thereof, operating costs exclude accounting and administrative overhead expenses attributable to Cairn's working interest in wells operated under joint operating agreements, but include administrative costs associated with production offices. The Discounted Present Value of proved reserves set forth herein should not be construed as the current market value of the estimated proved oil and gas reserves attributable to Cairn's properties.

     The following table sets forth certain information regarding Cairn's proved oil and gas reserves. The following information is based on Cairn's estimated reserves as of January 1, 1997 as reviewed by Ryder Scott.

                                PROVED RESERVES

                                                                                                             % OF TOTAL
                                                      NATURAL       OIL AND                   DISCOUNTED     DISCOUNTED
                                          GROSS         GAS        CONDENSATE      TOTAL       PRESENT        PRESENT
                 FIELD                    WELLS        (MMCF)       (MBBLS)        (MMCF)       VALUE          VALUE
                 -----                    -----       -------      ----------      ------     ----------     ----------
                                                                                                 (IN
                                                                                              THOUSANDS)
OFFSHORE:
  East Cameron Blocks 331/332..........     14         24,533         1,677        34,595       $ 87,839         35.4%
  South Timbalier Blocks 290/291.......      1         10,641         1,682        20,733         45,720         18.4
  East Cameron Blocks
    349/350/355/356....................      3          4,203         1,163        11,181         21,117          8.5
  Vermilion Block 203..................      7         10,602            72        11,034         24,611          9.9
  Main Pass Block 262..................      2          4,256            --         4,256         11,248          4.5
  Mustang Island Block 858.............      3          6,189            81         6,675         15,247          6.2
  Galveston Blocks 343/363.............     17          3,262            11         3,328          8,968          3.6
  Ship Shoal Block 261.................      1          3,100            59         3,454          8,522          3.5
  Matagorda Block 710..................      3          3,941            14         4,025          6,974          2.8
  West Cameron Block 263...............      1          2,157            26         2,313          4,840          2.0
  Main Pass Blocks 300/301.............      9            839            92         1,391          2,552          1.0
  Other offshore.......................     11          1,869            15         1,959          4,057          1.6
                                           ---         ------         -----       -------       --------         ----
         Total offshore................     72         75,592         4,892       104,944        241,695         97.4
ONSHORE:
  Appalachian region...................    238          3,277            --         3,277          3,899          1.6
  Other onshore........................      4          3,169            --         3,169          2,508          1.0
                                           ---         ------         -----       -------       --------         ----
         Total onshore.................    242          6,446            --         6,446          6,407          2.6
                                           ---         ------         -----       -------       --------         ----
              Total....................    314         82,038         4,892       111,390       $248,102          100%
                                           ===         ======         =====       =======       ========         ====

     The following table sets forth certain information as of January 1, 1997 (based on Cairn's estimated reserves as of January 1, 1997 as reviewed by Ryder Scott) with respect to Cairn's proved oil and gas reserves and the Discounted Present Value of estimated future net revenues from such reserves before income taxes as of the date indicated.

                                                              NATURAL       OIL AND
                                                                GAS        CONDENSATE      DISCOUNTED
                                                               (MMCF)       (MBBLS)       PRESENT VALUE
                                                              -------      ----------     -------------
                                                                                               (IN
                                                                                           THOUSANDS)
Proved developed............................................   56,734         1,656            $158,471
Proved undeveloped..........................................   25,304         3,236              89,631
                                                               ------         -----            --------
  Total.....................................................   82,038         4,892            $248,102

     Since January 1, 1996, Cairn has not filed any estimates of proved oil and gas reserves with any federal authority or agency other than with the Commission.

RYDER SCOTT

     Ryder Scott has delivered the Ryder Scott Reserve Review Letter relating to Cairn's oil and gas reserves. Ryder Scott is a nationally recognized firm of petroleum engineers specializing in evaluations of oil and gas reserves. No limitations were imposed by Cairn upon Ryder Scott with respect to the investigations made or procedures followed by Ryder Scott in rendering such report, except that Ryder Scott was requested to review the estimate of Cairn's proved reserves in compliance with the definition of proved reserves required by the Commission, which assumes no change in economic conditions will occur in the future.

OFFSHORE PROPERTIES

     East Cameron Blocks 331/332. These blocks are located 98 miles offshore Louisiana in 240 feet of water. Cairn owns a 40% interest in the shallower horizons of Block 331 and a 20% interest in the deeper horizons of both blocks. Cairn purchased an interest in East Cameron Block 331 in 1991 for $100,000, and in 1992 proposed the first exploratory well, which proved to be the discovery well for the field. The field commenced production in October 1994, and a total of twelve wells have now been completed. During 1996, East Cameron Blocks 331/332 produced an average of 9.4 MMcf of gas per day and 504 Bbls of oil per day net to Cairn's interest, accounting for approximately 38% of Cairn's production for the period. During 1996, three exploration wells were drilled, two successful and one dry hole. The two successful wells were completed and commenced production in late December 1996. Cairn continued its development operations on East Cameron Block 331/332 in 1997 with the drilling of the A-6 sidetrack #1 and the A-11 sidetrack #1. The A-11 sidetrack #1 has been completed and brought on production at a rate of 804 BOPD and 1.2 MMcf of gas per day. The A-6 sidetrack #1 is scheduled for completion during the third quarter. In addition to the drilling operations, one well (the A-4) has undergone a major recompletion with initial production commencing in late July at a rate of 963 BOPD and 7.2 MMcf of gas per day in July 1997, and another well (the A-14) is being completed. At January 1, 1997, Cairn's net proved reserves in East Cameron Blocks 331/332 were 34.6 BCFE, with a discounted present value of approximately $87.8 million. Samedan Oil Company ("Samedan"), a subsidiary of Noble Affiliates, Inc., is the operator of East Cameron Blocks 331/332.

     East Cameron Blocks 349/350/355/356. The East Cameron Blocks 349/350/355/356 prospect area is located 110 miles offshore Louisiana in 300 feet of water. Cairn's interests in Blocks 349 and 355 were acquired in the 1994 Gulf of Mexico Central Area Lease Sale while Cairn's interest in Block 356 was acquired in a property swap by Cairn in 1994. Cairn's interest in Block 350 was acquired in the 1995 Gulf of Mexico Central Area Lease Sale. In May 1995, Cairn participated in a new field discovery on East Cameron Block 356. The field is located 6 miles south of Cairn's East Cameron Block 331/332 complex and was identified on Cairn's 3-D seismic, which covers both areas. The discovery well, East Cameron 356 #1, was drilled directionally from a surface location on East Cameron Block 349 to a depth of 7,669 feet and encountered two hydrocarbon bearing Pleistocene sands based on wireline log analysis. The well has been suspended pending completion operations. An exploration well drilled from the same surface location as the 356 #1, East

Cameron 350 #1, was spud on January 23, 1996. Based on wireline log analysis, this well encountered approximately 270 net feet of oil and gas pay. In May 1997, a three pile jacket with separation facilities was set over the two wells. In July 1997, a jack-up rig was moved over the platform and commenced completion operations of the 350 #1 well. This well was flow tested at a rate of 4.9 MMcf per day and 478 BOPD. Production from this well is expected to commence in September 1997. Completion operations have been finalized on the 356 #1 well. This well was flow treated from two separate intervals at a combined rate of 560 BOPD and 7.3 MMcf per day. Both wells began production on September 29, 1997. Three additional wells are expected to be drilled on this development this year. Cairn owns a 37.5% working interest in this block, which is operated by Enserch Exploration, Inc. ("Enserch").

     Galveston Blocks 343/363. Galveston 343/363 field is located 13 miles offshore Texas in 65 feet of water. The field is comprised of two adjacent federal lease blocks operated by an affiliate of Seagull Energy Corporation ("Seagull"). Production began in 1990. Natural gas and condensate are produced from 15 well completions on Blocks 343 and 363, from sands at depths of 7,100 feet to 8,500 feet. The wells on Block 343 produce through a four pile drilling and production platform. The well on Block 363 produces through a separate satellite platform that is tied by flowline to the Block 343 platform. Gas and condensate flow from Block 343 to shore through a 16-inch pipeline. During 1996, the average daily production net to Cairn from this field was 2.9 MMcf of gas and 8 Bbls of condensate. In July 1996, the A-2 well was worked over and completed as a dual gas producer. Cairn owns a 12% working interest in Block 343 and an 11.26% working interest in Block 363.

     Main Pass Block 262. This block is located 60 miles offshore Louisiana in 280 feet of water. Two wells were drilled in 1995 and 1996. First production from the wells began in March 1996 and averaged 3.5 MMcf per day net to Cairn during 1996. In late 1996, a third well was drilled and subsea completed. It began producing in February 1997. Cairn owns a 33% working interest in this block which is operated by CXY Energy, Inc.

     Main Pass Blocks 300/301. These blocks are located 22 miles offshore Louisiana in 200 feet of water. In April, 1996 an exploratory well was drilled into a new fault block. This well, the A-5, established new oil and gas reserves and is now producing. Cairn owns a 15.3% working interest in Main Pass Blocks 300/301, which are operated by Walter Oil & Gas Corporation ("Walter Oil").

     Matagorda Block 710. This block is located 28 miles offshore Texas in 150 feet of water. In September 1993, Cairn participated in a successful exploratory well on the block. Production commenced from two wells on the block in December 1994. Because of low reservoir pressure, production was erratic in 1996. Production averaged 1.4 MMcf per day net to Cairn's interest. A compressor was added to the production platform in late 1996. Cairn owns a 30% working interest in this block, which is operated by Murphy Exploration and Production Company.

     Mustang Island Block 858. This block is located 12 miles offshore Texas in approximately 90 feet of water. First production from the field commenced in July, 1997. Three wells are currently producing about 1.5 MMcf and 33 Bbl condensate per day net to Cairn. An exploration well to target a separate structure on the block is being considered for drilling in the second half of 1997. Cairn owns a 17.5% working interest in this block, which is operated by The Houston Exploration Company ("Houston Exploration").

     Ship Shoal Block 261. This block is located 50 miles offshore Louisiana in 156 feet of water. Production from this field commenced in late May 1997 and is currently producing at a rate of 14.0 MMcf and 282 BOPD. Cairn is the operator of this well and owns a 50% working interest in the project.

     South Timbalier Blocks 290/291. The South Timbalier Block 290 Field is located 60 miles offshore in 395 feet of water. The prospect area is part of the four-block complex comprised of South Timbalier Blocks 290/291 and Ewing Bank Blocks 782/783. Cairn acquired its interest in all four blocks in the 1996 Gulf of Mexico Central Area Lease Sale. The discovery well, South Timbalier 290 #1, was drilled directionally from a surface location on South Timbalier Block 291 to a bottom hole location on Block 290. This well, based on wireline log analysis, encountered over 150 feet of net true vertical thickness oil and gas pay. The well was temporarily abandoned in November 1996 pending completion once the production platform is in place. Cairn and partners are currently evaluating several development scenarios for this field. Tentative plans are to set a drilling and production platform capable of handling 5,000 BOPD and 50 MMcf per day. Cairn operates this four-block complex and owns a 40% working interest.

     Vermilion Block 203. This block is located 56 miles offshore Louisiana in 100 feet of water. Five wells have been drilled and completed on the block. First production from this block was achieved on February 19, 1996 and production is now approximately 6.0 MMcf of gas per day net to Cairn's interest. Cairn owns a 50% working interest in this block, which is operated by Houston Exploration.

     West Cameron Block 263. This block is located 55 miles offshore Louisiana in 76 feet of water. The field was discovered in July 1996. In August 1997, this well was completed and flow tested at rate of 11.1 MMcf per day and 53 BOPD. A caison structure was installed over the well, which will support a minimal deck and facility capable of processing 25 MMcf per day and 1500 BOPD. First production from this well is expected in early October. Cairn operates and owns a 50% working interest in West Cameron Block 263.

     Other Offshore Properties. Cairn currently holds interest in 45 additional lease blocks offshore Texas and Louisiana, of which 10 are producing leases.

ONSHORE PROPERTIES

     Appalachian Region Properties. Cairn holds interests in 238 wells producing natural gas primarily in Venango, Mercer and Crawford Counties in Pennsylvania. These wells, operated by Lomak Petroleum, Inc., produce from multiple completions in Silurian-aged Medina and other sands at depths of approximately 5,500 feet to 6,000 feet. Cairn's working interests in these wells range from 4% to 100%, with an average of approximately 28%. Cairn also holds a 20% interest in the local field gathering system and the pipeline that takes production from the wells in this area.

     Other Onshore Properties. Cairn holds minor working and royalty interests in four additional wells in Texas and Oklahoma.

EXPLORATION ACTIVITY

     In 1996 Cairn participated in the drilling of 21 exploration wells, all in the OCS of the Gulf of Mexico. Eleven of the 21 wells were successful in finding commercial quantities of hydrocarbons and have been or will be completed for production.

     Cairn drilled, or participated in the drilling of, the following numbers of total wells during the periods indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                      1994             1995             1996
                                                  -------------    -------------    -------------
                                                  GROSS    NET     GROSS    NET     GROSS    NET
                                                  -----    ----    -----    ----    -----    ----
Total Wells
  Gas...........................................    9      1.85      8      2.58     10      3.28
  Oil...........................................    1       .15     --        --      1       .15
  Dry...........................................   --        --      5      1.35     10      3.55
                                                   --      ----     --      ----     --      ----
          Total.................................   10      2.00     13      3.93     21      6.98
                                                   ==      ====     ==      ====     ==      ====
Development Wells
  Gas...........................................    3       .61     --        --     --        --
  Oil...........................................   --        --     --        --     --        --
  Dry...........................................   --        --     --        --     --        --
                                                   --      ----     --      ----     --      ----
          Total.................................    3       .61     --        --     --        --
                                                   ==      ====     ==      ====     ==      ====
Exploratory Wells
  Gas...........................................    6      1.24      8      2.58     10      3.28
  Oil...........................................    1       .15     --        --      1       .15
  Dry...........................................   --        --      5      1.35     10      3.55
                                                   --      ----     --      ----     --      ----
          Total.................................    7      1.39     13      3.93     21      6.98
                                                   ==      ====     ==      ====     ==      ====

     The information contained in the foregoing table should not be considered indicative of future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and gas that may ultimately be recovered by Cairn.

     From 1994 through 1996, Cairn has drilled and completed 29 gross (8.01 net) productive wells.

     Cairn owns no drilling rigs. All of Cairn's drilling activities are conducted by independent contractors on a day-rate basis or under standard drilling contracts.

1997 EXPLORATION AND DEVELOPMENT ACTIVITY

     Cairn's 1997 drilling program currently includes the drilling of nine exploration and five development wells.

     In April, Cairn completed the Ship Shoal Block 261 discovery and flow tested this well at a rate of 13 MMcf per day and 215 BOPD. A three pile, three well slot production facility capable of processing 25 MMcf per day and 1500 BOPD was installed in May 97. Production from this field commenced in late May and is currently producing at a rate of 14.0 MMcf per day and 282 BOPD. Cairn is operator of Ship Shoal Block 261 and owns a 50.0% working interest in the project.

     In the second quarter of 1997, Cairn participated in the drilling of three exploratory wells. A well drilled on Grand Isle Block 77 encountered three non-commercial, gas bearing zones and was plugged and abandoned. Cairn owns a 33% working interest in Block 77.

     Cairn participated in the drilling of an exploratory well on High Island Block A-364. Based on wireline log analysis, this well encountered 105 feet of oil and gas pay in two Pleistocane sands. After several unsuccessful attempts to free stuck logging tools and drill pipe, the well was abandoned. Cairn is currently evaluating future plans to develop the discovery in addition to the remaining prospectivity on the block. Cairn owns a 25% working interest in Block A-364.

     Cairn participated in an exploratory well drilled on Eugene Island Block 60 in June 1997. This well was plugged and abandoned after encountering a non-commercial pay in the primary objective. Cairn owns a 25% working interest in Eugene Block 60.

     Cairn is participating in the drilling of a exploratory well on Ship Shoal Block 11. This well was plugged and abandoned in early September 1997. Cairn owns a 25% working interest in this well.

     Cairn participated in the 1997 Central Gulf of Mexico lease sales held on March 5, 1997. Cairn and its partners were the highest bidder on eight blocks which have all been awarded. Cairn's interest in these blocks range from 20% to 100%. Cairn's total exposure for these eight blocks was $3.8 million. Cairn participated in the Western Gulf of Mexico Lease Sale, which was held in August 1997. Cairn and its partners were high bidder on one block, which has not yet been awarded. Cairn's total exposure for this block, if awarded, will be $123,750.

     Cairn currently has over 150,000 miles of 2-D seismic data covering the Gulf of Mexico and had 3-D seismic data with coverage exceeding 100 offshore blocks. All of Cairn's seismic data is continually used for prospect generation and enhancing existing Cairn owned leaseholds.

PRODUCTION WELL SUMMARY

     The following table sets forth certain information regarding Cairn's ownership as of December 31, 1996 of productive wells in the areas indicated.

                                                                   PRODUCTIVE WELLS
                                                       -----------------------------------------
                                                           GAS            OIL          TOTAL
                                                       ------------   -----------   ------------
                                                       GROSS   NET    GROSS   NET   GROSS   NET
                                                       -----   ----   -----   ---   -----   ----
Gulf of Mexico(1)....................................  17.99    8.5   1.52    .7    19.51    9.2
Appalachian region...................................  65.93   23.8     --    --    65.93   23.8
Other onshore........................................   1.39     .4     --    --     1.39     .4
                                                       -----   ----   ----    ---   -----   ----
  Total..............................................  85.31   32.7   1.52    .7    86.83   33.4
                                                       =====   ====   ====    ===   =====   ====

---------------

(1) A majority of these wells have completions in multiple pay zones.

VOLUMES, PRICES AND PRODUCTION COSTS

     The following table sets forth certain information regarding the production volumes of, average sales prices received for, and average production costs associated with Cairn's sales of oil and gas for the periods indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
Net Production:
  Gas (MMcf)................................................   3,940   10,403   10,215
  Oil (MBbls)...............................................   100.1    430.8    273.5
     Total (MMCFE)..........................................   4,541   12,988   11,856
Average Sales Price:
  Gas ($/Mcf)(1)(2).........................................  $ 1.99   $ 1.70   $ 2.35
  Oil ($/Bbl)...............................................  $14.35   $18.14   $21.41
Average Production Cost:
  ($/MCFE)(3)...............................................  $ 0.50   $ 0.24   $ 0.31
Depletion Rate:
  ($/MCFE)..................................................  $ 0.94   $ 1.04   $ 1.33

---------------

(1) Includes natural gas liquids.
(2) $2.35 per Mcf in 1996 is the price net of hedging transactions. The average price per Mcf excluding hedging transactions was $2.58 per Mcf.
(3) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies) and the administrative costs of production offices, insurance and property and severance taxes.

DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

     The following table sets forth certain information regarding the costs incurred by Cairn in its development, exploration and acquisition activities during the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1994      1995      1996
                                                              -------   -------   -------
Development Costs...........................................  $11,683   $14,105   $ 9,184
Exploration Costs...........................................    7,827    16,529    32,566
Acquisition Costs:
  Proved Properties.........................................    1,405        --        --
  Unevaluated Properties....................................   24,984    (1,372)*   7,197
                                                              -------   -------   -------
     Total Capital Expenditures.............................  $45,899   $29,262   $48,947
                                                              =======   =======   =======

---------------

* This $1.372 million is net of an adjustment of $3.9 million to the consideration paid for an acquisition in 1994.

ACREAGE

     The following table sets forth certain information regarding Cairn's developed and undeveloped leasehold acreage as of December 31, 1996. Acreage in which Cairn's interest is limited to royalty, overriding royalty and similar interests is insignificant and, therefore, excluded.

                                    DEVELOPED                      UNDEVELOPED                         TOTAL
                           ----------------------------    ----------------------------    ------------------------------
                               GROSS            NET            GROSS            NET            GROSS             NET
                           -------------    -----------    -------------    -----------    -------------    -------------
Gulf of Mexico...........     121,573         28,115          239,611         90,694          361,184          118,809
Appalachian region.......       8,590          2,288               --             --            8,590            2,288
Other onshore............       2,560            915               --             --            2,560              915
                              -------         ------          -------         ------          -------          -------
          Total..........     132,723         31,318          239,611         90,694          372,334          122,012
                              =======         ======          =======         ======          =======          =======

MARKETS

     General. The revenues generated from Cairn's oil and gas operations are highly dependent upon the prices of and the demand for its oil and gas production. The prices received by Cairn for its oil and gas production depend upon numerous factors beyond Cairn's control. Future decreases in the prices of oil and gas would have an adverse effect on Cairn's proved reserves, revenues, profitability and cash flow.

     Gas Sales. Cairn sells substantially all of its gas production on the spot market. Generally, Cairn's gas production is sold under short-term contracts. Total sales of gas accounted for 68.2% and 78.9% of Cairn's revenues during 1995 and 1996, respectively. The weighted average prices of the gas sold by Cairn under the various month-to-month spot gas contracts were $1.70 and $2.35 per Mcf of natural gas during 1995 and 1996, respectively.

     The following table lists purchasers of Cairn's natural gas that accounted for more than 10% of total revenues for the years indicated:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1995          1996
                                                                ----          ----
Coastal Corporation.........................................     22%           39%
Enron Capital and Trade Resources...........................     --            10%
Penn Union Energy Services..................................     --            16%
Samedan Oil Corporation.....................................     12%           --

     Oil Sales. Generally, Cairn's oil production is sold to various purchasers under short-term arrangements at prices negotiated by third parties, but at prices no less than such purchasers' posted prices for the respective areas less standard deductions. Total sales of oil accounted for 30.1% and 19.3% of Cairn's revenues during 1995 and 1996, respectively. Samedan Oil Corporation purchased oil production from Cairn in 1995 and 1996 that amounted to 20% and 14%, respectively, of Cairn's total revenues. Cairn believes that the loss of a purchaser of its oil would not have a material adverse effect on its results of operations due to the availability of other purchasers for its oil.

COMPETITION

     The exploration for and production of oil and natural gas is highly competitive. In seeking to obtain desirable properties, leases and exploration prospects, Cairn faces competition from both major and independent oil and natural gas companies, as well as from numerous individuals and drilling programs. Extensive competition also exists in the market for natural gas produced by Cairn. Many of these competitors have financial and other resources substantially in excess of those available to Cairn and, accordingly, may be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, many of Cairn's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations.

                                COMBINED COMPANY

     Upon completion of the Merger, it is the current intention of TMRC to integrate the operations of Cairn with its own operation, TMRC does not currently contemplate any material changes in the exploration strategy of Cairn except that it does intend to continue to seek larger interests in Cairn's prospects and to act as operator of the wells drilled by it whenever possible.

     TMRC currently intends to assist Cairn following the Merger in the pursuit of Cairn's drilling program in late 1997 and during 1998 through the use of TMRC's cash flow from its current wells and those wells expected to be brought into production during the remainder of 1997. TMRC also intends to obtain new debt financing to replace Cairn's current credit facility and to provide the combined Company with greater debt capacity that could be used to fund production and development projects. TMRC has engaged Chase Securities Inc. as financial advisor with respect to such financing. TMRC currently intends to continue to follow its current philosophy of limiting the use of indebtedness to fund exploration and will generally seek to utilize cash flow and equity as the primary source of funding for exploration projects.

     TMRC also intends to integrate the geological and geophysical staffs of the two companies to develop new prospects in areas in which such persons have particular expertise.

                              TERMS OF THE MERGER

     The detailed terms and conditions to the consummation of the Merger are contained in the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the Merger Agreement. The description in this Joint Proxy Statement/Prospectus of the terms and conditions to the consummation of the Merger is qualified by, and made subject to, the more complete information set forth in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

     Under the terms of the Merger Agreement, the Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such time subsequent thereto as TMRC and Cairn shall agree should be specified in the Certificate of Merger. It is anticipated that, if the Merger Agreement is approved at the TMRC Special Meeting and the Cairn Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meetings or as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Cairn Common Stock, other than shares held by any wholly-owned subsidiary of Cairn or by TMRC or any wholly-owned subsidiary of TMRC (which shares will be canceled at the Effective Time and no payment shall be made with respect thereto), will be converted into the right to receive 1.08 shares of TMRC Common Stock.

     As soon as practicable after the Effective Time, TMRC shall deposit with the Exchange Agent certificates representing shares of TMRC Common Stock required to effect the conversions required by the Merger and the Merger Agreement. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Cairn Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into the right to receive shares of TMRC Common Stock pursuant to the Merger and the Merger Agreement, (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (b) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of TMRC Common Stock. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF CAIRN PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of TMRC Common Stock that such holder has the right to receive pursuant to the Merger and the Merger Agreement. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of Cairn, a certificate representing the proper number of shares of TMRC Common Stock may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity, as TMRC or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of TMRC Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

     No certificates or scrip representing fractional shares of TMRC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of TMRC. In lieu of any such fractional shares, each holder of shares of Cairn Common Stock who would otherwise have been entitled to receive a fraction of a share of TMRC Common Stock (after taking into account all shares of Cairn Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part multiplied by the average of the daily closing price of TMRC Common Stock, rounded to four decimal places, as reported under New York Stock Exchange in The Wall Street Journal for each of the first 20 consecutive days on which the NYSE is open for trading in the period commencing 20 trading days prior to the Closing Date.

     Until surrendered as contemplated herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of TMRC Common Stock and cash in lieu of any fractional shares of TMRC Common Stock as contemplated by the Merger and the Merger Agreement. No dividends or other distributions declared or made after the Effective Time with respect to TMRC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TMRC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder pursuant to the Merger and the Merger Agreement, until the holder of record of such Certificate shall surrender such Certificate as contemplated by the Merger and the Merger Agreement. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate there shall be paid to the holder of the certificates representing whole shares of TMRC Common Stock issued in exchange therefor, without interest,
(a) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional share of TMRC Common Stock to which such holder is entitled pursuant to the Merger and the Merger Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of TMRC Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of TMRC Common Stock.

CONDITIONS TO THE MERGER

     Mutual Conditions to the Merger. The Merger Agreement provides that the respective obligations of TMRC and Cairn to effect the Merger are subject to the satisfaction or waiver of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of TMRC and the stockholders of Cairn; (b) no suit, action or other proceeding shall be pending by any governmental authority in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with the Merger or Merger Agreement, and no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger or ordering damages in connection therewith shall have been issued and continue in effect, and the Merger and the other transactions contemplated thereby shall not have been prohibited under any applicable federal or state law or regulation; (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect; and (d) the TMRC Common Stock issuable to the Cairn stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     TMRC Conditions to Merger. The Merger Agreement provides that the obligation of TMRC to effect the Merger is, at the option of TMRC, further subject to the satisfaction or waiver of the following conditions: (a) Cairn shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of Cairn set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on and as

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

of the Closing Date, except as otherwise contemplated by the Merger Agreement;
(c) there shall not be any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Cairn taken as a whole or on the consummation of the transactions contemplated by the Merger Agreement, but excluding economic, political or legal changes affecting the oil and gas industry as a whole, general changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons owned on the date of the Merger Agreement or thereafter acquired (a "Cairn Material Adverse Effect"); (d) TMRC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Cairn, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in the immediately preceding (a), (b) and (c) have been satisfied; (e) TMRC shall have received an opinion of Fulbright & Jaworski, in form and substance satisfactory to TMRC, which opinion may be based on appropriate representations of TMRC and Cairn, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization transaction described in Code
Section 368; (f) TMRC shall have received an opinion of Jenkens & Gilchrist in form and substance satisfactory to TMRC, addressed to TMRC and dated the Closing Date, which opinion may be based on appropriate representations of Cairn; (g) all required third party consents and statutory approvals shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Cairn Material Adverse Effect; (h) TMRC and Cairn shall have received a letter from Ernst & Young LLP, in form and substance satisfactory to TMRC and Cairn, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the Commission; (i) the Merrill Lynch opinion shall not have been withdrawn; and (j) Cairn shall have delivered to TMRC an undertaking by each Affiliate (as defined in Rule 145 promulgated under the Securities Act) of Cairn in form satisfactory to TMRC that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the TMRC Common Stock to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any TMRC Common Stock received or to be received pursuant to the Merger until such time as final results of operations of TMRC covering at least 30 days of combined operations of TMRC and Cairn have been published, (iii) no TMRC Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act, and (iv) such Affiliate agrees that appropriate legends shall be placed upon the certificates evidencing ownership of TMRC Common Stock that such person receives as a result of the Merger.

     Cairn Conditions to the Merger. The Merger Agreement also provides that the obligation of Cairn to effect the Merger is, at the option of Cairn, further subject to the satisfaction or waiver of the following conditions: (a) TMRC shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of TMRC set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement; (c) there shall not be any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of TMRC taken as a whole or on the consummation of the transactions contemplated by the Merger Agreement, but excluding economic, political or legal changes affecting the oil and gas industry as a whole, general changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons owned on the date of the Merger Agreement or thereafter acquired (a "TMRC Material Adverse Effect"); (d) Cairn shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of TMRC, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in the immediately preceding (a),
(b) and (c) have been satisfied; (e) Cairn shall have received an opinion of Jenkens & Gilchrist in form and substance satisfactory to Cairn, which opinion may be based on appropriate representations of TMRC and Cairn to the effect that the Merger will be treated for federal income tax purposes as a reorganization transaction described in Code Section 368; (f) Cairn shall have received an

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

opinion of Fulbright & Jaworski in form and substance satisfactory to Cairn, addressed to Cairn and dated the Closing Date, which opinion may be based on appropriate representations of TMRC; (g) all required third party consents and statutory approvals shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a TMRC Material Adverse Effect; (h) TMRC and Cairn shall have received a letter from Ernst & Young LLP, in form and substance satisfactory to TMRC and Cairn, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the Commission; and (i) the DLJ Opinion shall not have been withdrawn.

     Waiver of Conditions. The various conditions to the obligations of TMRC and Cairn to consummate the Merger may be waived by the party to which such conditions are applicable subject to such restrictions as may exist under law that would prohibit the consummation of the Merger notwithstanding such waiver. Such conditions that could not be waived by law or without a material violation of law are (a) the requirements of shareholder approval by TMRC and Cairn and
(b) the effectiveness of the registration statement on the Closing Date. In addition, neither TMRC nor Cairn contemplate waiving any of the conditions relating to (a) the receipt of legal or tax opinions; (b) the receipt of the letters from Ernst & Young LLP that the Merger should be accounted for as a pooling of interests or (c) the absence of any revocation of the fairness opinions of Merrill Lynch or DLJ.

REPRESENTATIONS AND WARRANTIES OF TMRC AND CAIRN

     Under the Merger Agreement, TMRC and Cairn have made various representations and warranties relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans, tax and environmental matters, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation. The representations and warranties of each of the parties to the Merger Agreement will expire at the Effective Time upon consummation of the Merger.

CONDUCT OF BUSINESS OF CAIRN AND TMRC PRIOR TO THE MERGER

     Pursuant to the Merger Agreement, TMRC and Cairn each have agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement, each shall and shall cause its subsidiaries to conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

     In addition, pursuant to the Merger Agreement, TMRC and Cairn have each agreed that it shall not, nor shall it permit any of its subsidiaries to (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to TMRC or its subsidiaries or to Cairn or its subsidiaries, as the case may be, and other than the declaration and payment, if desirable by TMRC, of TMRC Common Stock purchase rights under a customary form of rights plan, and that in all events the TMRC Common Stock issued in the Merger shall provide the holders thereof with the same rights and benefits as the holders of TMRC Common Stock as of the date of the Merger Agreement; (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (i) intercompany acquisitions of capital stock, or (ii) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date of the Merger Agreement in the ordinary course of the operation of such plans; (d) issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for (i) the issuance of common stock or other securities pursuant to employee benefit plans and arrangements existing as of the date of the Merger Agreement, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current

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

terms, (ii) existing outstanding securities and rights to acquire securities of such party and the TMRC Common Stock purchase rights referenced in (a) above or
(iii) issuances by a wholly-owned subsidiary of its capital stock to TMRC or Cairn, as the case may be; (e) amend or propose to amend their respective articles or certificate of incorporation or bylaws in any way adverse to the other party, except to the extent that any document setting forth the terms of a series of preferred stock permitted to be issued in accordance with the TMRC Common Stock purchase rights referenced in (a) above constitutes an amendment to the TMRC Articles; (f) acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, any assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that involves a transaction exceeding $15,000,000 in the aggregate, except with the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, that each party may acquire oil and gas interests in the ordinary course of business consistent with prior practice, and further provided however, notwithstanding the foregoing, except for acquisitions of oil and gas interests in the ordinary course of business consistent with prior practice, in no event shall any acquisition, merger, consolidation or purchase of any assets or business from an affiliate of such party be permitted without the consent of the other party hereto; (g) make any capital expenditures, except for normal extensions to or replacements of properties and drilling of exploratory and development wells in the ordinary course of business consistent with prior practice and the acquisition of seismic data and processing and interpretation equipment in the ordinary course of business consistent with prior practice; (h) sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice, provided, however, this shall not prohibit ordinary course of business transfers of properties in connection with the establishment of exploration arrangements, including farmouts and similar arrangements; (i) incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for (i) short-term indebtedness in the ordinary course of business consistent with past practice, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, or (iii) borrowings under existing credit facilities; (j) enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or its or their respective subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of such party or its respective subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or its respective subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; (k) make any changes in its or their accounting methods, except as required by law, rule, regulation or GAAP or that would adversely affect the ability of TMRC to account for the Merger as a pooling of interests; or (l) knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

     In addition, pursuant to the Merger Agreement, TMRC and Cairn have each agreed that it shall (a) maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its subsidiaries; (b) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations, promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise), prospects or results of operations, advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably likely have a TMRC Material Adverse Effect, a material adverse effect on Sub or a Cairn Material Adverse Effect, and consult with each other prior to making any filings with any state or

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

federal court, administrative agency, commission or other governmental authority in connection with the Merger Agreement and the transactions contemplated thereby, and promptly after each such filing provide the other with a copy thereof; (c) use commercially reasonable efforts to obtain all required third-party consents; and (d) use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which such party operates.

CONDUCT OF BUSINESS OF THE COMBINED COMPANY FOLLOWING THE MERGER AND MANAGEMENT

     Sub will cease to exist after the Merger and Cairn will continue as a wholly-owned subsidiary of TMRC. Pursuant to the Merger Agreement, the Certificate of Incorporation of Cairn, shall at the Effective Time be amended so as to read in its entirety substantially identical to the Certificate of Incorporation of Sub. Pursuant to the Merger Agreement, the Bylaws of Cairn immediately prior to the Effective Time shall at the Effective Time be amended and restated in its entirety to read identically to the Bylaws of Sub.

     TMRC has agreed that on or before the Election Date it shall either (a) elect to its Board of Directors an Independent Director or (b) elect as a director of TMRC a person to be agreed upon by Cairn and TMRC for a term from the Election Date until TMRC's annual meeting of shareholders to be held in 1998, and at such annual meeting elect an Independent Director.

     In addition, TMRC has agreed to terminate (or cause Cairn to terminate) the employment contracts by and between Cairn and Messrs. Gilbert and Murphy pursuant to their respective employment contracts, and as a result of such termination, each Employee shall have the rights provided in his contract, including without limitation section 6.3 and section 7 thereof providing for the payment of $600,000 and $405,000 to Messrs. Gilbert and Murphy assuming a termination of their respective contracts on December 31, 1997. The termination of each of Mr. Gilbert and Mr. Murphy is required by the Merger Agreement to occur on the 90th day after the Effective Time; provided, however, such individuals and TMRC may mutually agree to enter into an employment contract and waive the requirements of this section of the Merger Agreement. Such termination is intended to assure a transition in management following the Merger while allowing such persons to maintain their benefits under these contracts. Such individuals and TMRC may mutually agree to enter into an employment contract and waive these termination requirements.

NO SOLICITATION

     The Merger Agreement provides that (a) no party shall, and each such party shall cause its subsidiaries not to, permit any of its representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal; (b) each party shall notify the other orally and in writing of any such inquiries, offers or Takeover Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof; and
(c) each party shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing,
(a) each party may, prior to the vote of its shareholders for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as the confidentiality agreement between TMRC and Cairn that the Board of Directors of such party determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law; and (b) each party may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced in (a)) with any person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal; and (c) such party may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) of the Exchange Act

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

following such party's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

NO WITHDRAWAL OF RECOMMENDATION

     The Merger Agreement provides that neither party's Board of Directors nor any committee thereof shall, except in connection with the termination of the Merger Agreement pursuant to (a), (b), (c), (d) or (h) under "-- Termination or Amendment of the Merger Agreement" below withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party the approval or recommendation by the Board of Directors of such party or any such committee of the Merger Agreement or the Merger or take any action having such effect or approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event a party's Board of Directors receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of such party may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated (a) by mutual written consent of the Boards of Directors of the TMRC or Cairn; (b) by TMRC or Cairn, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 1997, provided, however, that such date shall automatically be changed to February 28, 1998 if on December 31, 1997, (i) (A) the statutory approvals required to consummate the Merger have not yet been obtained, (B) the other conditions to the consummation of the transactions contemplated by the Merger Agreement are then capable of being satisfied, and
(C) any statutory approvals required to consummate the Merger that have not yet been obtained are being pursued with diligence, provided, further, that the right to terminate the Merger Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date, or (ii) the approval of the shareholders of TMRC or the stockholders of Cairn shall not have been obtained at the TMRC Special Meeting or Cairn Special Meeting, or any adjournments thereof; (c) by written notice to the other party if the approval of the shareholders of TMRC or the stockholders of Cairn shall not have been obtained at the TMRC Special Meeting or Cairn Special Meeting, or any adjournments thereof (a "Shareholder Approval Event"); (d) by either party, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by either party, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (e) by either party, upon three business days' prior notice to the other party, if as a result of a Takeover Proposal that the Board of Directors of such party has determined to be a Superior Takeover Proposal, and the Board of Directors of such party determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law, provided, however, that prior to any such termination, such party shall advise the other party in writing of the determination by the Board of Directors of such party that the Board of Directors of such party has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal, and during such three business day period, the other party may propose to such party an alternative transaction, and such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party in good faith with respect to such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable such party to proceed with the transactions contemplated by the Merger Agreement (a "Superior Proposal Event"); (f) by either party by written notice to the other party, if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the other party under the Merger Agreement and such breach shall not have been remedied within ten business days after receipt by the

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

other party of notice in writing from such party, specifying the nature of such breach and requesting that it be remedied (a "Material Breach Event"); (g) by either party if the Board of Directors of the other party or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to such party the approval or recommendation by the Board of Directors of the other party of the Merger Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal with respect to the other party (a "Board Withdrawal Event").

CERTAIN DAMAGES, PAYMENTS AND EXPENSES

     Damages Payable Upon Termination for Breach or Withdrawal of Approval. If the Merger Agreement is terminated by either party because of (a) a Material Breach Event or (b) a Board Withdrawal Event, then the breaching party, or the other party if its board has withdrawn its recommendation, shall promptly pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Merger or the transactions contemplated by the Merger Agreement not in excess of $1 million ("Out-of-Pocket Expenses"), provided, however, that if the Merger Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

     Other Company Termination Payments. Pursuant to the Merger Agreement, each Paying Party has agreed to pay the other party a termination fee of $6.5 million if the Merger Agreement is terminated (a) by the Paying Party pursuant to a Superior Proposal Event; (b) by the other party pursuant to a Stockholder Approval Event, if at the time prior to the TMRC Special Meeting or the Cairn Special Meeting, as the case may be, there shall have been a Takeover Proposal with respect to the Paying Party and the Board of Directors of the Paying Party has withdrawn its recommendation of the Merger Agreement or the Merger, (c) by the other party if there is a material breach of the Paying Party's obligations under the Merger Agreement to take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting for the purpose of approving the Merger and the Merger Agreement, to distribute this Joint Proxy Statement/Prospectus in accordance with applicable law and the constituent documents of the Paying Party, or to recommend to its shareholders the approval of the Merger and the Merger Agreement or (d) by the other party pursuant to a Board Withdrawal Event. In addition, in the event the Merger Agreement is terminated by the other party pursuant to a Stockholder Approval Event, the Paying Party also will pay to the other party the Termination Fee if (i) after the date of Merger Agreement and before the applicable special meeting, a Takeover Proposal with respect to the Paying Party shall have been made by an Acquiring Person, (ii) the shareholders of the Paying Party shall not have approved the Merger at the applicable special meeting and (iii) at or prior to one year after the date of termination of the Merger Agreement, the Acquiring Person or any affiliate of the Acquiring Person shall have effected a Takeover Proposal with respect to the Paying Party. Pursuant to the Merger Agreement, the amount of the Termination Fee and Out-of-Pocket Expenses paid shall not exceed $7.0 million in the aggregate.

INDEMNIFICATION

     Pursuant to the Merger Agreement, to the fullest extent not prohibited by law, TMRC has agreed that for a period of six years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of Cairn and its subsidiaries (at the Effective Time) as provided for in their respective certificate of incorporation or bylaws shall continue in full force and effect. After the Effective Time, TMRC has agreed to consent to the establishment by Cairn of such additional indemnification arrangements in favor of its directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of TMRC for all events or actions occurring subsequent to the Effective Time.

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

CAIRN OPTIONS AND STOCK PLANS

     The Merger Agreement provides that Cairn shall take such action as may be necessary so that from and after the date of the Merger Agreement, no further grants of stock, options, or other rights shall be made under any stock option plan, stock bonus plan and similar plans of Cairn under which the delivery of Cairn Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options, and that after the Effective Time, outstanding options to purchase shares of Cairn Common Stock shall be exercisable to purchase a number of shares of TMRC Common Stock as may be determined by applying the Conversion Ratio.

     The Merger Agreement provides that in the event after the Effective Time outstanding options are exercisable in shares of TMRC Common Stock, TMRC shall, to the extent required under applicable Commission rules, (a) take all corporate action necessary or appropriate to obtain shareholder approval at an annual meeting with respect to such Stock Plan to the extent such approval is required to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act; (b) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of TMRC Common Stock for delivery upon exercise of options under such Stock Plan which are outstanding on the date; (c) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of TMRC Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to the extent such filing is required under applicable law, and use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such options remain outstanding; and (d) take such action as may be reasonably required to cause the shares of TMRC Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to be approved for listing on the NYSE.

EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, TMRC has agreed that it will maintain the level of benefits provided to the employees and all former employees of Cairn that was in effect on the date of the Merger Agreement (other than benefits under any Stock Plans) until TMRC shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees within the TMRC system.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Cairn Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "Service") and court decisions, all of which are subject to change. No attempt has been made to comment on any state, local or foreign tax consequences of the Merger or on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. THE FOLLOWING IS A GENERAL SUMMARY AND HOLDERS OF CAIRN COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     Neither TMRC nor Cairn has requested a ruling from the Service in connection with the Merger. TMRC has received from its counsel, Fulbright & Jaworski, an opinion to the effect that, for federal income tax purposes (a) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (b) no gain or loss will be recognized by TMRC, Sub or Cairn as a result of the Merger. It is a condition to the obligation of TMRC to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Cairn has received from its counsel, Jenkens & Gilchrist, an opinion to the effect that, for federal income tax purposes (a) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (b) each of TMRC, Sub and Cairn are parties to the reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by the

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

stockholders of Cairn upon the receipt by them of shares of TMRC Common Stock in exchange for their shares of Cairn Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of TMRC Common Stock. Such opinions are subject to certain assumptions and based on certain representations of TMRC and Cairn and affiliates of Cairn. Cairn stockholders should be aware that such opinions are not binding upon the Service and no assurance can be given that the Service will not adopt a contrary position or that a contrary Service position would not be sustained by a court.

     Based upon the opinions of Fulbright & Jaworski with respect to paragraph
(c) below and Jenkens & Gilchrist with respect to paragraphs (a) through (e) below that the Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code, the following U.S. federal income tax consequences will occur:

          (a) No gain or loss will be recognized by TMRC, Sub or Cairn by reason of the Merger;

          (b) No gain or loss will be recognized by a holder of Cairn Common Stock who exchanges all of his or her shares of Cairn Common Stock solely for shares of TMRC Common Stock in the Merger;

          (c) The aggregate basis of the shares of TMRC Common Stock to be received by a Cairn stockholder in the Merger (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Cairn Common Stock surrendered in exchange therefor;

          (d) The holding period of the shares of TMRC Common Stock to be received by a Cairn stockholder in the Merger (including any fractional share not actually received) will include the holding period of the shares of Cairn Common Stock surrendered in exchange therefor, provided that such shares of Cairn Common Stock are held as capital assets at the Effective Time; and

          (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of TMRC Common Stock had been received in the Merger and then redeemed by TMRC. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Cairn stockholder receiving cash in lieu of a fractional share will recognize gain or loss treatment upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Cairn Common Stock is held as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph (d) above) is more than one year.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling of interests" method of accounting assumes the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception.

     The Merger is conditioned on TMRC and Cairn receiving a letter from Ernst & Young LLP that the Merger should be accounted for as a "pooling of interests" under generally accepted accounting principles and the applicable regulations of the Commission. TMRC has been advised by Ernst & Young LLP, that, subject to customary qualifications, the Merger will be accounted for as a pooling of interests in conformity with generally accepted accounting principles.

GOVERNMENTAL AND REGULATORY APPROVALS

     The Merger will be exempt from the filing and notice provisions of the HSR Act. TMRC and Cairn are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.

NYSE LISTING

     As a condition to the closing of the Merger, the shares of TMRC Common Stock to be issued upon consummation of the Merger will be approved for listing on the NYSE, subject to official notice of issuance.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Cairn and TMRC with respect to the Merger, the shareholders of Cairn and TMRC should be aware that certain members of the Board of Directors and officers of each of Cairn and TMRC have certain interests respecting the Merger separate from their interests as holders of Cairn Common Stock or TMRC Common Stock, as the case may be, including those referred to below. In addition, Merrill Lynch, TMRC's financial advisor, and DLJ, Cairn's financial advisor, will receive additional compensation if the Merger is effected. See "The Merger -- Opinions of Financial Advisors".

     Stock Options and Awards. As of September 19, 1997, there were outstanding options to purchase an aggregate of 840,167 shares of Cairn Common Stock (equivalent to 907,380 shares of TMRC Common Stock based on the Conversion Ratio). The Merger will constitute a "change of control" under the Cairn stock option plans and upon the termination of an employee within 24 months thereafter, all Cairn stock options will become fully vested and immediately exercisable as of the termination. In addition, Messrs. Gilbert and Murphy hold unvested options to purchase 97,916 and 68,333 shares of Cairn Common Stock, respectively, that will become fully vested and exercisable as a result of the Merger and their subsequent termination. The value of these unvested options, based on the difference between the exercise price and the Cairn Common Stock on July 25, 1997, is $119,531 and $65,625 for Messrs. Gilbert and Murphy, respectively.

     Mr. Sutherland, who was terminated in March 1997 as an officer of Cairn, has asserted that under his employment agreement he is entitled to a severance payment in the amount of one year base salary ($140,000) if the Merger is consummated. In addition, Mr. Sutherland has asserted that options to purchase 49,023 shares of Cairn Common Stock at exercises prices ranging from $5.75 to $6.875 per share, which expired in accordance with their term 90 days after his termination, had, in fact, not expired. Cairn disagrees with Mr. Sutherland's assertions and believes that Mr. Sutherland is neither entitled to his prior options nor to any additional compensation following the Merger. To resolve this dispute, Cairn has agreed to pay Mr. Sutherland $80,000 upon consummation of the Merger in consideration of Mr. Sutherland agreeing to submit his claims with respect to his employment contract and options to binding arbitration following the Merger. The $80,000 payment will also be applied against any recovery that Mr. Sutherland may be found to be entitled to receive as a result of the arbitration. In the event Mr. Sutherland is successful with respect to his claims, Mr. Sutherland could be entitled to receive up to an additional $60,000 under his employment contract and to retain his prior options, which would provide him with a right to purchase approximately 53,240 shares of TMRC Common Stock at exercise prices ranging from $5.32 to $6.37 per share.

     Indemnification. Pursuant to the Merger Agreement, TMRC and Sub have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Cairn and its subsidiaries as provided in their respective certificates of incorporation or bylaws and indemnity agreements will survive the Merger, and TMRC shall cause Cairn to continue such indemnification rights in full force and effect in accordance with their terms as an obligation of Cairn. See
"-- Indemnification".

     Change in Control Payments. Cairn has entered into employment agreements with Messrs. Gilbert and Murphy, which extend through December 31, 1998. Under the terms of these agreements, after a "change of control" (as defined therein) and the occurrence of an involuntary termination of employment or significant reduction of duties or salary and bonus opportunity, Cairn is required to make various cash payments. The timing, manner and amount of these payments, however, are subject to certain restrictions under their respective employment agreements so that the payments received by them will not exceed three times their annual base salary at the time of termination or constitute excess "parachute payments" within the meaning of Section 280G of the Code. The Merger will constitute a "change of control" under the employment agreements. Under the terms of the Merger Agreement, TMRC has agreed to terminate Messrs. Gilbert and

Murphy 90 days following the Effective Time such that such persons will be entitled to receive the change of control payments and severance payments provided for under the employment agreements. As a result of the foregoing, assuming the employment contracts are terminated on December 31, 1997, Messrs. Gilbert and Murphy would be entitled to receive $600,000 and $405,000, respectively.

     Special Committee Compensation. Jack O Nutter, II, the Co-Chairman of the Special Committee, received compensation at the rate of $250.00 per hour for his services as Co-Chairman of the Special Committee. As of September 26, 1997, Mr. Nutter has received aggregate payments in the amount of $68,250 for such services.

     General Partner Warrants. In considering the recommendation of the Board of Directors of TMRC with respect to the Merger, TMRC's shareholders should be aware that the terms of certain warrants (the "General Partner Warrants") held by Joseph A. Reeves, Jr. and Michael Mayell provide for adjustments to those warrants in the event of the additional issuance of shares of Common Stock of TMRC. Under the terms of the General Partner Warrants held by them, each of them will be entitled to receive approximately 192,000 shares of TMRC Common Stock upon the exercise of their warrants without the payment of any additional consideration. The value of these additional shares of TMRC Common Stock, based on the closing sale price of the TMRC Common Stock on September 26, 1997, is $2.5 million for each of them.

     The General Partner Warrants were issued to Messrs. Reeves and Mayell in conjunction with certain transactions with Messrs. Reeves and Mayell that took place in anticipation of the TMRC consolidation in December 1990 and were in partial consideration of various interests that Messrs. Reeves and Mayell had as general partners in TMR Ltd., a predecessor entity of TMRC. The General Partner Warrants currently entitle Messrs. Reeves and Mayell to each purchase 1% of the outstanding shares of TMRC Common Stock for $94,444, through December 31, 2015. The number of shares of TMRC Common Stock purchasable upon the exercise of each General Partner Warrant and its corresponding exercise price are subject to customary anti-dilution adjustments. In addition to such customary adjustments, the number of shares of TMRC Common Stock and exercise price per share of the General Partner Warrants are subject to adjustment for any issuance of TMRC Common Stock by TMRC such that each warrant will permit the holder to purchase at the same aggregate exercise price a number of shares of TMRC Common Stock equal to the percentage of outstanding shares of the TMRC Common Stock that the holder could purchase before the issuance. Currently each of these warrants permits the holder to purchase approximately 1% of the outstanding shares of TMRC Common Stock for an aggregate exercise price of $94,444.

     Cairn Incentive Bonus Plan. In order to retain certain key employees while Cairn was investigating strategic alternatives, Cairn adopted an incentive bonus plan for its 16 non-executive employees pursuant to which each such employee will receive a cash payment (the "Incentive Bonus") at the Effective Time. The aggregate amount (the "Aggregate Incentive Bonus") of the Incentive Bonus depended upon the purchase price per share (the "Purchase Price") for Cairn Common Stock with respect to the Merger, with such Purchase Price being calculated by multiplying the closing price of TMRC Common Stock on the date the Merger Agreement was executed, by the Conversion Ratio. Based on the closing price of TMRC Common Stock on July 3, 1997, the date the Merger Agreement was executed, the Aggregate Incentive Bonus will be $675,000.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of TMRC Common Stock to be received by Cairn stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of TMRC Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities
Act) of Cairn prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of TMRC, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act.

     Under generally accepted accounting principles, the sale of TMRC Common Stock or Cairn Common Stock by an affiliate of either TMRC or Cairn within 30 days prior to the Effective Time or thereafter prior to

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

the publication of financial results that include at least 30 days of combined operations of TMRC and Cairn after the Effective Time could preclude "pooling of interests" accounting treatment of the Merger. It is a condition to consummation of the Merger that Cairn provide TMRC with a list of its affiliates and that such affiliates deliver a written undertaking that (a) such affiliate has no current plan or intention to sell, exchange or otherwise dispose of the TMRC Common Stock to be received by such affiliate pursuant to the Merger; (b) no disposition will be made by such affiliate of any TMRC Common Stock received or to be received pursuant to the Merger until such time as final results of operations of TMRC covering at least 30 days of combined operations of TMRC and Cairn have been published; (c) no TMRC Common Stock received or to be received by such affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act; and (d) such affiliate agrees that appropriate legends shall be placed upon the certificates evidencing ownership of TMRC Common Stock that such person receives as a result of the Merger.

NO DISSENTERS' RIGHTS

     Delaware law does not provide holders of Cairn Common Stock any appraisal rights or any statutory right to receive cash for their shares of Cairn Common Stock as a result of the Merger, and Cairn does not intend to make available such rights to its stockholders. Similarly, Texas law does not provide for dissenters' or appraisal rights for TMRC shareholders in connection with the Merger or the Merger Agreement and TMRC does not intend to make any such rights available to its shareholders.

LEGAL PROCEEDINGS

     On July 7, 1997, a lawsuit was filed in the Delaware Court of Chancery against Cairn, certain of its directors and TMRC (Arnold Finklestein v. Michael
R. Gilbert, et al. C.A. No. 15793 NC). The lawsuit, a proposed class action, alleges that those members of Cairn's Board of Directors named as defendants breached their fiduciary duties to Cairn's stockholders in connection with the Merger. The plaintiff alleges that the Cairn Board of Directors approved the Merger and the Merger Agreement without making the requisite effort to obtain the best offer possible and that the terms of the Merger (i) were not the result of an auction process or active market check; (ii) were arrived at without a full and thorough investigation by the Board of Directors; and (iii) failed to include appropriate mechanisms to protect the Cairn stockholders against a decline in the price of TMRC Common Stock. Plaintiff further alleges that the adoption of the Cairn Rights Agreement was entrenching in purpose and effect. Further, plaintiff alleges that TMRC aided and abetted the alleged breach of fiduciary duty by the directors of Cairn named as defendants. The lawsuit seeks to enjoin the Merger, and, in the alternative, seeks rescission of the Merger. The lawsuit also seeks compensatory damages, attorneys' fees and other costs from the defendants. Cairn and TMRC believe that the lawsuit is without merit and intend to vigorously contest it.

                     COMPARATIVE RIGHTS OF SHAREHOLDERS OF
                         TMRC AND STOCKHOLDERS OF CAIRN

     The rights of holders of Cairn Common Stock are currently governed by Delaware law, Cairn's Certificate of Incorporation and Cairn's Bylaws. Upon consummation of the Merger, holders of Cairn Common Stock will become holders of TMRC Common Stock, and their rights as holders of TMRC Common Stock will be governed by Texas law, the TMRC Articles and TMRC's Bylaws. Set forth below is an explanation of material differences between the rights of holders of Cairn Common Stock and the rights of holders of TMRC Common Stock.

SPECIAL VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

     Section 203 of the DGCL. Section 203 of the DGCL prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder; (b) upon consummation of the transaction that resulted in the interested stockholder being such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (subject to certain adjustments), or (c) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The DGCL defines a "business combination" generally as: (a) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder; (b) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (c) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (d) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (e) any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

     Part Thirteen of the TBCA. Part Thirteen ("Part Thirteen") of the TBCA imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the affiliated shareholder becoming an affiliated shareholder. Part Thirteen prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholders being defined as an affiliated shareholder) for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to any transaction with an affiliated shareholder if the transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares or if the affiliated shareholder was an affiliated shareholder prior to December 31, 1996, and continued as such through the date of the transaction. Part Thirteen does not contain the Delaware 85% unaffiliated share tender offer exception. Part Thirteen also does not contain an opt out provision that allows a corporation to elect out of the statute by adopting a bylaw or charter amendment prior to December 31, 1997.

     TMRC Supermajority Vote Requirement. Article Eight of the TMRC Articles includes provisions designed to prevent a Related Person (as hereinafter defined) from taking certain actions with respect to TMRC. The term "Related Person" is defined in Article Eight of the TMRC Articles as a person who (a) is or has publicly disclosed an intention to become the beneficial owner of 10% or more of the voting stock of TMRC; (b) is an affiliate or associate of TMRC and was the beneficial owner of 10% or more of the voting stock of TMRC in the two-year period preceding the date of determination of status as a Related Person or (c) is an assignee of or has otherwise succeeded (other than through a public offering) to any shares of voting stock that were owned by any Related Person at any time within the two-year period preceding the date of determination of status as a Related Person. Article Eight of the TMRC Articles generally states that any Combination (as hereinafter defined) between TMRC and any Related Person or any person who is or thereafter would be an associate or affiliate of the Related Person must be approved by the affirmative vote of at least 80% of TMRC voting stock and a majority of the shares entitled to vote thereon that are beneficially owned by persons other than such Related Person. Such vote will not be necessary where either (a) the proposed transaction involving a Related Person has been approved by a majority of directors not affiliated or associated with the Related Person or (b) subject to certain conditions (including as to the form of consideration received), the fair market value of the consideration to be received by the holders of the various

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

classes of stock of TMRC is at least equal to the higher of (i) the highest price for which the Related Person acquired stock of TMRC or (ii) the fair market value (or preference amount, if greater) of such various classes of stock on the date of announcement of the proposed transaction or on the date the Related Person became a Related Person. The term "Combination" is generally defined in Article Eight of the TMRC Articles to mean (a) any merger or consolidation of TMRC or any subsidiary of TMRC with any other corporation that is a Related Person; (b) any sale, lease or other disposition or security agreement, investment, loan, guarantee or other arrangement to, with or for the benefit of any Related Person involving any assets, securities or other commitments of TMRC, where such disposition, together with all other such arrangements, (i) has an aggregate fair market value of $2,500,000 or greater or
(ii) constitutes more than 5% of the total book value of total assets (in the case of transactions involving assets or commitments) or 5% of total shareholders' equity (in the case of stock transactions); (c) the adoption of any plan for the liquidation or dissolution of TMRC proposed by a Related Person; (d) a reclassification of securities, a recapitalization of TMRC, a merger or consolidation of TMRC with any of its subsidiaries or any other transaction that has the result of increasing the proportionate share of the outstanding shares of any class of security of TMRC beneficially owned by a Related Person; or (e) any agreement or contract providing for one or more of the above actions. The Cairn Certificate of Incorporation contains no provisions similar to Article Eight of the TMRC Articles.

CAIRN STOCKHOLDER RIGHTS AGREEMENT

     On April 1, 1997, the Board of Directors of Cairn declared a dividend of one preferred share purchase right (a "Cairn Right") for each outstanding share of Cairn Common Stock. Each Right entitles the registered holder to purchase from Cairn one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Cairn Preferred Stock"), par value $.01 per share, of Cairn at a price of $40 per one one-thousandth of a share of Cairn Preferred Stock. The description and the terms of the Cairn Rights are set forth in a Rights Agreement (the "Cairn Rights Agreement") dated as of April 1, 1997, as amended from time to time, between Cairn and Stock Transfer Company of America, Inc., as Rights Agent.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Cairn Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Cairn Common Stock (the earlier to occur of (i) or (ii) being referred to as the "Distribution Date"), the Cairn Rights will be evidenced, with respect to any of the Cairn Common Stock certificates outstanding as of the Record Date (as defined in the Cairn Rights Agreement), by such Cairn Common Stock certificate.

     On the Distribution Date, the Rights will become exercisable. Thereafter, the Cairn Rights will trade separately from Cairn Common Stock and separate certificates representing the Cairn Rights will be issued, which will entitle the holder of a Cairn Right to purchase from Cairn one one-thousandth of a share of Cairn Preferred Stock for $40 (the "Purchase Price") per one one-thousandth of a share.

     In addition, if any person or group becomes an Acquiring Person, each Right not owned by such Acquiring Person will become exercisable to purchase, for the Purchase Price the number of shares of Cairn Common Stock that at the time have a market value of two times the Purchase Price. If, after any person or group becomes an Acquiring Person, Cairn is acquired in a merger or other business transaction in which Cairn is not the surviving corporation, the Rights under certain circumstances will entitle the holder to buy for the Purchase Price a number of shares of the acquiring company's common stock having a market value of two times the Purchase Price.

     At any time prior to the earlier of (i) the Share Acquisition Date (as defined in the Cairn Rights Agreement) or (ii) the Final Expiration Date (as defined in the Cairn Rights Agreement), the Board of Directors of Cairn may redeem all but not less than all of the outstanding Rights at a price of $.01 per Right

(the "Redemption Price"). The redemption of the Cairn Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. At the effective time of such redemption, the right to exercise the Cairn Rights will terminate and the only right of the holders of Cairn Rights will be to receive the Redemption Price.

     On July 3, 1997, the Board of Directors of Cairn amended (the "Cairn Rights Agreement Amendment") the Rights Agreement. The Cairn Rights Agreement Amendment specifically permits the Merger Agreement, the Merger, and the acquisition by TMRC of Cairn Common Stock pursuant to the Merger. The Cairn Rights Agreement Amendment further provides that the Rights will expire at the Effective Time. Therefore, at the Effective Time, Cairn's stockholders will no longer be able to exercise their Cairn Rights.

     TMRC currently does not have a rights plan but pursuant to the Merger Agreement has retained the right to adopt one.

AMENDMENTS TO THE ARTICLES OR CERTIFICATE OF INCORPORATION

     Under the DGCL, an amendment to the corporation's certificate of incorporation requires Board approval and the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless the corporation's certificate of incorporation provides for a higher percentage.

     Under the TBCA, an amendment to the corporation's articles of incorporation requires the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. However, pursuant to the TMRC Articles, the affirmative vote of 80% or more of the voting power of all shares of TMRC entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or repeal Article Six or Article Eight of the TMRC Articles, or to alter, amend or adopt any provision inconsistent with or repeal any comparable sections of TMRC's Bylaws. Article Six of the TMRC Articles addresses the number, election, and term of directors of TMRC, newly-created directorships and vacancies and removal of directors of TMRC. The material provisions of Article Six are discussed below. Article Eight addresses the approval required for certain business combinations with related persons. The material provisions of Article Eight of the TMRC Articles are discussed above under "-- Special Vote Required for Certain Business Combinations".

MERGERS, EXCHANGES, CONSOLIDATIONS AND DISSOLUTIONS

     Under the TBCA, unless otherwise provided in the articles of incorporation, a plan of merger or exchange must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon and the affirmative vote of the holders of at least two-thirds of the outstanding shares within each class or series of shares entitled to vote thereon as a class, unless the board of directors conditions its submission to shareholders of a plan of merger or exchange by requiring a greater vote or a vote by class or series. Under the TBCA, the same two-thirds approval is required if the corporation wishes to dissolve by act of the corporation.

     Under the DGCL, the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation. See "-- Special Vote Required for Certain Business Combinations" for a description of certain higher voting requirements under the DGCL, the TBCA and the TMRC Articles.

DISPOSITION OF ASSETS

     Under the DGCL, the sale, lease or exchange of all, or substantially all, of the assets of a corporation must be authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. The TBCA does not require shareholder approval for such a transaction if it is made in the "ordinary course of business" within the meaning of the TBCA. The TBCA provides that a transaction will be considered in the "ordinary course of business" for this purpose if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. See "-- Special Vote Required for Certain Business Combinations" for a description of certain higher voting requirements under the DGCL, TBCA and TMRC Articles.

BOARD VACANCIES, REMOVAL OF DIRECTORS AND CLASSIFIED BOARDS

     Under both the TBCA and DGCL, vacancies, whether by resignation, death or removal or by reason of an increase in the size of the board, may be filled by the remaining members of the board of directors of a corporation. Under the TBCA, however, the number of vacancies that may be filled by action of the board of directors of a corporation where the vacancy is created through an increase in the size of the board is limited to two persons during the period between any two successive annual meetings. In addition, under the TBCA the term of office of a director elected by reason of an increase in the number of directors will expire no later than the next election of directors by the shareholders. The DGCL has no similar restriction.

     Under the DGCL, directors may be removed by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in an election of directors with or without cause unless the board of directors is classified, in which case, unless the certificate of incorporation provides otherwise, directors may only be removed for cause. The TBCA, however, provides that directors may be removed only for cause unless otherwise permitted by the articles of incorporation or bylaws of the corporation. The removal of a director under Texas law may also be subject to such further restrictions as may be provided in the corporation's articles of incorporation.

     Directors of Cairn currently are not divided into classes and each director is elected to serve until the next annual meeting of stockholders. Pursuant to the TMRC Articles, the directors of TMRC are divided into three classes so that a number of directors equal to the number of the class whose term expires at each annual meeting of the shareholders will be elected to hold office until the third annual meeting of shareholders after their election. The TMRC Articles also provide that a director may not be removed from office unless the director's removal is for cause and is by the affirmative vote, at any annual or special meeting of shareholders called for such purpose, of the holders of 80% or more of the voting power of all of the shares of TMRC entitled to vote generally in the election of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Both the TBCA and DGCL provide that boards of directors may delegate authority to committees thereof subject to limitations on delegation on fundamental corporate transactions. Among the matters that a committee of a board of directors will not have the authority to approve are (a) charter amendments, except to the extent such amendments are the result of the issuance of a series of stock permitted to be approved by a board of directors; (b) approving a plan of merger or similar transaction; (c) recommending the sale of all or substantially all of the assets of the corporation outside the ordinary course of its business; (d) recommending a voluntary dissolution of the corporation and (e) amending bylaws or creating new bylaws of the corporation. In addition, under the TBCA, a committee of a board of directors may not fill any vacancy on the board of directors, remove any officer, fix compensation of a member of the committee or amend or repeal a resolution approved by the whole board of directors to the extent that such resolution by its terms is not so amendable or repealable. Further, under the TBCA, no committee of a board of directors will have authority to authorize a distribution or authorize the issuance of stock of a corporation unless that authority is set forth in the charter or bylaws of the corporation.

INDEMNIFICATION OF DIRECTORS

     Both the TBCA and DGCL permit corporations to indemnify their directors and officers for liabilities incurred by them by reason of serving as directors or officers of their corporations or of other corporations and entities at the request of their corporations. The general criteria for indemnification of directors under the

TBCA and the DGCL are substantially the same. The TBCA, however, does not generally restrict the scope of indemnification for officers and permits broader indemnification of directors and officers if the indemnification arrangement is approved by shareholders. Officers of Delaware corporations may only be indemnified to the same extent as directors.

SHAREHOLDER LIST AND ACCESS TO OTHER INFORMATION

     Under the TBCA, any shareholder who holds at least 5% of all of the outstanding shares of a corporation or that has held his shares for at least six months will have the right to examine at any reasonable time, for any proper purpose, the relevant books and records of account, minutes and share transfer records of the corporation. The DGCL does not impose a minimum share ownership or period of ownership condition on the right of a stockholder to inspect the stock ledger and other books and records of a corporation for a proper purpose.

CALLING OF SPECIAL MEETING

     Under the TBCA, special meetings of shareholders may be called (i) by the president, the board of directors or such other person or persons as may be authorized in the articles of incorporation or the bylaws or (ii) by the holders of at least ten percent of all the shares entitled to vote at the proposed special meeting. However, under the TMRC Articles, the affirmative vote of the holders of fifty percent or more of the voting power of all shares of TMRC entitled to vote generally in the election of directors, voting as a single class, shall be required to call a special meeting of stockholders.

     Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The Certificate of Incorporation of Cairn provides that, unless otherwise prescribed by statute, special meetings of stockholders may be called only by (a) the Chairman of the Board; (b) the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors; or (c) by the holders of ten percent or more of the outstanding Cairn Common Stock.

     Pursuant to Cairn's Bylaws, special meetings of Cairn's Board of Directors may be called by the Chairman of the Board or the President, and shall be called by the President or Secretary on the written request of the directors unless the Board consists of one director, in which case special meetings shall be called by the President or Secretary or the written request of the sole director.

AMENDMENTS TO BYLAWS

     Generally, both TMRC's and Cairn's Bylaws provide that their Bylaws may be altered or repealed by their respective Board of Directors. The TMRC's Articles, however, provide that the affirmative vote of holders of 80% or more of the voting power of all shares of TMRC Common Stock entitled to vote generally in the election of directors is required to alter, amend or adopt any provisions inconsistent with or repeal sections of TMRC's Bylaws relating to the number and classification of the Board of Directors, removal of directors and newly created directorships and vacancies.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF TMRC

     Directors. Set forth below is certain information with respect to the directors of TMRC:

                                                   PRESENT                        EXPIRATION
                                                  POSITIONS           DIRECTOR    OF PRESENT
               NAME                  AGE          WITH TMRC            SINCE         TERM
               ----                  ---          ---------           --------    ----------
Joseph A. Reeves, Jr...............  50     Class III Director,       1990           1999
                                            Chairman of the Board
                                            and Chief Executive
                                            Officer
Michael J. Mayell..................  50     Class III Director and    1990           1999
                                            President
James T. Bond......................  72     Class I Director          1997           1997
Joe E. Kares.......................  52     Class II Director         1990           1998
Gary A. Messersmith................  48     Class II Director         1997           1997
Jack A. Prizzi.....................  60     Class I Director          1993           1997

---------------

     Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of TMRC. Prior to assuming his positions with the Company, Mr. Reeves held similar positions with TMRC's predecessors from 1985 to 1990.

     Michael J. Mayell is President of the Company. Prior to assuming such position with TMRC, Mr. Mayell held a similar position with TMRC's predecessors from 1985 to 1990.

     James T. Bond is General Manager of H.L. Hawkins, Jr. Oil and Gas located in Houston and New Orleans, Louisiana. He has been associated with that company for fifty years.

     Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

     Gary A. Messersmith has been a partner with the law firm of Fouts & Moore, L.L.P. in Houston, Texas since 1982. Mr. Messersmith was appointed to serve as a Class II Director to fill a vacancy created when the Board of Directors expanded the number of directors from four to six.

     Jack A. Prizzi has served as Managing Director of Jack A. Prizzi and Co., an investment and financial advisory firm in New York, New York, since December 1988.

     Other than Mr. Bond, who is Mr. Mayell's father-in-law, there are no family relationships among the officers and directors of TMRC.

     Executive Officers. The following table provides information with respect to the executive officers and key employees of TMRC, including executive officers of Texas Meridian Resources Exploration, Inc., a wholly-owned subsidiary of TMRC ("TMRX"). Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.

                                                                             YEAR FIRST
                                                                              ELECTED
      NAME OF OFFICER              POSITION WITH THE COMPANY          AGE    AS OFFICER
      ---------------              -------------------------          ---    ----------
Joseph A. Reeves, Jr.......  Chairman of the Board and Chief          50        1990
                             Executive Officer of the Company
Michael J. Mayell..........  Director and President of the Company    50        1990
Lloyd V. DeLano............  Vice President of the Company            46        1993
Ronald T. Ivy..............  Vice President -- Production of TMRX     45        1995
J. Larry Mathews...........  Vice President -- Controller of TMRX     48        1990
Alan S. Pennington.........  Vice President -- Development of TMRX    43        1990
William J. Scarff..........  Vice President -- Land of TMRX           41        1996
Daniel L. Smith............  Vice President -- Exploration TMRX       60        1996
Michael R. Stamatedes......  Vice President -- Geophysics of TMRX     40        1996

---------------

     For additional information regarding Messrs. Reeves and Mayell, see "Directors", above.

     Lloyd V. DeLano joined the Company in January 1992 performing contract work and became an employee of TMRC in October of 1992. Mr. DeLano was named Vice President--Director of Accounting of TMRX in April of 1993 and in June 1996 was named as Vice President of TMRC. Mr. DeLano is a Certified Public Accountant with 24 years of oil and natural gas experience.

     Ronald T. Ivy joined TMRC in August 1995 as the Vice President--Production of TMRX in charge of drilling and production operations. Mr. Ivy is a Registered Professional Engineer in the State of Texas. Mr. Ivy formed his own company, Tap Resources, Inc., in 1994. Prior to that time, he spent six years with Norcern Explorer as operations manager.

     J. Larry Mathews is Vice President -- Controller of TMRX. Mr. Mathews is a Certified Public Accountant. In February 1987, Mr. Mathews accepted a position as Controller with Texas Meridian Corporation and has been employed by TMRX in his current position since April 1993.

     Alan S. Pennington joined TMRC in August 1989 as Vice President -- Geology of TMRX and was elected Vice President -- Development in 1996.

     William J. Scarff joined TMRC in August 1996 as the Vice President -- Land of TMRX. Mr. Scarff has over 18 years of oil industry experience. Mr. Scarff was employed by Burlington Resources Inc. for 14 years immediately preceding his employment with TMRC. At Burlington, Mr. Scarff held a variety of land and operations management positions, most recently as Operations Manager for Burlington's South Texas area.

     Daniel L. Smith was appointed Vice President -- Exploration in April 1996. Prior to that he was an independent geologist and a consultant to TMRX since March 1992. Before joining TMRX, Mr. Smith was part owner, Executive Vice President and a director of Texoil Company.

     Michael R. Stamatedes joined TMRC in May 1995 and was named Vice
President -- Geophysics of TMRX in April 1996. Mr. Stamatedes was staff geophysicist for Benton Oil and Gas Company for 2 1/2 years prior to joining TMRC. From 1990 to 1992, he was a director of INEXS, a full service 3-D seismic consulting firm for major oil companies, in New Orleans and Lafayette, Louisiana.

     Stock Ownership of Principal Stockholders and Management of TMRC. The following table sets forth information, as of the Record Date, with respect to the beneficial ownership of TMRC Common Stock by (a) each director, (b) each named executive officer in the Summary Compensation Table contained in TMRC's 1997 Proxy Statement, (c) each shareholder known by TMRC to be the beneficial owner of more than 5% of the TMRC Common Stock and (d) all officers and directors of TMRC as a group.

                                                             NO. OF SHARES                PERCENTAGE
                                                             BENEFICIALLY                   AFTER
                           NAME                                  OWNED       PERCENT(1)   MERGER(1)
                           ----                              -------------   ----------   ----------
Joseph A. Reeves, Jr.(2)...................................    1,419,848        9.17%        4.65%
  15995 N. Barkers Landing, Suite 300
  Houston, Texas 77079
Michael J. Mayell(3).......................................    1,327,862        8.58         4.39
  15995 N. Barkers Landing, Suite 300
  Houston, Texas 77079
Alan S. Pennington(4)......................................       62,324        *            *
Ronald T. Ivy (5)..........................................       14,375        *            *
Michael R. Stamatedes......................................       13,244        *            *
James T. Bond..............................................       11,000        *            *
Joe E. Kares(7)............................................       41,250        *            *
Gary A. Messersmith........................................          200        *            *
Jack A. Prizzi(8)..........................................       47,750        *            *
All officers and directors.................................    3,033,789       18.07         9.45
  as a group (14 persons)(2)(3)(4)(5)(6)(7)(8)(9)
Warburg, Pincus Counsellors, Inc.(10)......................    1,967,050       13.67         5.89
  466 Lexington Avenue
  New York, New York 10017
Ardsley Advisory Partners(11)..............................    1,483,000       10.30         4.44
  646 Steamboat Road
  Greenwich, Connecticut
Neumeier Investment Counsel(12)............................    1,440,150       10.01         4.31
  26435 Carmel Rancho Boulevard
  Carmel, California 93923
Mellon Bank Corporation(13)................................    1,040,000        7.23         3.11
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
Kayne-Anderson Group(14)...................................      888,800        6.18         2.66
  c/o Kayne, Anderson Investment Mgmt.
  1800 Avenue of the Stars, Suite 1425
  Los Angeles, California 90067

---------------

  * Less than 1%

 (1) Shares of TMRC Common Stock that are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. The number of shares outstanding after the Merger are assumed to be 33,400,199 and is based on the number of shares of TMRC Common Stock and Cairn Common Stock outstanding as of their respective record dates and applying the Conversion Ratio to the outstanding Cairn Common Stock.

 (2) Includes 145,761 shares, 714,000 shares, 174,750 shares and 37,500 shares of TMRC Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively. Mr. Reeves' ownership after the Merger reflects the adjustment to the General Partner Warrants currently held by him.

 (3) Includes 145,761 shares, 714,000 shares, 174,750 shares and 37,500 shares of TMRC Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively. Mr. Mayell's ownership after the Merger reflects the adjustment to the General Partner Warrants currently held by him.

 (4) Includes 56,250 shares and 250 shares of TMRC Common Stock that Mr. Pennington has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

 (5) Includes 7,500 shares and 6,875 shares of TMRC Common Stock that Mr. Ivy has the right to acquire upon the exercise of a stock option under TMRC's 1990 Stock Option Plan and a stock option under TMRC's 1995 Long-Term Incentive Plan, respectively.

 (6) Includes 7,500 shares and 5,625 shares of TMRC Common Stock that Mr. Stamatedes has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

 (7) Includes 41,250 shares of TMRC Common Stock that Mr. Kares has the right to acquire upon the exercise of Director Options.

 (8) Includes 45,000 shares of TMRC Common Stock that Mr. Prizzi has the right to acquire upon the exercise of Director Options.

 (9) Includes 56,625 shares and 14,062 shares of TMRC Common Stock that other officers have the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively

(10) Warburg, Pincus Counsellors, Inc. has the sole power to vote 1,262,900 and sole power to dispose of all such shares.

(11) Ardsley Advisory Partners has shared voting and dispositive power for all such shares.

(12) Neumeier Investment Counsel has sole power to vote 680,100 of such shares and sole power to dispose of all such shares.

(13) Mellon Bank Corporation has sole voting power to vote all such shares and shared power to dispose of 1,009,000 shares.

(14) Kayne-Anderson Group has shared voting and dispositive power for all such shares.

DIRECTORS AND EXECUTIVE OFFICERS OF CAIRN

     Directors. Set forth below is certain information with respect to the directors of Cairn. Cairn's Board of Directors currently consists of six (6) directors.

                                                 POSITIONS AND                    DIRECTOR
                 NAME                          OFFICES WITH CAIRN          AGE     SINCE
                 ----                          ------------------          ---    --------
Michael R. Gilbert.....................  President, Chief Executive        47       1992
                                           Officer and Director
J. Munro M. Sutherland.................  Director                          42       1993
Jack O. Nutter, II.....................  Director                          45       1987
R. Daniel Robins.......................  Director                          46       1992
John C. Halsted........................  Director                          32       1994
Robert P. Murphy.......................  Vice President -- Exploration     38       1996
                                           and Director

     Michael R. Gilbert, has served as the President, Chief Executive Officer and a director of Cairn since February 27, 1992. Mr. Gilbert was the President and a Director of Cairn, an oil and gas exploration and development corporation, from Cairn's inception in March 1989 until it merged into Cairn. From 1982 to 1989, Mr. Gilbert served as Executive Vice President of Canyon Oil and Gas Company, an oil and gas acquisition company and a subsidiary of Slawson Companies, Inc., an oil and gas company ("Slawson").

     J. Munro M. Sutherland, served as Senior Vice President, Chief Financial Officer and Treasurer of Cairn from November 1993 to March 1997. Subsequent to March 17, 1997, Mr. Sutherland was no longer employed by Cairn but continues to serve as a Director of Cairn. Mr. Sutherland has served as a Director of Cairn since 1993. From 1988 to October 1993, Mr. Sutherland was the Finance Director of Cairn Energy PLC, formerly Cairn's majority stockholder and an independent oil and gas exploration and production company ("Cairn PLC").

     Jack O. Nutter, II, has served as a director of Cairn since December 1987. Since 1991, Mr. Nutter has also served as President of Nutter & Harris, a governmental relations and business consulting firm. From 1981 to 1987, Mr. Nutter acted as general counsel for Slawson. From 1983 to 1986, Mr. Nutter also served as President of Canyon Oil & Gas Company, an oil and gas acquisition company and a subsidiary of Slawson. Mr. Nutter has provided consulting services to Cairn.

     R. Daniel Robins, has served as a director of Cairn since February 1992. Since October 1996, Mr. Robins has served as Vice President of ERI Supply & Logistics, a division of ERI Services, Inc., an integrated oil and gas production and pipeline company. From August 1994 until October 1996, Mr. Robins served as Vice President of Marketing of The Coastal Corporation, an integrated oil and gas company. From 1991 to August 1994, Mr. Robins was the President of Prairie States Oil & Gas, Inc., a natural gas marketing company. Mr. Robins also serves as a paid gas marketing consultant to the Company and receives approximately ten percent (10%) of his annual compensation in consulting fees from Cairn.

     John C. Halsted, has served as a director of the Company since October 1994. Since April 1997, Mr. Halsted has been involved in private investments. From June, 1993 until April 1997, Mr. Halsted served as a Vice President of Harvard Private Capital Group, Inc. From 1991 to 1993, Mr. Halsted was an associate of Simmons & Company International, an investment banking firm. Mr. Halsted received an M.B.A. from Harvard University in 1991.

     Robert P. Murphy, has served as a director of Cairn since May 1996. Mr. Murphy joined Cairn in 1990 as an exploration geologist and became Cairn's Vice President -- Exploration in March 1993. From 1984 to 1990, Mr. Murphy served as an exploration geologist for Enserch Exploration, an oil and gas company. Mr. Murphy holds a M.S. in geology from The University of Texas at Dallas.

     None of the directors or executive officers of Cairn is related by blood, marriage, or adoption to any other director or executive officer of Cairn.

     Executive Officers. The following table provides information with respect to the executive officers of Cairn.

               NAME                 AGE                      POSITION
               ----                 ---                      --------
Michael R. Gilbert................  47     President, Chief Executive Officer and
                                           Director
Robert P. Murphy..................  38     Vice President -- Exploration and Director
A. Allen Paul.....................  54     Vice President -- Chief Financial Officer and
                                             Treasurer
Susan H. Rader....................  45     Secretary and Land Manager

     For additional information regarding Messrs. Gilbert and Murphy, see "Directors" above.

     No family relationship exists among any of Cairn's executive officers or directors. Cairn's executive officers are elected to hold office until the next annual meeting of directors.

     A. Allen Paul has served as Vice President -- Marketing & Administration since May 1996 and as Chief Financial Officer and Treasurer since April 1997. Mr. Paul was Vice President -- Finance of Cairn from September 1992 to May 1996. From September 1992 to November 1993 Mr. Paul was Treasurer of Cairn. From April 1990 to August 1992 Mr. Paul was Vice President -- Finance for Rosco Wallcovering, Inc., a company specializing in the wholesale distribution of wallpaper. Mr. Paul is a Certified Public Accountant.

     Susan H. Rader has served as Secretary of Cairn and as a Petroleum Land Manager since September 1992. From Cairn USA's inception in March 1989 until the merger in September 1992, Ms. Rader served as Assistant Secretary and as a petroleum land manager for Cairn USA.

     Each director of Cairn holds office until the following year's annual meeting of stockholders of Cairn or until his respective successor is elected and shall have qualified. Each executive officer is appointed until the meeting of the Board of Directors of Cairn immediately following the annual meeting of stockholders of Cairn subsequent to his election or until his respective successor is selected and shall have qualified, subject to the removal provisions of the Bylaws of Cairn.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF CAIRN

     The following table sets forth certain information regarding the beneficial ownership of Cairn Common Stock as of the Record Date and the estimated percentage of TMRC Common Stock owned after the Merger by (a) each person known to Cairn to own beneficially more than 5% of the outstanding Cairn Common Stock;
(b) each director of Cairn; (c) each executive officer of Cairn who earned in excess of $100,000 in salary and bonus in 1996; and (d) all directors, and executive officers of Cairn as a group.

                                                        CAIRN
                                                     COMMON STOCK
                                            ------------------------------
                                                               PERCENT OF
                                               SHARES            CLASS
                                            BENEFICIALLY      BENEFICIALLY        PERCENTAGE
       NAME OF STOCKHOLDER OR GROUP           OWNED(1)           OWNED          AFTER MERGER(2)
       ----------------------------         ------------      ------------      ---------------
Phemus Corporation........................   2,599,500(3)        14.80%              7.78%
Michael R. Gilbert........................     352,766(4)         2.01               1.05
J. Munro M. Sutherland....................      54,854(5)        *                  *
Robert P. Murphy..........................     254,433(6)         1.45              *
R. Daniel Robins..........................      31,500(7)        *                  *
Jack O. Nutter, II........................      45,000(8)        *                  *
John C. Halsted...........................          --           *                  *
Mellon Bank Corporation...................   1,740,000(9)         10.1               4.21
All directors and executive officers as a
  group/ 8 persons........................     761,808(10)        4.34               2.23

---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. Unless otherwise indicated, the number of shares and percentage of ownership of Cairn Common Stock for each of the named stockholders and all directors, director nominees and executive officers as a group assumes that shares of Cairn Common Stock that the stockholder or directors, director nominees and executive officers as a group may acquire within sixty days of September 19, 1997 are outstanding.

 (2) The percentage owned after the Merger is based on 33,400,199 million shares of TMRC Common Stock issued and outstanding after Merger.

 (3) The business address of Phemus Corporation is 600 Atlantic Avenue, Boston, Massachusetts 02210-2203. Includes 20,000 shares issued pursuant to the exercise of stock options exercisable within sixty (60) days of September 19, 1997.

 (4) Includes 247,084 shares issuable pursuant to the exercise of stock options exercisable within sixty days of September 19, 1997, 2,366 shares allocated to Mr. Gilbert's account under the Cairn's 401(k) Profit

     Sharing Plan and also includes 97,916 shares issuable pursuant to the exercise of stock options exercisable upon the termination of Mr. Gilbert's employment agreement in accordance with the Merger Agreement. See "Terms of the Merger -- Interests of Certain Persons in the Merger."

 (5) Includes 16,667 shares issuable pursuant to the exercise of stock options exercisable within sixty days of September 19, 1997 and 1,210 shares allocated to Mr. Sutherland's account under Cairn's 401(k) Profit Sharing Plan.

 (6) Includes 181,667 shares issuable pursuant to the exercise of stock options exercisable within sixty days of September 19, 1997, and 2,033 shares allocated to Mr. Murphy's account under Cairn's 401(k) Profit Sharing Plan and also includes 68,333 shares issuable pursuant to the exercise of stock options exercisable upon the termination of Mr. Murphy's employment agreement in accordance with the Merger Agreement. See "Terms of the Merger -- Interests of Certain Persons in the Merger.".

 (7) Includes 30,000 shares issuable pursuant to the exercise of stock options exercisable within sixty days of September 19, 1997.

 (8) Includes 40,000 shares issuable pursuant to the exercise of stock options exercisable within sixty days of September 19, 1997.

 (9) The business address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. Based on information provided in a Schedule 13G filed with the Commission by Mellon Bank Corporation, Mellon Bank Corporation maintains sole voting power over 1,740,000 shares and sole dispositive power over 575,000 shares and maintains shared voting power over 9,000 shares and shared dispositive power over 1,184,000 shares.

(10) Includes 300 shares of which an executive officer shares voting and dispositive power with her mother. Includes the 700,644 shares issuable pursuant to the exercise of stock options that are referenced in footnotes
     (5), (6), (7), (8) and (9) and the shares allocated to executive officer accounts under Cairn's 401(k) Profit Sharing Plan referenced in footnotes
     (5), (6) and (7).

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Ernst & Young LLP will be present at the TMRC Special Meeting and at the Cairn Special Meeting to respond to appropriate questions of shareholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the shares of TMRC Common Stock to be issued in connection with the Merger will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. Certain tax consequences of the Merger will be passed upon for TMRC by Fulbright & Jaworski L.L.P. and for Cairn by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of TMRC, appearing in TMRC's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cairn, appearing in Cairn's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The information appearing or incorporated by reference to this Joint Proxy Statement/Prospectus regarding the proved reserves of TMRC as of December 31, 1994, 1995, and 1996, were prepared based on the reports of Ryder Scott Company Petroleum Engineers dated January 10, 1995, January 12, 1996 and February, 19, 1997, respectively.

     The information appearing or incorporated by reference to this Joint Proxy Statement/Prospectus regarding the proved reserves of Cairn as of December 31, 1996, were prepared based on the reports of Cairn and reviewed by Ryder Scott Company Petroleum Engineers pursuant to reports dated February 11, 1997, respectively.

                            STOCKHOLDERS' PROPOSALS

     Any proposals of shareholders of TMRC Common Stock intended to be presented at the Annual Meeting of Shareholders of TMRC to be held in 1998 must be received by TMRC, addressed at its principal executive offices, 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079, no later than January 16, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is not consummated, any proposals of stockholders of Cairn intended to be presented at the Annual Meeting of Stockholders of Cairn to be held in 1998 must be received by Cairn, addressed to the Secretary at 8115 Preston Road, Suite 500, Dallas, Texas 75225, no later than December 8, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                 GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

     The definitions set forth below apply to the indicated terms commonly used in the oil and natural gas industry and in this Joint Proxy Statement/Prospectus. Unless otherwise noted herein, MCFEs are determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been substantially higher for crude oil than natural gas on an energy equivalent basis. Any reference to net wells or net acres was determined by multiplying gross wells or acres by TMRC's or Cairn's working percentage interest therein.

     "Bbl" means barrel and "Bbls" means barrels.
     "Bcf" means billion cubic feet.
     "BCFE" means billion cubic feet of natural gas equivalent.
     "BOPD" means barrels of oil per day.
     "Btu" means British Thermal Unit.
     "EPA" means Environmental Protection Agency.
     "FERC" means the Federal Energy Regulatory Commission.
     "MBbls" means thousand barrels.
     "Mcf" means thousand cubic feet of natural gas equivalent.
     "MMBbls" means million barrels.
     "MMBtu" means million Btus.
     "MMcf" means million cubic feet.
     "MMCFE" means million cubic feet of natural gas equivalent.
     "NGPA" means the Natural Gas Policy Act of 1978, as amended.
     "Present Value of Future Net Revenues" or "Present Value of Proved
      Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.
     "Tcf" means trillion cubic feet.

                         INDEX OF CERTAIN DEFINED TERMS

                            TERM                              PAGE
                            ----                              ----
Acquiring Person............................................   13
AMEX........................................................   16
Board Withdrawal Event......................................   84
Cairn Special Meeting.......................................    1
Cairn and TMRC Projections..................................   39
Cairn Common Stock..........................................    1

Cairn Comparable Companies..................................   36
Cairn Material Adverse Effect...............................   79
Cairn Right.................................................   91
Cairn Rights Agreement......................................   91
Cairn Rights Agreement Amendment............................   92
Cairn Rights Plan...........................................   25
Closing Date................................................   11
Code........................................................   14
Commission..................................................    5
Conversion Ratio............................................    1
Converted Shares............................................   77
DCF.........................................................   40
DCF Analysis................................................   35
DGCL........................................................   21
EBITDA......................................................   36
Exchange Date...............................................    2
Exchange Agent..............................................   10
GECO........................................................   22
HSR Act.....................................................   14
Independent Director........................................   11
LL&E........................................................   55
Material Breach Event.......................................   84
Merger......................................................    1
Merger Agreement............................................    1
Merger Premium Analysis.....................................   37
Merrill Lynch...............................................   10
Nasdaq......................................................    1
NGPA........................................................   60
NYSE........................................................    1
OCS.........................................................   24
Out-of-Pocket Expenses......................................   84
Paying Party................................................   12
Purchase Price..............................................   88
Registration Statement......................................    5
SEC PV-10%..................................................   39
Securities Act..............................................    1
Shareholder Approval Event..................................   83
Special Committee...........................................   24
Stock Plans.................................................   11
Sub.........................................................    1
Superior Proposal Event.....................................   83
Superior Takeover Proposal..................................   12
Takeover Proposal...........................................   12
TBCA........................................................   21
Termination Fee.............................................   12

                            TERM                              PAGE
                            ----                              ----
TMRC Articles...............................................   15
TMRC Board..................................................   31
TMRC Common Stock...........................................    1
TMRC Comparable Companies...................................   36
TMRC Material Adverse Effect................................   79
TMRC Special Meeting........................................    1
WTI.........................................................   59

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 3, 1997 (this "Agreement"), by and among The Meridian Resource Corporation, a corporation formed under the laws of the State of Texas ("Parent"), C Acquisition Corp, a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of Parent ("Sub"), and Cairn Energy USA, Inc., a corporation formed under the laws of the State of Delaware (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved, and the Company has declared advisable and in the best interests of its stockholders, the merger of Sub with and into the Company (the "Merger"), pursuant to the terms and conditions set forth in this Agreement;

     WHEREAS, pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 1.08 shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock");

     WHEREAS, for federal income or tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Certificate of Merger" shall have the meaning set forth in Section 2.2.

     "Certificates" shall have the meaning set forth in Section 3.2(b).

     "Closing" and "Closing Date" shall have the meaning set forth in Section
4.1.

     "Company Benefit Plan" shall have the meaning set forth in Section 6.10(a).

     "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

     "Company DISCLOSURE SCHEDULE" shall have the meaning set forth in the introductory sentence of Article VI.

     "Company Financial Statements" shall have the meaning set forth in Section 6.5(d).

     "Company Material Adverse Change" or "Company Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided, however, that the terms "Company Material Adverse Change" and "Company Material Adverse

Effect" shall not include economic, political or legal changes affecting the oil and gas industry as a whole, general changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons now owned or hereafter acquired.

     "Company Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of the Company.

     "Company Required Consents" shall mean all required third-party consents or other approvals set forth in the Company DISCLOSURE SCHEDULE.

     "Company Required Statutory Approvals" shall have the meaning set forth in
Section 6.4(c).

     "Company SEC Reports" shall have the meaning set forth in Section 6.5(b).

     "Company Special Committee" shall mean the Special Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company.

     "Company Special Meeting" shall have the meaning set forth in Section 9.4(b)(i).

     "Company Stockholders' Approval" shall have the meaning set forth in
Section 6.13.

     "Confidentiality Agreements" shall have the meaning set forth in Section 9.1(b).

     "Conversion Ratio" shall have the meaning set forth in Section 3.1(b).

     "Converted Shares" shall have the meaning set forth in Section 3.2(b).

     "Defensible Title" shall mean such good and indefeasible title to the Major Oil and Gas Interests which (a) entitles or will entitle the Company or Parent, as the case may be, to receive and retain, without suspension, reduction or termination not less than the Net Revenue Interests set forth in Exhibit A-1 or A-2 (as the case may be), through plugging, abandonment and salvage of all wells comprising or included in such Major Oil and Gas Interests and all wells now or hereafter producing from or attributable to such Major Oil and Gas Interests, of all Hydrocarbons produced from or attributable to the parties' respective Major Oil and Gas Interests, (b) obligates or will obligate the parties, as the case may be, to bear costs and expenses relating to the maintenance, development, and operations of their respective Major Oil and Gas Interests, through plugging, abandonment and salvage of all wells comprising or included in such Major Oil and Gas Interests and all wells now or hereafter producing from or attributable to such Major Oil and Gas Interests, not greater than the Working Interests set forth in Exhibit A-1 or A-2 (as the case may be), and (c) except for Permitted Encumbrances, is free and clear of all liens, security interests, pledges, collateral assignments, charges, Hydrocarbon sales or processing contracts or options, options or calls on production, preferential purchase rights or options, restrictions, conditions, reservations, encumbrances, encroachments, defaults, irregularities, deficiencies and defects.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "DISCLOSURE SCHEDULES" shall mean the Parent DISCLOSURE SCHEDULE and the Company DISCLOSURE SCHEDULE, collectively.

     "DLJ" shall have the meaning set forth in Section 6.14.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "Environmental Claims" shall mean, with respect to any person, (A) any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by or from any person or entity, (including any Governmental Authority), or (B) any oral information provided by a Governmental Authority that written action of the type described in the foregoing clause is in process, which (in case of either (A) or (B)) alleges potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Parent or any of its Subsidiaries or Joint Ventures (for purposes of

Section 5.11) or by the Company or any of its Subsidiaries or Joint Ventures (for purposes of Section 6.11), (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

     "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Permits" shall have the meaning set forth in Section 5.11.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

     "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law and
(c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Parent or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 5.11) or in which the Company or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 6.11).

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hydrocarbons" shall have the meaning set forth in Section 5.12.

     "Joint Proxy Statement" shall have the meaning set forth in Section 5.8(a)(ii).

     "Joint Proxy/Registration Statement" shall have the meaning set forth in
Section 9.2(a)(i).

     "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity; provided, however, that the term "Joint Venture" shall not include operating agreements, exploration alliances or other similar arrangements relating to or associated with exploration and development of Oil and Gas Interests not involving the sharing of equity in a legal entity.

     "Major Oil and Gas Interests" shall mean those Oil and Gas Interests owned by the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, which are set out and described in Exhibit A-1 or A-2, respectively, hereto.

     "Net Revenue Interest" shall mean the decimal interest in and to all Hydrocarbons produced, saved and sold from or attributable to any Oil and Gas Interest after giving effect to all valid lessors' royalties, overriding royalties and/or other non-expense bearing burdens against production.

     "Oil and Gas Interests" shall have the meaning set forth in Section 5.12.

     "Out-of-Pocket Expenses" shall have the meaning set forth in Section
11.3(a).

     "Parent Benefit Plan" shall have the meaning set forth in Section 5.10(a).

     "Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

     "Parent DISCLOSURE SCHEDULE" shall have the meaning set forth in the introductory sentence of Article V.

     "Parent Financial Statements" shall have the meaning set forth in Section 5.5(d).

     "Parent Material Adverse Change" or "Parent Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided, however, that the terms "Parent Material Adverse Change" and "Parent Material Adverse Effect" shall not include economic, political or legal changes affecting the oil and gas industry as a whole, general changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons now owned or hereafter acquired.

     "Parent Preferred Stock" shall have the meaning set forth in Section
5.3(a).

     "Parent Required Consents" shall mean all required third-party consents or other approvals set forth in the Parent DISCLOSURE SCHEDULE.

     "Parent SEC Reports" shall have the meaning set forth in Section 5.5(b).

     "Parent Special Meeting" shall have the meaning set forth in Section 9.4(a)(i).

     "Parent Stockholders' Approval" shall have the meaning set forth in Section 5.13.

     "Permitted Encumbrances" shall mean: with respect to the Company, the Parent or any of their respective Subsidiaries, as the case may be, (a) liens arising under operating agreements securing payments of amounts not yet delinquent and of a type and nature customary in the oil and gas industry; (b) liens arising as a result of pooling and unitization agreements, declarations, orders or laws securing payments of amounts not yet delinquent; (c) liens securing payments to mechanics and materialmen, not yet delinquent, and liens securing payment of taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (d) conventional rights of reassignment obligating the Company or the Parent, as the case may be, to reassign its interest in any portion of the Major Oil and Gas Interests to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest; (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, shipping fairways, and other rights in respect of surface operations, and pipelines, grazing, logging, canals, ditches, reservoirs, streets, alleys, highways, telephone lines, power lines, railways and other surface uses and impediments on, over or in respect of any of the Major Oil and Gas Interests that are not such as to interfere materially with the operation, value or use of any of such Major Oil and Gas Interests; (f) calls on or preferential rights to purchase production at not less than prevailing prices; (g) covenants, conditions and other terms which the Major Oil and Gas Interests were subject to when acquired by the Company, the Parent, or any of their respective Subsidiaries, as the case may be, that are not such as to interfere materially with the operation, value, or use of such Major Oil and Gas Interests; (h) such title defects as the Company or the Parent, as the case may be, has expressly waived in writing; (i) liens, encumbrances and claims to be released at the Closing or which are described in the DISCLOSURE SCHEDULES;
(j) rights reserved to or vested in any federal, municipality or governmental, tribal, statutory or public authority to control or regulate any of the Major Oil and Gas Interests in any manner, and all applicable laws, rules and orders of any federal, municipality or governmental or tribal authority; (k) existing terms and provisions of Leases; (l) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Major Oil and Gas Interests ("Encumbrances") which would not have a material adverse effect on the operation, value or use of such Major Oil and Gas Interests and (m) lessors' royalties or net profit shares, overriding royalties, and division orders and sales contracts covering the Hydrocarbons, reversionary interests and similar burdens which do not operate to reduce the Net Revenue Interest of any Major Oil and Gas Interest below the net revenue interest set out in Exhibit A-1 or A-2 (as the case may be), and which do not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on the operation, value, or use of any such Major Oil and Gas Interest.

     "Registration Statement" shall have the meaning set forth in Section 5.8(a)(i).

     "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or mitigation into the atmosphere, soil, subsurface, surface water, groundwater or property.

     "Representatives" shall have the meaning set forth in Section 9.1.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Stock Plan" shall have the meaning set forth in Section 9.10.

     "Sub Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Sub taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided, however, that the term "Sub Material Adverse Effect" shall not include economic, political or legal changes affecting the oil and gas industry as a whole, changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons now owned or hereafter acquired.

     "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity; provided, however, that the term "subsidiary" shall not include any corporation or other entity the assets of which have a book or fair value less than $100,000.

     "Superior Takeover Proposal" with respect to a party means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of that party then outstanding or all or substantially all of the assets of that party on terms that the Board of Directors of that party determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to that party's stockholders than the Merger.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Takeover Proposal," with respect to a party, shall mean (i) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving such party or any of its material Subsidiaries, (ii) any proposal or offer to acquire from a party in any manner, directly or indirectly, any equity or voting securities of that party in excess of 15% of the equity voting securities of that party or any Subsidiary thereof or a material amount of the assets of that party and its Subsidiaries, taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of that party by tender offer, exchange offer or otherwise more than 15% of the outstanding common stock of that party; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transaction between the Company and Parent that may be proposed as contemplated hereby.

     "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any

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

expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

     "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Parent or any of its Subsidiaries on the one hand, or the Company or any of its Subsidiaries on the other hand.

     "Violation" shall have the meaning set forth in Section 5.4(b).

     "Working Interest" shall mean the decimal interest in the full and entire leasehold estate in any Oil and Gas Interest and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as the interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 2.2 Effective Time of the Merger. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in Article X and otherwise to effect the consummation of the Merger as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in Article X shall have been satisfied or waived, the parties hereto will (i) file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Parent and the Company shall agree shall be specified in the Certificate of Merger (the "Effective Time").

     SECTION 2.3 Certificate of Incorporation. The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time, until duly amended, except that Article I of such Certificate shall be deemed to be amended at the Effective Time to read as follows: "The name of the Corporation is Cairn Energy USA, Inc."

     SECTION 2.4 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time, until duly amended.

     SECTION 2.5 Directors of the Surviving Corporation. The individuals listed as such in Exhibit B attached hereto shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.6 Officers of the Surviving Corporation. The individuals listed as such in Exhibit C shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.7 Effects of Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 thereof.

                                  ARTICLE III

                              CONVERSION OF SHARES

     SECTION 3.1 Effect Of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Sub:

     (a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Sub or any Subsidiary of Parent or held in the treasury of the Company shall be canceled and cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 3.1(a)) shall be converted into 1.08 shares (the "Conversion Ratio") of duly authorized, validly issued, fully paid and nonassessable common stock, par value $.01 per share, of the Parent ("Parent Common Stock"). Upon such conversion, all such shares of Company Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of Parent Common Stock to be issued in consideration therefor and any cash in lieu of fractional shares of Parent Common Stock upon the surrender of such certificate in accordance with Section 3.2.

     (c) Treatment of Common Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 3.2  Exchange of Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent") certificates representing shares of Parent Common Stock required to effect the conversions referred to in Section 3.1(b).

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into shares of Parent Common Stock pursuant to Section 3.1(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article III. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity, as Parent or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of Parent Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right

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

to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 3.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder pursuant to Section 3.2(d), until the holder of record of such Certificate shall surrender such Certificate as contemplated by Section 3.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of Parent Common Stock.

     (d) No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part multiplied by the average of the daily closing price of Parent Common Stock, rounded to four decimal places, as reported under New York Stock Exchange in The Wall Street Journal for each of the first 20 consecutive days on which the New York Stock Exchange is open for trading in the period commencing 20 trading days prior to the Closing Date.

     (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any Company Common Stock shall thereafter be made. If after the Effective Time any certificates evidencing shares of Company Common Stock are presented to the Parent's transfer agent for registration of transfer, they shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock and the cash amount, if any, determined in accordance with this
Article III.

     (f) Termination of Duties of Exchange Agent. Any certificates representing Parent Common Stock deposited with the Exchange Agent pursuant to Section 3.2(a) and not exchanged within one year after the Effective Time pursuant to this
Section 3.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to Parent for payment of any funds to which such holder may be entitled, subject to applicable law. None of Parent, the Company or the Surviving Corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 3.3 Adjustments to Prevent Dilution. Subject to the requirements of Article VIII hereof, in the event that prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock or Company Common Stock, as the case may be, as a result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the Conversion Ratio shall be equitably adjusted to eliminate the effects of such event, and all references to the Conversion Ratio in this Agreement shall be deemed to be to the Conversion Ratio as so adjusted.

     SECTION 3.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or conform of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE IV

                                  THE CLOSING

     SECTION 4.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202 at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article X is fulfilled or waived, or at such other time and date and place as Parent and the Company shall mutually agree (the "Closing Date").

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth in the Parent DISCLOSURE SCHEDULE attached hereto as Exhibit D (the "Parent DISCLOSURE SCHEDULE"), Parent represents and warrants to the Company as follows:

     SECTION 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and Properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, individually or in the aggregate, will not have a Parent Material Adverse Effect.

     SECTION 5.2  Subsidiaries.

     (a) Section 5.2 of the Parent DISCLOSURE SCHEDULE sets forth a list as of the date hereof of all Subsidiaries and Joint Ventures of Parent, including the name of each such entity and the state or jurisdiction of its incorporation.

     (b) All of the issued and outstanding shares of capital stock of each Subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     SECTION 5.3  Capitalization.

     (a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock").

     (b) As of the close of business on June 30, 1997, 14,393,308 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. As of the close of business on June 30, 1997, 60,000 shares of Parent Common Stock were held by Parent in its treasury.

     (c) All of the issued and outstanding shares of the capital stock of Parent are validly issued, fully paid, nonassessable and free of preemptive rights.

     (d) At the close of business on June 30, 1997, (i) 1,187,867 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options and awards under Parent's employee and director stock plans as described in the Parent Disclosure Schedule, (ii) 1,769,522 shares of Parent Common Stock were reserved for issuance upon exercise of Parent's outstanding warrants as described in the Parent Disclosure Schedule and (iii) 961,158 shares of Parent Common Stock were reserved for future awards under Parent's 1995 Long Term Incentive Plan and 1997 Long Term Incentive Plan.

     (e) There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or any of its Subsidiaries or other voting securities of Parent or any of its Subsidiaries obligating Parent or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.

     SECTION 5.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a) Authority.

          (i) The Board of Directors of Parent has approved the Merger Agreement. Parent has all requisite power and authority to enter into this Agreement and, subject to the approval of the issuance of shares of Parent Common Stock pursuant to the Merger (the "Share Issuance") by the stockholders of Parent and Parent Required Statutory Approvals, to consummate the Merger and the other transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to approval of the Share Issuance by the Stockholders of Parent.

          (iii) This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

     (b) Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of, Parent or any of its Subsidiaries or, to the knowledge of Parent, its Joint Ventures, under any provisions of:

          (i) the articles of incorporation, bylaws or similar governing documents of Parent or any of its Subsidiaries or Joint Ventures;

          (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any

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

          Governmental Authority applicable to Parent or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets or business as presently conducted;

          (iii) any Major Oil and Gas Interest of Parent and its Subsidiaries;
     or

          (iv) subject to obtaining the Parent Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii), (iii) and (iv) such Violations as would not, in the aggregate, have a Parent Material Adverse Effect.

          (c) Statutory Approvals. Except for (i) filing by Parent of a pre-merger notification report form under the HSR Act, (ii) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Registration Statement and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities in other states in which Parent is qualified to do business, no declaration, filing, or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice, obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     (d) Compliance.

          (i) Except as disclosed in the Parent SEC Reports, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of its Joint Ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and would not have, a Parent Material Adverse Effect.

          (ii) The Parent, its Subsidiaries and, to the knowledge of Parent, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not have a Parent Material Adverse Effect.

     SECTION 5.5  Reports and Financial Statements.

     (a) Since December 31, 1993, the filings required to be made by Parent and its Subsidiaries under the Securities Act or the Exchange Act have been filed with the SEC as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and Parent and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

     (b) Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or any of its Subsidiaries with the SEC since December 31, 1993 (such documents as filed, and any and all amendments thereto, the "Parent SEC Reports").

     (c) The Parent SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by Parent with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

     (d) The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of Parent included in all forms, reports, or other documents filed by Parent with the SEC after the date hereof will be prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of Parent as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

     (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of Parent, as in effect on the date hereof, have been delivered to the Company.

     SECTION 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Except as set forth in the Parent SEC Reports, from December 31, 1996 through the date hereof Parent and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been (i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Parent's capital stock, (ii) (A) any granting by Parent or any of its Subsidiaries to any executive officer of Parent or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by Parent or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by Parent or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect or (iv) the occurrence or existence of any other fact or condition that would have a Parent Material Adverse Effect.

     (b) Neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of Parent or reflected in the notes thereto for the year ended December 31, 1996, or (ii) that were incurred after December 31, 1996 in the ordinary course of business and would not have a Parent Material Adverse Effect.

     SECTION 5.7 Litigation. Except as set forth in the Parent SEC Reports, there are no claims, suits, actions or proceedings, pending or, to the knowledge of Parent, threatened, nor are there, to the knowledge of Parent, any investigations or reviews pending or threatened against, relating to or affecting Parent or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its Subsidiaries or Joint Ventures, that would have a Parent Material Adverse Effect.

     SECTION 5.8  Registration Statement and Joint Proxy Statement.

     (a) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in

          (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of capital stock of Parent in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact with respect to Parent or its Subsidiaries required to be stated therein or necessary to make the statements therein with respect to Parent or its Subsidiaries not misleading, and

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

          (ii) the joint proxy statement, at the date mailed to such stockholders and, as the same may be amended or supplemented, at the time of such meetings, in definitive form relating to the meetings of the stockholders of the Company and Parent, respectively, to be held in connection with the Merger and the prospectus relating to the Parent Common Stock to be issued in the Merger (the "Joint Proxy Statement"), will contain any untrue statement of a material fact or omit to state any material fact with respect to Parent and its Subsidiaries necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Each of the Registration Statement and the Joint Proxy Statement, as of such respective dates, will comply (with respect to Parent and its Subsidiaries) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     SECTION 5.9  Tax Matters.

     (a) Parent and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, and
(ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established.

     (b) As of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against Parent or any of its Subsidiaries for any alleged deficiency in Tax, and none of Parent or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (c) Parent has established adequate accruals for Taxes and for any liability for deferred Taxes in the Parent Financial Statements in accordance with GAAP.

     SECTION 5.10  Employee Matters.

     (a) Benefit Plans. With respect to all the employee benefit plans and arrangements maintained for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries (collectively, the "Parent Benefit Plans"), except as set forth in the Parent SEC Reports and except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) none of the Parent Benefit Plans is a "multi-employer plan" within the meaning of ERISA;
(ii) none of the Parent Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law;
(iii) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Parent Benefit Plan; (iv) each Parent Benefit Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) neither Parent nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Parent Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Parent Benefit Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Parent Benefit Plan. Except as set forth in Schedule 5.10(a) of the Parent DISCLOSURE SCHEDULE, neither Parent nor any of its Subsidiaries has any Parent Benefit Plan or any employment or severance agreement with any of its employees.

     (b) Labor Matters. (i) Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of Parent, threatened, with regard to employees of Parent or any of its Subsidiaries; (iii) there is no labor strike, slowdown, work stoppage or other labor controversy in effect, or, to the knowledge of the executive officers of Parent, threatened against or involving Parent or any of its Subsidiaries that has, or would be reasonably likely to have, a Parent Material Adverse Effect;
(iv) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of Parent, are there any campaigns being conducted to solicit cards from the employees of Parent or any of its Subsidiaries to authorize representation by any labor organization; (v) neither Parent nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of Parent or any of its Subsidiaries; (vi) Parent and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) Parent and its Subsidiaries are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 5.11 Environmental Protection. Except as disclosed in the Parent SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all applicable environmental, health and safety permits and authorizations (collectively, "Environmental Permits"); (ii) there are no Environmental Claims against Parent or any of its Subsidiaries; and
(iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by Parent or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

     SECTION 5.12 Engineering Reports. All information supplied to Ryder Scott Petroleum Engineers, an independent petroleum engineer, by or on behalf of Parent and its Subsidiaries that was material to such engineer's review of Parent's estimates of oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Parent and its Subsidiaries in connection with the preparation of the oil and gas reserve engineering report concerning the Oil and Gas Interests of Parent and its Subsidiaries as of December 31, 1996 reviewed by Ryder Scott Petroleum Engineers (the "Parent Engineering Report") was (at the time supplied or as modified or amended prior to the issuance of the Parent Engineering Report) true and correct in all material respects. For purposes of this Agreement "Oil and Gas Interests" means, when used with respect to Parent and each of its Subsidiaries or the Company, as the case may be, direct and indirect interests in and rights with respect to oil, gas, helium, carbon dioxide, mineral, and related properties and assets of any kind and nature, direct or indirect, including leasehold, working, royalty and overriding royalty interests, production payments, operating rights, net profit interests, other nonworking interests, and nonoperating interests; all interests in and rights with respect to oil, condensate, gas, casinghead gas, helium, carbon dioxide and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, revisionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmissions, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1996, and except for changes (including changes in commodity prices) generally affecting the oil and gas industry on a nationwide basis, there has been no Parent Material Adverse Change regarding the matters addressed in the Parent Engineering Report.

     SECTION 5.13 No Vote Required. The approval of the Share Issuance by the affirmative vote of holders of a majority of the shares of Parent Common Stock entitled to vote on such matter at the Parent Special Meeting (the "Parent Stockholders' Approval") is the only vote of the holders of any class or series of the capital stock of Parent required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 5.14 Insurance. Parent and each of its Subsidiaries is, and has been continuously since December 31, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Parent and its Subsidiaries during such time period. Neither Parent nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Parent and its Subsidiaries are valid and enforceable policies.

     SECTION 5.15 Ownership of Company Common Stock. Parent does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Company Common Stock.

     SECTION 5.16 No Loss of Title to Interests. No suit, action or other proceeding (including, without limitation, tax, environmental or development demands proceedings) is pending, or to the best of Parent's knowledge threatened, which might result in loss of title to any of Parent's Major Oil and Gas Interests. Parent shall promptly notify the Company of any such proceeding which may arise or be threatened prior to the Closing. No action, suit or proceeding is currently pending to which Parent is a party or to which any of Parent's assets are subject which relates to the ownership or operations of Parent's Major Oil and Gas Interests.

     SECTION 5.17  Title to Major Oil and Gas Interests.

     (a) Parent has, or will have as of the Closing Date, Defensible Title to all of Parent's and Parent's Subsidiaries will have as of The Closing Date, Defensible Title to all of Parent's Subsidiaries', Major Oil and Gas Interests except for such defects in Parent's and its Subsidiaries' Defensible Title that will not, individually or in the aggregate, affect the aggregate value of such Major Oil and Gas Interests by an amount in excess of $1 million.

     (b) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to Parent's and its Subsidiaries' Major Oil and Gas Interests have been properly and timely paid, except (i) for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Parent's or its Subsidiaries' rights in such Major Oil and Gas Interests and (ii) such failures as would not have a Parent Material Adverse Effect.

     (c) Except for such defaults that would not result in a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in default (and there exists no event or circumstance which with notice or the passage of time or both could constitute a default by Parent or its Subsidiaries) under the terms of any leases, farmout agreements or other contracts or agreements respecting Parent's or its Subsidiaries' Major Oil and Gas Interests which could
(i) interfere in any material respect with the operation or use thereof, (ii) prevent Parent or its Subsidiaries from receiving the proceeds of production attributable to their interest therein, (iii) result in a cancellation of Parent's or Subsidiaries' interest therein, or (iv) impair the value of parent's or Subsidiaries' interest therein.

     SECTION 5.18  Material Contracts and Agreements.

     (a) All material contracts of Parent or its Subsidiaries have been included in the Parent SEC Reports, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

     (b) Section 5.18 of the Parent Disclosure Schedule sets forth a list of all written or oral contracts, agreements or arrangements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to Parent's Annual Report on Form 10-K for the year ending December 31, 1997 and which have not previously been included as exhibits in the Parent SEC Reports.

     SECTION 5.19 Opinion of Financial Advisor. Parent has received the written opinion (the "Merrill Lynch Opinion") of Merrill Lynch & Co. ("Merrill Lynch"), on the date hereof, to the effect that, as of the date hereof, the Conversion Ratio is fair from a financial point of view to the Parent.

     SECTION 5.20 Accounting Matters. To the best of Parent's knowledge, neither the Parent nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that (without giving

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

effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Parent from accounting for the business combination to be effected by the Merger as a pooling of interest.

     SECTION 5.21 State Takeover Statutes; Absence of Supermajority Provision. Parent has taken all action to assure that no state takeover statute or similar statute or regulation, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Parent Stockholders' Approval, no other stockholder action on the part of Parent is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of Parent's Articles of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of Parent would, directly or indirectly, restrict or impair the ability of the Parent or the Company to consummate the Merger nor will any such provisions restrict or impair the ability of the stockholders of the Company to exercise the same rights to vote or otherwise exercise the same rights as the other stockholders of Parent in the event that the stockholders of the Company were to acquire securities of Parent.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company DISCLOSURE SCHEDULE attached hereto as Exhibit E (the "Company DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent as follows:

     SECTION 6.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware, and each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing, under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulators approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failure which, individually or in the aggregate, will not have a Company Material Adverse Effect.

     SECTION 6.2  Subsidiaries.

     (a) Section 6.2 of the Company DISCLOSURE SCHEDULE sets forth a description as of the date hereof of all Subsidiaries and Joint Ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and the Company's interest therein.

     (b) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     SECTION 6.3  Capitalization.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

     (b) As of the close of business on June 30, 1997, 17,566,356 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of the close of business on June 30, 1997, no shares of Company Common Stock or Company Preferred Stock are held by the Company in its treasury or owned by any of the Company's Subsidiaries.

     (c) All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights.

     (d) At the close of business on June 30, 1997, (i) 908,167 shares of Company Common Stock were reserved for issuance pursuant to outstanding options under the employee and director stock plans as described in the Company Disclosure Schedule, and (ii) 484,833 shares of Company Common Stock were reserved for future awards under the Company's employee and director stock option plans as described in the Company Disclosure Schedule.

     (e) There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

     SECTION 6.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a) Authority.

          (i) The Board of Directors of the Company has declared the Merger fair to and advisable and in the best interests of the stockholders of the Company. The Company has all requisite power and authority to enter into this Agreement and, subject to Company Stockholders' Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement and, subject to obtaining the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

          (iii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     (b) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Joint Ventures, under any provisions of

          (i) the certificate of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries or Joint Ventures;

          (ii) subject to obtaining the Company Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets;

          (iii) any Major Oil and Gas Interest of the Company or its Subsidiaries; or

          (iv) subject to obtaining the Company Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii), (iii) and (iv) such Violations as would not, in the aggregate, reasonably likely have a Company Material Adverse Effect.

     (c) Statutory Approvals. Except for (i) filing by the Company of a pre-merger Notification Report form under the HSR Act, (ii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities in other states in which the Company is qualified to do business, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     (d) Compliance.

          (i) Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its Joint Ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a Company Material Adverse Effect.

          (ii) The Company, its Subsidiaries and, to the knowledge of the Company, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary, to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have a Company Material Adverse Effect.

     SECTION 6.5  Reports and Financial Statements.

     (a) Since December 31, 1993, the filings required to be made by the Company and its Subsidiaries under the Securities Act or the Exchange Act have been filed with the SEC as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and the Company and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

     (b) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1993, (such documents as filed, and any and all amendments thereto, the "Company SEC Reports").

     (c) The Company SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by the Company with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of the Company as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

     (e) True, accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof, have been delivered to Parent.

     SECTION 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Except as set forth in the Company SEC Reports, from December 31, 1996 through the date hereof the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been (i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (ii) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect or (iv) any other fact or condition exists that would reasonably likely have a Company Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 31, 1996, or (ii) that were incurred after December 31, 1996 in the ordinary course of business and would not reasonably likely have a Company Material Adverse Effect.

     SECTION 6.7 Litigation. Except as set forth in the Company SEC Reports, there are no claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened, nor are there, to the knowledge of the Company, any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries or Joint Ventures, that would have, or would reasonable likely have, a Company Material Adverse Effect.

     SECTION 6.8  Registration Statement and Joint Proxy Statement.

     (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in

          (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

          (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is mailed to the stockholders of the Company and Parent and, as the same may be amended or supplemented, at the time of the meetings of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact with respect to the Company or its Subsidiaries necessary in order to make the statements therein with respect to the Company or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

     (b) Each of the Registration Statement and the Joint Proxy Statement, as of such respective dates, will comply (with respect to the Company and its Subsidiaries) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.9  Tax Matters.

     (a) The Company and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, and
(ii) paid all

Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established.

     (b) As of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against the Company or any of its Subsidiaries for any alleged deficiency in Tax, and none of the Company or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (c) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial Statements in accordance with GAAP.

     SECTION 6.10  Employee Matters.

     (a) Benefit Plans. With respect to all the employee benefit plans and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the "Company Benefit Plans"), except as set forth in the Company SEC Reports and except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) none of the Company Benefit Plans is a "multi-employer plan" within the meaning of ERISA;
(ii) none of the Company Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law;
(iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Benefit Plan; (iv) each Company Benefit Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Company Benefit Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Company Benefit Plan. Except as set forth in Schedule 6.10(a) of the Company DISCLOSURE SCHEDULE, neither the Company nor any of its Subsidiaries has any Company Benefit Plan or any employment or severance agreement with any of its employees.

     (b) Labor Matters. (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries; (iii) there is no labor strike, slowdown, work stoppage or other labor controversy in effect, or, to the knowledge of the executive officers of the Company, threatened against or involving the Company or any of its Subsidiaries that has, or would be reasonably likely to have, a Company Material Adverse Effect; (iv) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of the Company, are there any campaigns being conducted to solicit cards from the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization; (v) neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) the Company and its Subsidiaries are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 6.11 Environmental Matters. Except as disclosed in the Company SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental

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Laws and the terms and conditions of all applicable Environmental Permits, (ii)
there are no Environmental Claims against the Company or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by the Company or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

     SECTION 6.12 Engineering Reports. All information supplied to Ryder Scott Company, an independent petroleum engineering firm, by or on behalf of the Company that was material to such firm's review of the Company's estimates of oil and gas reserves attributable to the Oil and Gas Interests of the Company in connection with the preparation of the oil and gas reserve engineering report concerning the Oil and Gas Interests of the Company as of December 31, 1996 (the "Company Engineering Report"), was (at the time supplied or as modified or amended prior to the issuance of the Company Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1996, and except for changes (including changes in commodity prices) generally affecting the oil and gas industry on a nationwide basis, there has been no Company Material Adverse Change regarding the matters addressed in the Company Engineering Report.

     SECTION 6.13 Vote Required. The approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the "Company Stockholders' Approval") is the only vote of holders of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 6.14 Opinion of Financial Advisor. The Company has received the written opinion (the "DLJ Opinion") of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), on the date hereof, to the effect that, as of the date hereof, the Conversion Ratio is fair from a financial point of view to the holders of Company Common Stock.

     SECTION 6.15 Insurance. The Company and each of its Subsidiaries is, and has been continuously since December 31, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

     SECTION 6.16 Ownership of Parent Common Stock. The Company does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Parent Common Stock.

     SECTION 6.17 No Loss of Title to Interests. No suit, action or other proceeding (including, without limitation, tax, environmental or development demands proceedings) is pending, or to the best of the Company's knowledge threatened, which might result in loss of title to any of the Company's Major Oil and Gas Interests. The Company shall promptly notify Parent of any such proceeding which may arise or be threatened prior to the Closing. No action, suit or proceeding is currently pending to which the Company is a party or to which any of the Company's assets are subject which relates to the ownership or operations of the Company's Major Oil and Gas Interests.

     SECTION 6.18  Title to Major Oil and Gas Interests.

     (a) The Company has, or will have as of the Closing Date, Defensible Title to all of the Company's and its Subsidiaries' Major Oil and Gas Interests, except for such defects in the Company's and its Subsidiaries' Defensible Title that will not individually or in the aggregate, affect the value of such Major Oil and Gas Interests by an amount in excess of $1 million.

     (b) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to Company's and its Subsidiaries' Major Oil and Gas Interests have been properly and timely paid, except (i) for payments held in suspense for title or other reasons which are customary in the industry and

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which will not result in grounds for cancellation of Company's or its
Subsidiaries' rights in such Major Oil and Gas Interests and (ii) such failures as would not have a Company Material Adverse Effect.

     (c) Except for such defaults that would not result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default (and there exists no event or circumstance which with notice or the passage of time or both could constitute a default by the Company or its Subsidiaries) under the terms of any lease, farmout agreements or other contracts or agreements respecting the Company's or its Subsidiaries' Major Oil and Gas Interests which could (i) interfere in any material respect with the operation or use thereof, (ii) prevent the Company or its Subsidiaries from receiving the proceeds of production attributable to their interest therein, (iii) result in cancellation of the Company's interest therein, or (iv) impair the value of the Company's or its Subsidiaries' interest therein.

     SECTION 6.19  Material Contracts and Agreements.

     (a) All material contracts of the Company or its Subsidiaries have been included in the Company SEC Reports, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

     (b) Section 6.19 of the Company Disclosure Schedule sets forth a list of all written or oral contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1997, and which have not previously been included as exhibits in the Company SEC Reports.

     SECTION 6.20 Accounting Matters. To the best of its knowledge, neither the Company nor any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would present Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 6.21 State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Company Stockholders' Approval, no other stockholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

                                  ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 7.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

     SECTION 7.2 Capital Structure. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights and are owned by Parent free and clear of all liens, claims and encumbrances.

     SECTION 7.3 Authority; Non-Contravention. Sub has all requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The

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

execution and delivery of this Agreement by Sub, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provisions of (i) the Certificate of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrance that, individually or in the aggregate, would not have a Sub Material Adverse Effect, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                  ARTICLE VIII

                     CONDUCT OF BUSINESS PENDING THE MERGER

     After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, comply with the provisions of this Article VIII.

     Section 8.1 Ordinary Course of Business. Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

     SECTION 8.2 Dividends. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to:

     (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to Parent or its Subsidiaries or to the Company or its Subsidiaries, as the case may be, and other than (i) the declaration and payment, if desirable by Parent, of Parent Common Stock purchase rights having terms substantially similar to those previously described to the Company and provided further that in all events the Parent Common Stock issued in the merger shall provide the holders thereof with the same rights and benefits as the holders of Parent Common Stock as of the date hereof.

     (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

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

     (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

          (i) intercompany acquisitions of capital stock, or

          (ii) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

     SECTION 8.3 Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, and the Company shall not, and shall not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

     (a) the issuance of common stock or other securities by Parent or the Company pursuant to the plans and arrangements listed in their respective DISCLOSURE SCHEDULES, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms,

     (b) existing outstanding securities and rights to acquire securities of Parent and those permitted by Section 8.2, or

     (c) issuances by a wholly owned Subsidiary of its capital stock to Parent or the Company, as the case may be.

     SECTION 8.4 Charter Documents. Parent and the Company shall not amend or propose to amend their respective articles of incorporation or bylaws in any way adverse to the other, except to the extent that any document setting forth the terms of a series of preferred stock permitted to be issued in accordance with this Article VIII constitutes an amendment to their respective articles of incorporation.

     SECTION 8.5 No Acquisitions. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, any assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that involves a transaction exceeding $15,000,000 in the aggregate, except with the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Parent and the Company may acquire Oil and Gas Interests in the ordinary course of business consistent with prior practice. Notwithstanding the foregoing, except for acquisitions of Oil and Gas Interests in the ordinary course of business consistent with prior practice, in no event shall any acquisition, merger, consolidation or purchase of any assets or business from an Affiliate of Parent or its subsidiaries, or the Company or the subsidiaries (as applicable) be permitted without the consent of the other party hereto.

     SECTION 8.6 Capital Expenditures. Except as required by law, Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties and drilling of exploratory and development wells in the ordinary course of business consistent with prior practice and the acquisition of seismic data and processing and interpretation equipment in the ordinary course of business consistent with prior practice.

     SECTION 8.7 No Dispositions. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice; provided, however, this Section shall not prohibit ordinary course of business transfers of properties in connection with the establishment of exploration arrangements, including farmouts and similar arrangements.

     SECTION 8.8 Indebtedness. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness

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

(including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

     (a) short-term indebtedness in the ordinary course of business consistent with past practice,

     (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, or

     (c) borrowings under existing credit facilities.

     SECTION 8.9 Compensation, Benefits. Except as described in Section 8.9 of the Parent Disclosure Schedule except as may be required by applicable law or as contemplated by this Agreement, Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by Parent or the Company, as the case may be, or their respective Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of Parent or the Company, as the case may be, or their respective Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Parent or the Company, as the case may be, or their respective Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

     SECTION 8.10 Accounting. No party shall, nor shall any party permit any of its Subsidiaries to make any changes in its or their accounting methods, except as required by law, rule, regulation or GAAP or that would adversely affect the ability of Parent to account for the Merger as a pooling of interests.

     SECTION 8.11 Tax-Free Status. No party shall knowingly, nor shall any party knowingly permit any of its Subsidiaries to, take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

     SECTION 8.12 Insurance. Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries.

     SECTION 8.13 Cooperation, Notification. Each of Parent and the Company shall and shall cause its Subsidiaries (directly or acting through its parent company representative) to:

     (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations,

     (b) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise), prospects or results of operations,

     (c) advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably likely have a Parent Material Adverse Effect, a Sub Material Adverse Effect or a Company Material Adverse Effect, and

     (d) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

     SECTION 8.14 Third-Party Consents. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents or Company Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all Parent Required Consents or Company Required Consents, as the case may be, obtained by such party.

     SECTION 8.15 Permits. Each of Parent and the Company shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which such party operates.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

     SECTION 9.1  Access to Information.

     (a) Upon reasonable notice, each of Parent and the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including, but not limited to, Tax Returns, but excluding (i) that information that is restricted by applicable confidentiality and secrecy agreements, (ii) that information that a party may be restricted from disclosing under applicable law, (iii) the corporate proceedings of Parent or the Company (as the case may be) in considering the Merger, and (iv) minutes of meetings of the Company's Special Committee, and, during such period, each shall, and shall cause its Subsidiaries to, furnish promptly to the other:

          (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

          (ii) all information concerning itself, its Subsidiaries, directors, officers and stockholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement.

     (b) Without limiting the application of the Confidentiality Agreement, dated June 24, 1997, between Parent and the Company (the "Company
Confidentiality Agreement") and the Confidentiality Agreement between Parent and the Company (the "Parent Confidentiality Agreement" and together with the Company Confidentiality Agreement, the "Confidentiality Agreements"), all documents and information furnished pursuant to Section 9.1(a) (ii) shall be subject to the Confidentiality Agreements.

     SECTION 9.2  Joint Proxy Statement and Registration Statement.

     (a) Preparation and Filing.

          (i) As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together the "Joint Proxy/Registration Statement").

          (ii) The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

          (iii) The parties shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky," or securities laws; provided, however, that none of the Company, Parent or Sub shall be required to resister or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which it will not, following the Merger, be so subject.

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

          (iv) Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement.

          (v) No representation, warranty, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement.

          (vi) The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.

          (vii) The parties shall take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in the Merger to be approved for listing on the New York Stock Exchange.

     (b) Letter of the Company's Accountants. Following receipt by Ernest & Young, LLP, the Company's independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of Ernst & Young, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

     (c) Letter of Parent's Accountants. Following receipt by Ernst & Young, LLP, Parent's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Parent shall use its best efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

     SECTION 9.3  Regulatory Matters.

     (a) HSR Filings. Each party hereto shall, in cooperation with the other, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Each party hereto shall notify the other immediately upon receiving any request for additional information from either of such agencies with respect to such filings and shall respond promptly to any such requests.

     (b) Other Regulatory Approvals.

          (i) Each party hereto shall cooperate and use its reasonable best efforts promptly to prepare and file all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approvals.

          (ii) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

          (iii) The Company and Parent shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

     SECTION 9.4  Stockholder Approval.

     (a) Approval of Parent Stockholders. Parent shall, as promptly as reasonably practicable after the date hereof

          (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Special Meeting") for the purpose of securing the Parent Stockholders' Approval,

          (ii) distribute to its stockholders the Joint Proxy Statement in accordance with applicable federal and state law, and its Articles of Incorporation and Bylaws,

          (iii) recommend to its stockholders the approval of the Share Issuance, and

          (iv) cooperate and consult with the Company with respect to each of the foregoing matters, provided that nothing contained in this Section 9.4(a) shall require the Board of Directors of Parent to take any action or refrain from taking any action that such Board determines in good faith after consultation with and based on the advice of outside counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

     (b) Approval of the Company Stockholders. The Company shall, as promptly as reasonably practicable after the date hereof,

          (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") for the purpose of securing the Company Stockholders' Approval,

          (ii) distribute to its stockholders the Joint Proxy Statement in accordance with applicable federal and state laws, and its Certificate of Incorporation and Bylaws,

          (iii) recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

          (iv) cooperate and consult with Parent with respect to each of the foregoing matters, provided that nothing contained in this Section 9.4(b) shall require the Board of Directors of the Company to take any action or refrain from taking any action that such Board determines in good faith after consultation with and based on the advice of outside counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

     SECTION 9.5  Directors' and Officers' Indemnification.

     (a) Indemnification. To the fullest extent not prohibited by law, Parent agrees that for a period of six (6) years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of the Company and its Subsidiaries (at the Effective Time) (each an "Indemnified Party") as provided for in their respective certificate of incorporation or bylaws shall continue in full force and effect. After the Effective Time, Parent will consent to the establishment by the Surviving Corporation and its Subsidiaries of such additional indemnification arrangements in favor of the Surviving Corporation and its Subsidiaries' directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of Parent for all events or actions occurring subsequent to the Effective Time.

     (b) Successors. In the event that the Parent or any of its successors or assigns

          (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

          (ii) transfers all or substantially all of its properties and assets to any person,

then and in each such case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 9.5.

          (c) The provisions of this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     SECTION 9.6  Disclosure Schedules.

          (a) On or prior to the date of this Agreement, the Company shall have delivered to Parent the Company DISCLOSURE SCHEDULE and Parent shall have delivered to the Company the Parent DISCLOSURE SCHEDULE.

          (b) The DISCLOSURE SCHEDULES, when so delivered, shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein.

          (c) Any and all statements, representations, warranties or disclosures set forth in the DISCLOSURE SCHEDULES shall be deemed to have been made on and as of the date of this Agreement.

          (d) Without limiting the application of the Confidentiality Agreements, the parties shall use their best efforts to keep the DISCLOSURE SCHEDULES confidential.

     SECTION 9.7 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 9.8 Rule 145 Affiliates. Parent shall have received from the Company a list of such Persons, if any, that Parent, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent on or prior to the Closing Date an undertaking by each Affiliate in form satisfactory to Parent ("Affiliate Letters") that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the Parent Common Stock to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any Parent Common Stock received or to be received pursuant to the Merger until such time as final results of operations of Parent covering at least 30 days of combined operations of Parent and the Company have been published, (iii) no Parent Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act and (iv) such Affiliate agrees that appropriate legends shall be placed upon the certificates evidencing ownership of Parent Common Stock that such person receives as a result of the merger.

     SECTION 9.9 Employment Agreement Consultation. Parent and the Company shall consult with each other prior to entering into, or amending, any individual employment or severance agreements after the date hereof as contemplated or permitted in accordance with Section 8.9. Each of Parent and the Company shall promptly furnish to the other, upon reasonable request by the other, detailed information, together with underlying documentation with respect to all such existing or proposed individual employment or severance agreements or amendments thereto.

     SECTION 9.10  Stock Option and Bonus Plans.

     The following provisions shall apply to each stock option plan, stock bonus plan and similar plans of the Company under which the delivery of Company Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan", and all of which are described in Section 9.10 of the Company DISCLOSURE SCHEDULE):

     (a) The Company shall take such action as may be necessary so that from and after the date hereof, except as set forth in the Company DISCLOSURE SCHEDULE, no further grants of stock, options, or other rights shall be made under any Stock Plan, and after the Effective Time, outstanding options to purchase shares of Company Common Stock shall be exercisable to purchase a number of shares of Parent Common Stock as may be determined by applying the Conversion Ratio set forth in Article III hereof.

     (b) In the event after the Effective Time outstanding options are exercisable in shares of Parent Common Stock as described in 9.10(a), Parent shall

          (i) to the extent required under applicable SEC rules, take all corporate action necessary or appropriate to obtain stockholder approval at an annual meeting selected by Parent with respect to such Stock Plan to the extent such approval is required to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act,

          (ii) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon exercise of options under such Stock Plan which are outstanding on the date hereof,

          (iii) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Parent Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to the extent such filing is required under applicable law, and use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such options remain outstanding, and

          (iv) take such action as may be reasonably required to cause the shares of Parent Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to be approved for listing on the New York Stock Exchange.

     SECTION 9.11  No Solicitations.

     (a) No party hereto shall, and each such party shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of a party, whether or not such Person is purporting to act on behalf of the Party or otherwise, shall be deemed to be a material breach of this Agreement by that party.

     (b) Parent and the Company shall notify the other orally and in writing of any such inquiries, offers or Takeover Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof.

     (c) Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

     (d) Notwithstanding anything in this Section 9.11 to the contrary:

          (i) The Company may, prior to the vote of the stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in
     Section 9.1(b) hereof to the extent that the Board of Directors of the Company determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law.

          (ii) Parent may, prior to the vote of shareholders of the Parent for the approval of the Merger (and not thereafter if the Merger is approved thereby), in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(8) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in
     Section 9.1(b) hereof to the extent that the Board of Directors of Parent determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law.

          (iii) The Company may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced in 9.11(d)(i) above) with any Person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and (ii) the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) following the Company's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

          (iv) Parent may engage in discussions and negotiations (but may not enter into any binding agreement regarding a takeover Proposal other than the confidentiality agreement referenced in 9.11(d)(ii) above) with any Person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and (ii) Parent may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

     SECTION 9.12  No Withdrawal of Recommendation.

     (a) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 11.1(a), (b), (c), (d), or (h), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of the Company may withdraw or modify its approval or Recommendation of this Agreement or the Merger.

     (b) Neither the Board of Directors of Parent nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 11.1(a), (b), (c), (d), or (g), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company the approval or recommendation by the Board of Directors of Parent or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of Parent receives a Takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of Parent may withdraw or modify its approval or recommendation of this Agreement or the Merger.

     SECTION 9.13 Expenses. Subject to Section 11.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally, by the Company and Parent.

     SECTION 9.14 Employee Benefit Matters. Following the Closing, Parent shall maintain the level of benefits provided to the employees and all former employees of the Company and its Subsidiaries that is in effect as of the date hereof (other than benefits under any Stock Plans) until Parent shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees within the Parent system.

     SECTION 9.15  Covenant to Satisfy Conditions.

     (a) Each of Parent, Sub and the Company shall take all reasonable actions necessary, to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

     (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, Parent, Sub and the Company shall each use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to Parent Stockholders' Approval and the Company Stockholders' Approval), including fully cooperating with the other in obtaining the Parent Required Statutory Approvals, the Company Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

     SECTION 9.16 Accounting Matters. Neither the Company nor Parent shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 9.17 Independent Director. Parent agrees that on or before the ninetieth (90th) day after the Effective Time (the "Election Date") it shall either (i) elect to its Board of Directors an independent director who is not an Affiliate of the Parent nor a person whose business relationship with the Parent during the preceding three years would require disclosure during any year pursuant to Item 404 of Regulation S-K under the Securities Act of 1933 (an "Independent Director") or (ii) elect as a director of Parent a person to be agreed upon by Company and Parent for a term from the Election Date until the Parent's annual meeting to be held in 1998, and at such annual meeting elect an Independent Director.

     SECTION 9.18 Additional Agreements. Parent shall terminate (or cause the Company to terminate) the employment contract by and between the Company and each person listed on Schedule 9.18 (individually, an "Employee") pursuant to section 5.3 of each such contract (termination without due cause), and as a result of such termination, each Employee shall have the rights provided in his contract, including without limitation section 6.3 and section 7 thereof. The termination of an Employee hereunder shall occur on the ninetieth (90th) day after the Effective Time; provided, however, an Employee and Parent may mutually agree to enter into an employment contract and waive the requirements of this
Section 9.18.

                                   ARTICLE X

                                   CONDITIONS

     SECTION 10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger or cause the Merger to be effected shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
Section 11.5:

     (a) Stockholder Approval. The Company Stockholders' Approval and the Parent Stockholders' Approval shall have been obtained.

     (b) No Injunction or Damages. No suit, action or other proceeding shall be pending by any Governmental Authority in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, and no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger or ordering damages in connection therewith shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

     (d) Listing of Shares. The shares of Parent Common Stock issuable in the Merger pursuant to Article III and Section 9.10 shall have been approved for listing on the New York Stock Exchange upon official notice of issuance.

     (e) Statutory Approvals. The Company Required Statutory Approvals, the Parent Required Statutory Approvals and any clearance under the HSR Act or matters related thereto shall have been obtained at or prior to the Effective Time (or all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated), any such approvals shall have become or resulted in Final Orders at or prior to the Effective Time, and no such Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a Parent Material Adverse Effect or a Company Material Adverse Effect.

     SECTION 10.2 Conditions to Obligation of Parent to Effect Merger. The obligation of Parent to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 11.5:

     (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 10.2(a), (b) and (d) have been satisfied.

     (d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Company Material Adverse Effect.

     (e) Tax Opinion. Parent shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to Parent, which opinion may be based on appropriate representations of Parent and the Company, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization transaction described in Code Section 368.

     (f) Opinion of Jenkens & Gilchrist, a Professional Corporation. Parent shall have received an opinion of Jenkens & Gilchrist, a Professional Corporation, in form and substance satisfactory to Parent, addressed to Parent and dated the Closing Date, which opinion may be based on appropriate representations of the Company.

     (g) Company Required Consents. The Company Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Company Material Adverse Effect.

     (h) Pooling Accounting. Parent and Company shall have received a letter from Ernst & Young, LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

     (i) Fairness Opinion. The Merrill Lynch Opinion shall not have been withdrawn.

     (j) Affiliate Letters. The Company shall have delivered to Parent the Affiliate Letters.

     SECTION 10.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 11.5.

     (a) Performance of Obligations of Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 10.3(a), (b) and (d) have been satisfied.

     (d) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Parent Material Adverse Effect.

     (e) Tax Opinion. The Company shall have received an opinion of Jenkens & Gilchrist, a professional corporation, in form and substance satisfactory to the Company, which opinion may be based on appropriate representations of Parent and the Company, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization transaction as described in Code Section 368 and that the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

     (f) Opinion of Fulbright & Jaworski L.L.P. The Company shall have received an opinion of Fulbright & Jaworski L.L.P. in form and substance satisfactory to the Company, addressed to the Company and dated the Closing Date, which opinion may be based on appropriate representations of Parent.

     (g) Parent Required Consents. The Parent Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Parent Material Adverse Effect.

     (h) Fairness Opinion. The DLJ Opinion shall not have been withdrawn.

     (i) Pooling Accounting. Parent and Company shall have received a letter from Ernst & Young, LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

                                   ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the stockholders of the respective parties hereto contemplated by this Agreement:

     (a) by mutual written consent of the Boards of Directors of the Company and Parent;

     (b) by the Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that such date shall automatically be changed to February 28, 1998 if on December 31, 1997:

          (i) (A) the conditions set forth in Section 10.1(e) have not been satisfied or waived, (B) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied, and (C) any approvals required by Section 10.1(e) that have not yet been obtained are being pursued with diligence, provided, further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date; or

          (ii) the Company Stockholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof, or the Parent Stockholders' Approval shall not have been obtained at a duly held Parent Special Meeting, including any adjournments hereof;

     (c) by the Company or Parent, by written notice to the other party if the Company has failed to obtain the Company Stockholders' Approval at a duly held Company Special Meeting, including any adjournments thereof; or if the Parent Stockholders' Approval shall not have been obtained at a duly held Parent Special Meeting, including any adjournments thereof;

     (d) by the Company or Parent, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by the Company or Parent, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

     (e) by the Company, upon three (3) Business Days' prior notice to the Parent, if as a result of a Takeover Proposal with respect to the Company that the Board of Directors of the Company has determined to be a Superior Takeover Proposal, and the Board of Directors of the Company determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the Company shall advise Parent in writing of the determination by the Board of Directors of the Company that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such three (3) business day period Parent may propose to the Company an alternative transaction, and the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the Company to proceed with the transactions contemplated herein;

     (f) by Parent, upon three (3) Business Days' prior notice to the Company, if as a result of a Takeover Proposal with respect to Parent that the Board of Directors of Parent has determined to be a Superior Takeover Proposal and the Board of Directors of Parent determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, Parent shall advise the Company in writing of the determination by the Board of Directors of the Parent that the Parent has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such three (3) business day period, the Company may propose to the Parent an alternative transaction, and the Parent shall, and shall cause its respective financial and legal advisors to, negotiate with the Company in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable Parent to proceed with the transactions contemplated herein;

     (g) by Parent, by written notice to the Company, if

          (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder, and such breach shall not have been remedied within ten
     (10) business days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied, or

          (ii) the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal with respect to the Company.

     (h) by the Company, by written notice to Parent, if

          (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Parent hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied, or

          (ii) if the Board of Directors of Parent or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company the approval or recommendation by the Board of Directors of Parent of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal with respect to Parent.

     SECTION 11.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent pursuant to Section 11.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that

     (a) Section 9.1(b), Section 9.6(d), Section 9.13, Section 11.3 and Section
12.2 shall survive, and

     (b) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

SECTION 11.3  Certain Damages, Payments and Expenses.

     (a) Damages Payable Upon Termination for Breach or Withdrawal of Approval. If this Agreement is terminated pursuant to Sections 11.1(g) or Section 11.1(h), then the breaching party, or the Company if its board has withdrawn its recommendation, shall promptly (but not later than five (5) business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $1 million ("Out-of-Pocket Expenses"), provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

     (b) Other Company Termination Payments. (i) If this Agreement is terminated

          (A) pursuant to Section 11.1(e) (fiduciary out),

          (B) pursuant to Section 11.1(c) (failure to obtain stockholder approval), following a failure of the stockholders of the Company to grant the necessary approval described in Section 6.13 if at the time prior to the Company Special Meeting there shall have been a Takeover Proposal with respect to the Company and the Board of Directors of the Company has withdrawn its recommendation of this Agreement, or the Merger.

          (C) as a result of a material breach of Section 9.4 by the Company (approval of stockholders), or

          (D) pursuant to Section 11.1(g)(ii) (board withdrawal of approval),

and then the Company shall pay Parent a termination fee (the "Company Termination Fee") equal to $6.5 million, provided that the sum of the Company Termination Fee and the Out-of-Pocket Expenses paid to Parent pursuant to
Section 11.3(a) shall not exceed $7 million.

     (ii) In the event this Agreement is terminated pursuant to Section 11.1(c) because the Company has failed to obtain the Company Stockholders Approval, the Company also agrees to pay to Parent a fee equal to the Company Termination Fee, provided that the sum of the Company Termination Fee and the Out-of-Pocket Expenses paid to Parent pursuant to Section 11.3(a) shall not exceed $7 million, if (A) after the date hereof and before the Company Special Meeting, a Takeover Proposal with respect to the Company shall have been made by any Person or group of Persons (a "Company Acquiring Person"), (B) the stockholders of the Company shall not have approved the Merger at the Company Special Meeting and (C) at or prior to one (1) year after the date of termination of this Agreement, the Company Acquiring Person or any affiliate of the Company Acquiring Person shall have effected a Takeover Proposal (the "Company Alternative Transaction"). The Company Termination Fee payable under this Section 11.3(b)(ii) and the Out-of-Pocket Expenses shall be payable as a condition to the consummation of the Company Alternative Transaction.

     (c) Other Parent Termination Payments. (i) If this Agreement is terminated

          (A) pursuant to Section 11.1(f) (fiduciary out),

          (B) pursuant to Section 11.1(c) (failure to obtain stockholder approval), following a failure of the shareholders of the Parent to grant the necessary approval described in Section 5.13 if at the time prior to the Parent Special Meeting there shall have been a Takeover Proposal with respect to the Parent and the Board of Directors of the Parent has withdrawn its Recommendation of this Agreement or the Merger.

          (C) as a result of a material breach of Section 9.4 by the Parent (approval of shareholders), or

          (D) pursuant to Section 11.1(h)(ii) (board withdrawal of approval),

then the Parent shall pay the Company a termination fee (the "Parent Termination Fee") equal to $6.5 million, provided that the sum of the Parent Termination Fee and the Out-of-Pocket Expenses paid to the Company pursuant to Section 11.3(a) shall not exceed $7 million.

     (ii) In the event this Agreement is terminated pursuant to Section 11.1(c) because the Parent has failed to obtain the Parent Stockholder Approval, the Parent also agrees to pay to the Company a fee equal to the Parent Termination Fee, provided that the sum of the Parent Termination Fee and the Out-of-Pocket Expenses paid to the Company pursuant to Section 11.3(a) shall not exceed $7 million, if (A) after the date hereof and before the Parent Special Meeting, a Takeover Proposal with respect to the Parent shall have been made by any Person or group of Persons (a "Parent Acquiring Person"), (B) the stockholders of the Parent shall not have approved the Merger at the Parent Special Meeting and (C) at or prior to one (1) year after the date of termination of this Agreement, the Parent Acquiring Person or any affiliate of the Parent Acquiring Person shall have effected a Takeover Proposal (the "Parent Alternative Transaction"). The Parent Termination Fee payable under this Section 11.3(c)(ii) and the Out-of-Pocket Expenses shall be payable as a condition to the consummation of the Parent Alternative Transaction.

     (d) Expenses.

          (i) The parties agree that the agreements contained in this Section
     11.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

          (ii) If one party fails to promptly pay to the other any amounts due under this Section 11.3, such defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Chase Manhattan Bank in effect from time to time from the date such fee was required to be paid.

     (e) Limitation of Company Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by the Company and its affiliates pursuant to Section 11.3(a) and Section 11.3(b) shall not exceed $7 million.

     (f) Limitation of Parent Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by the Parent and its affiliates pursuant to Section 11.3(a) and Section 11.3(c) shall not exceed $7 million.

     SECTION 11.4  Amendment.

     (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the stockholders of Parent or the Company and prior to the Effective Time, but after such approvals, no such amendment shall

          (i) alter or change the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article II, or

          (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Company Common Stock or Parent Common Stock.

     (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 11.5 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     SECTION 12.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Merger, except the covenants and agreements contained in this Section 12.1 and in Article III (Conversion of Shares),
Section 9.1(b) (Access to Information), Section 9.5 (Directors' and Officers Indemnification), Section 9.10 (Incentive, Stock and Other Plans), Section 9.14 (Employee Benefit Matters), Sections 11.2 and 11.3 (Certain Damages, Payments and Expenses) and Section 12.7 (Parties In Interest), each of which shall survive in accordance with its terms.

     SECTION 12.2  Brokers.

     (a) The Company represents and warrants that, except for DLJ, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     (b) Parent represents and warrants that, except for Merrill Lynch & Co and Chase Manhattan Bank, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

        (i)   if to the Company:

            Cairn Energy USA, Inc.
            8115 Preston Road, Suite 500
            Dallas, Texas 75225
            Attention: Michael R. Gilbert, President and
                     Chief Executive Officer
              Fax: (214) 369-2864

              with a copy to:

            Jenkens & Gilchrist, a Professional Corporation
            1445 Ross Avenue, Suite 3200
            Dallas, Texas 75202
            Attention: William P. Bowers, Esq.
            Fax: (214) 855-4300

        (ii)  if to Parent or Sub:

            The Meridian Resource Corporation
            15995 N. Barkers Landing, Suite 300
            Houston, Texas 77079
            Attention: Joseph A. Reeves, Jr., Chairman and
                     Chief Executive Officer
              Fax: (281) 558-5595

            with a copy to:

            Fulbright & Jaworski L.L.P.
            1301 McKinney Street, Suite 5100
            Houston, Texas 77010
            Attention: Curtis W. Huff
            Fax: (713) 651-5246

     SECTION 12.4  Miscellaneous.

     (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

     SECTION 12.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the Words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

     SECTION 12.6 Counterparts; Effect. This Agreement may he executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 12.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in Section 9.5, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 12.9 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            THE MERIDIAN RESOURCE
                                            CORPORATION

                                            By:  /s/ JOSEPH A. REEVES, JR.

                                              ----------------------------------
                                              Name: Joseph A. Reeves, Jr.
                                              Title: Chief Executive Officer

                                            C ACQUISITION CORP

                                            By:  /s/ JOSEPH A. REEVES, JR.

                                              ----------------------------------
                                              Name: Joseph A. Reeves, Jr.
                                              Title: Chief Executive Officer

                                            CAIRN ENERGY USA, INC.

                                            By:   /s/ MICHAEL R. GILBERT

                                              ----------------------------------
                                              Name: Michael R. Gilbert
                                              Title: President

                                                                      ANNEX B


                                   July 3, 1997
Board of Directors
The Meridian Resource Corporation
15995 N. Barkers Landing
Suite 300
Houston, TX  77079

Members of the Board of Directors:

         Cairn Energy USA, Inc. (the "Company"), The Meridian Resource Corporation (the "Acquiror") and CE Acquisition Co., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), will be converted into the right to receive 1.08 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares").

         You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the Acquiror.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

         (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Acquiror, as well as Reserve Reports prepared by Ryder Scott Company Petroleum Engineers ("Ryder Scott") for each of the Company and the Acquiror furnished to us by the Acquiror;

         (3) Conducted discussions with members of senior management and representatives, including a representative of Ryder Scott, of the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

         (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

         (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

         (8)     Reviewed the potential pro forma impact of the Merger;

         (9)     Reviewed a draft dated July 2, 1997 of the Agreement; and


         (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast and reserve and production related information furnished to us by the Acquiror and discussed with us by the Acquiror and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

         Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

         We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, the payment of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares, as well as the Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Company or the Acquiror as to how such shareholder should vote on the proposed Merger.

         We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

         On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Acquiror.


                                        Very truly yours,




                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                  INCORPORATED

                                                                      APPENDIX C

                                  July 3, 1997

Board of Directors
Special Committee of Board of Directors
Cairn Energy USA, Inc.
8115 Preston Road
Suite 500
Dallas, TX 75225

Dear Sirs:

     Your have requested our opinion as to the fairness from a financial point of view to the stockholders of Cairn Energy USA, Inc. (the "Company") of the Exchange Ratio (as hereinafter defined) pursuant to the terms of the draft Agreement and Plan of Merger, dated as of June 25, 1997 (the "Agreement"), by and among The Meridian Resource Corporation ("TMR"), CE Acquisition Co., a wholly-owned subsidiary of TMR, and the Company (the "Merger"). Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") will be converted into the right to receive 1.08 shares (the "Exchange Ratio") of common stock, $0.01 par value per share, of TMR ("TMR Common Stock").

     In arriving at our opinion, we have reviewed the draft Agreement dated June 25, 1997. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and TMR including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements was certain financial projections of the Company for the period beginning January 1, 1997, and ending December 31, 1999, prepared by the management of the Company and certain financial projections of TMR for the period beginning January 1, 1997, and ending December 31, 1999, prepared by the management of TMR. In addition, we have compared certain financial and securities data of the Company and TMR with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of TMR Common Stock and Company Common Stock and such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and TMR or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and TMR as to the future operating and financial performance of the Company and TMR, respectively. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

Board of Directors
Special Committee of Board of Directors
Cairn Energy USA, Inc.
Page 2

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, except as provided in this letter agreement, dated July 3, 1997, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which TMR Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceeds with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of business and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                          By: /s/  MICHAEL V. JOHNSON
                                             -------------------------------
                                             Michael V. Johnson
                                             Managing Director







                                      C-2